As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-128940

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sprint Nextel Corporation
(Exact name of registrant as specified in its charter)

Kansas	48-0457967
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Leonard J. Kennedy, Esq.
General Counsel
Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Lisa A. Stater, Esq.
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
(404) 521-3939
     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated November 23, 2005
Prospectus
SPRINT NEXTEL CORPORATION
Consent Solicitation and Offer to Guarantee
Series B First Priority Senior Secured Floating Rate Notes due 2010
($125,000,000 principal amount outstanding)
(CUSIP No. 90338R AF 1)
and
10% Series B Second Priority Senior Secured Notes due 2012
($235,000,000 principal amount outstanding)
(CUSIP No. 90338R AG 9)
of
US UNWIRED INC.
The consent solicitation will expire at 5:00 p.m.,
New York City time, on                     , 2005, unless extended.

      We are offering to fully and unconditionally guarantee the above notes of our subsidiary, US Unwired Inc., in return for your consent to proposed amendments to the indentures under which the notes were issued. The guarantees will be issued if the holders of a majority in aggregate principal amount of each of the classes of the above notes consent to the proposed amendments. These proposed amendments would amend certain covenants contained in the indentures governing the above notes to provide us with the operational flexibility to integrate more effectively US Unwired’s business with ours and substitute certain reports we file with the Securities and Exchange Commission, or SEC, for those of US Unwired. If we receive the required consents, and the guarantees are issued, our guarantees of your notes will rank equal to all of our other existing and future senior unsecured indebtedness.
      For a discussion of factors you should consider before you decide whether to consent, see “Risk Factors” beginning on page 12.
       The expiration date for the consent solicitation is 5:00 p.m., New York City time, on                     , 2005 unless extended.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
      The solicitation agent for the consent solicitation is:
Bear, Stearns & Co. Inc.

The date of this prospectus is                     , 2005

REFERENCES TO ADDITIONAL INFORMATION
      As used in this prospectus, “we,” “us” or “our” refers to Sprint Nextel Corporation (formerly known as Sprint Corporation), “US Unwired” refers to US Unwired Inc., our wholly owned subsidiary, and “Nextel Communications” or “Nextel” refers to Nextel Communications, Inc. prior to its merger with and into one of our wholly owned subsidiaries and, thereafter, to that subsidiary as the surviving corporation in that merger (which was renamed Nextel Communications, Inc.), in each case, together with such corporation’s subsidiaries. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may obtain documents that we filed with the SEC and incorporated by reference into this prospectus by requesting the documents, in writing or by telephone, from the SEC or from:

Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia 20191
Attention: Investor Relations
Telephone: (703) 433-4300

i

PROSPECTUS SUMMARY
      This summary highlights basic information about us, US Unwired, the consent solicitation and the guarantees, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes included in and incorporated by reference into this prospectus.
Overview
Sprint Nextel

2001 Edmund Halley Drive Reston, Virginia 20191 (703) 433-4000
      On August 12, 2005, Nextel Communications merged with one of our wholly owned subsidiaries. In connection with the merger, we changed our name from Sprint Corporation to Sprint Nextel Corporation. We offer a comprehensive range of wireless and wireline communications services to consumer, business and government customers. We are widely recognized for developing, engineering and deploying innovative technologies, including wireless networks offering mobile data services, instant national and international push-to-talk capabilities, and a global Tier 1 Internet backbone. In connection with the merger, we announced our intention to spin-off our local telecommunications business. We expect the spin-off to be completed in the first half of 2006.
US Unwired

901 Lakeshore Drive Lake Charles, Louisiana 70601 (337) 436-9000
      US Unwired is principally engaged in the ownership and operation of wireless communications. It is a personal communications services, or PCS, provider and has the exclusive right to provide wireless services under the Sprint® brand name within its service area. On August 12, 2005, we concluded our tender offer for and accepted for payment all of US Unwired’s common stock validly tendered and, thereafter, completed the acquisition of US Unwired by merging one of our wholly owned subsidiaries with US Unwired.
      Although the indentures governing the Series B First Priority Senior Secured Floating Rate Notes due 2010 and 10% Series B Second Priority Senior Secured Notes due 2012 contain provisions that generally require US Unwired to make an offer to repurchase these notes upon a change in control, our acquisition of US Unwired did not trigger these provisions. Because we are a “permitted holder” of US Unwired’s stock under both indentures, our tender offer for US Unwired’s stock did not qualify as a “change of control” under the indentures. See “Description of the Amended Securities—Change of Control.” In addition, because US Unwired was the surviving entity in the subsequent merger that completed our acquisition, the merger was permitted under the merger covenants of both indentures and did not require US Unwired to offer to repurchase the notes. See “Description of the Amended Securities—Consolidation, Merger, Conveyance, Transfer or Lease.”
Use of Proceeds
      We will not receive any cash proceeds from the issuance of our guarantees.
The Consent Solicitation

The Notes	Series B First Priority Senior Secured Floating Rate Notes due 2010, or 2010 notes.

10% Series B Second Priority Senior Secured Notes due 2012, or 2012 notes.

The Consent Solicitation	We are soliciting consents from the holders of the 2010 notes and 2012 notes to the proposed amendments described below. See “The Consent Solicitation.” We will provide our guarantees if consents to the proposed amendments have been validly submitted and not withdrawn by holders of record of a majority in aggregate principal amount of each of the 2010 notes and 2012 notes, which together are referred to in this prospectus as the notes.

Record Date	November , 2005

Proposed Amendments	We are making the consent solicitation to amend certain covenants contained in the indentures governing the notes to provide us with the operational flexibility to integrate more effectively our and US Unwired’s businesses and substitute our financial reports that we file with the SEC for those of US Unwired. The proposed amendments would, among other things:

• modify the definition of “Asset Sale” to exclude specifically any transfer or sale of assets from US Unwired to us or any of our direct or indirect subsidiaries;

• modify the affiliate transactions covenant to permit US Unwired and its restricted subsidiaries to engage in transactions with us or any of our other subsidiaries, so long as such transactions are on terms that are no less favorable to US Unwired and its restricted subsidiaries than those that would have been obtained in comparable transactions by US Unwired and its restricted subsidiaries with an unrelated person, without having to obtain:

• an independent fairness opinion; or

• except in transactions above a certain dollar threshold, the approval of US Unwired’s board of directors; and

• permit US Unwired to provide our periodic reports and other information filed with the SEC to the holders of the notes, in lieu of separate reports and information relating only to US Unwired.

The Supplemental Indentures	The proposed amendments to the indentures would be set forth in supplemental indentures to be executed by US Unwired, its subsidiary guarantors and the trustee immediately following the expiration date, if the required consents have been obtained. If the proposed amendments become effective, each indenture, as amended, will apply to each holder of the corresponding notes, regardless of whether that holder delivered a consent to the proposed amendments.

Expiration Date; Waiver; Amendment; Termination	The consent solicitation will expire at 5:00 p.m., New York City time, on , , 2005, unless extended. We expressly reserve the right to waive or modify any term of, or terminate, the consent solicitation.

Required Consents	The proposed amendments to the indentures require the consent of the holders of a majority in aggregate principal amount of each of the 2010 notes and 2012 notes for the proposed amendments to either indenture to become operative. We may waive this requirement, however, for either the 2010 notes or 2012 notes, if we receive the required consents from the holders of only the 2010 notes or 2012 notes.

Revocation of Consents	A holder of notes may revoke a previously submitted consent at any time prior to the expiration date by following the procedures set forth herein.

Guarantees	We are offering to fully and unconditionally guarantee US Unwired’s payment obligations under both the 2010 notes and the indenture governing the 2010 notes, or the 2010 indenture, and the 2012 notes and the indenture governing the 2012 notes, or the 2012 indenture, on a senior, unsecured basis, if the proposed amendments to the indentures become effective. If the guarantees are issued and US Unwired cannot make any payment on either the 2010 notes or 2012 notes, we would be required to make the payment instead.

United States Federal Income Tax Considerations	Although the issue is not free from doubt, we believe that a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees. See “United States Federal Income Tax Considerations.”

Solicitation Agent	The solicitation agent for the consent solicitation is Bear, Stearns & Co. Inc.

Consent Agent	The consent agent for the consent solicitation is U.S. Bank National Association.

Information Agent	The information agent for the consent solicitation is Georgeson Shareholder Communications, Inc. Additional copies of this prospectus, the letter of consent and other related materials may be obtained from the information agent.

Risk Factors	You should read the “Risk Factors” section beginning on page 12 of this prospectus, as well as other cautionary statements included or incorporated by reference into this prospectus, to ensure that you understand the risks associated with the consent solicitation and the guarantees.

Selected Historical Financial Data of Sprint Nextel (formerly Sprint Corporation)
      The following table sets forth our selected historical financial data. The following data as of and for each of the five years ended December 31, 2004 have been derived from our audited consolidated financial statements. The consolidated financial statements for the year ended December 31, 2004 were audited by KPMG LLP and the consolidated financial statements for each of the four years ended December 31, 2003 were audited by Ernst & Young LLP. The statement of operations data for the nine months ended September 30, 2005 and 2004, and the balance sheet data as of September 30, 2005, have been derived from our unaudited consolidated financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The following information should be read together with our consolidated financial statements and the notes related to those financial statements, which are incorporated by reference into this prospectus. The information set forth below is not necessarily indicative of the results of future operations.

	As of or for the
	Nine Months Ended
	September 30,		As of or for the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In millions, except per share amounts and ratios)
Statement of Operations Data:
Net operating revenues	$23,384	$20,498	$27,428	$26,197	$26,679	$25,562	$23,166
Operating income (loss)(1)(2)	3,155	(1,273)	(303)	1,007	2,096	(910)	280
Income (loss) from continuing operations(1)(2)(3)	1,588	(1,449)	(1,012)	(292)	451	(1,599)	(788)
Net income (loss)(1)(2)(3)(4)(5)	1,588	(1,449)	(1,012)	1,290	610	(1,447)	41
Diluted earnings (loss) per common share from continuing operations(6)(7)	$0.91	$(1.02)	$(0.71)	$(0.21)	$0.32	$(1.16)	$(0.58)
Basic earnings (loss) per common share from continuing operations(6)(7)	$0.92	$(1.02)	$(0.71)	$(0.21)	$0.32	$(1.16)	$(0.58)
Diluted earnings (loss) per common share(6)(7)	$0.91	$(1.02)	$(0.71)	$0.91	$0.43	$(1.05)	$0.02
Basic earnings (loss) per common share(6)(7)	$0.92	$(1.02)	$(0.71)	$0.91	$0.43	$(1.05)	$0.02
Diluted weighted average common shares outstanding(6)(7)	1,745.0	1,433.8	1,433.4	1,415.3	1,403.8	1,381.7	1,364.1
Basic weighted average common shares outstanding(6)(7)	1,725.1	1,433.8	1,433.4	1,415.3	1,400.0	1,381.7	1,364.1
Dividends per common share	0.025	Note(8)	Note(8)	Note(8)	Note(8)	Note(8)	Note(8)
Balance Sheet Data:
Total assets	$101,315		$41,321	$42,675	$45,113	$45,619	$42,943
Property, plant and equipment, net(1)	30,591		22,628	27,101	28,565	28,786	25,166
Total debt (including short-term and long-term borrowings, equity unit notes and redeemable preferred stock)	25,545		17,451	19,407	22,273	22,883	18,975
Stockholders’ equity	51,532		13,521	13,113	12,108	12,450	13,596

(1)	During the nine months ended September 30, 2005, we recorded net charges reducing operating income by $421 million and income from continuing operations by $266 million. These charges related to merger integration costs, the impairment of various software applications, our organizational realignment initiatives and the termination of our web hosting service, as well as hurricane-related costs.

During the nine months ended September 30, 2004, we recorded net charges reducing operating income by $3.7 billion and income from continuing operations by $2.3 billion. These charges related primarily to the long distance network impairment and restructurings, as well as hurricane-related charges. These were partially offset by recoveries of fully reserved MCI Communications Corporation (formerly WorldCom, Inc., or WorldCom) receivables.

In 2004, we recorded net charges reducing operating income by $3.7 billion to an operating loss and reducing income from continuing operations by $2.3 billion to an overall loss from continuing operations. The charges related primarily to the long distance network impairment and restructurings partially offset by recoveries of fully reserved MCI receivables. The impairment of our long distance network assets, which was determined in accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, resulted in a pre-tax, non-cash charge of $3.5 billion. This charge was the result of the analysis of long distance business trends and projections that considered current industry and competitive conditions, recent regulatory rulings, evolving technologies and our strategy to expand our position as a leader in the development and delivery of subscriber solutions requiring transparent wireless and wireline connectivity. This charge reduced the net book value of our long distance property, plant and equipment by about 60%, to $2.3 billion.

In 2003, we recorded net charges reducing operating income by $1.9 billion and reducing income from continuing operations by $1.2 billion resulting in an overall loss from continuing operations. The charges related primarily to restructurings, asset impairments, and executive separation agreements, offset by recoveries of fully reserved MCI receivables.

In 2002, we recorded charges reducing operating income by $402 million and reducing income from continuing operations by $253 million. The charges related primarily to restructurings, asset impairments and expected loss on MCI receivables.

In 2001, we recorded charges reducing operating income by $1.8 billion to an operating loss and increasing the loss from continuing operations by $1.2 billion. The charges related primarily to restructurings and asset impairments.

In 2000, we recorded charges reducing operating income by $425 million and increasing the loss from continuing operations by $273 million. The charges related to the terminated WorldCom merger and asset impairments.

(2)	We adopted SFAS No. 142, Goodwill and Other Intangibles, on January 1, 2002. Accordingly, amortization of goodwill, spectrum licenses and trademarks ceased as of that date, because they are indefinite life intangibles.

(3)	During the nine months ended September 30, 2004, we recorded charges of $70 million, net, for premiums paid on the early retirement of debt and the recognition of deferred debt costs. These charges increased loss from continuing operations by $43 million.

In 2004, we recorded charges of $72 million, net, for premiums paid on the early retirement of debt and the recognition of deferred debt costs. These charges increased loss from continuing operations by $44 million.

In 2003, we recorded charges of $36 million, net, for premiums paid on the early retirement of debt and for the settlement of a securities class action lawsuit relating to the failed merger with WorldCom. Additionally, we recorded a $49 million tax benefit for the recognition of certain income tax credits and adjustments for state tax apportionments. In total, these items reduced loss from continuing operations by $27 million.

In 2002, we recorded charges of $134 million related to a write-down of an investment due to declining market value offset by gains on the sales of subscriber contracts and our investment in Pegaso Telecomunicaciones, S.A. de C.V. Additionally, we recognized a tax benefit related to capital losses not previously recognizable of $292 million. In total, these items reduced loss from continuing operations by $143 million.

In 2001, we recorded charges of $48 million, which increased the loss from continuing operations by $81 million. These amounts primarily included a write-down of an equity investment offset by a curtailment gain on the modification of certain retirement plan benefits and a gain on investment activities.

In 2000, we recorded charges of $68 million, which increased the loss from continuing operations by $74 million. The charges related primarily to write-downs of certain equity investments, offset by a gain from the sale of subscribers and network infrastructure to a PCS third party affiliate.

(4)	In 2003, we recorded an after-tax gain of $1.3 billion associated with the sale of our directory publishing business. In 2000, we sold our interest in a joint venture, which provided international long distance telecommunications services.

(5)	We adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The local telecommunications division historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, we recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a cumulative effect of change in accounting principle credit of $258 million, net of tax.

(6)	All per share amounts have been restated, for all periods before 2004, to reflect the recombination of the FON common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.50). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, employees stock purchase plan shares, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.

(7)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are antidilutive, both basic loss per share and diluted loss per share reflect the same calculation for the years ended December 31, 2004, 2003, 2001 and 2000.

(8)	Before the recombination of the two tracking stocks, shares of PCS common stock did not receive dividends. For each of the five years ended December 31, 2004, shares of FON common stock (before the conversion of shares of PCS common stock) received dividends of $0.50 per share. In the 2004 first quarter, shares of FON common stock (before the conversion of shares of PCS common stock) received a dividend of $0.125 per share. In the second, third and fourth quarters of 2004, shares of FON common stock, which included shares resulting from the conversion of shares of PCS common stock, received quarterly dividends of $0.125 per share.

Selected Historical Financial Data of Nextel Communications
      The following table sets forth selected historical financial data for Nextel Communications. The following data at and for each of the five years ended December 31, 2004 have been derived from Nextel Communications’ audited consolidated financial statements. The statement of operations data for the six months ended June 30, 2005 and 2004, and the balance sheet data as of June 30, 2005, have been derived from Nextel Communications’ unaudited consolidated financial statements. In the opinion of management, Nextel Communications’ unaudited condensed consolidated financial statements reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were of a normal recurring nature, except as described in the notes included in Nextel Communications’ financial statements for the six months ended June 30, 2005. The following information should be read together with Nextel Communications’ consolidated financial statements and the notes related to those financial statements, which are included in this prospectus. See “Index to Financial Statements.” The information set forth below is not necessarily indicative of the results of future operations.

	For the Six
	Months Ended
	June 30,		For the Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In millions, except per share amounts)
Statement of Operations Data:
Operating revenues	$7,427	$6,392	$13,368	$10,820	$8,721	$7,689	$5,714
Cost of revenues (exclusive of depreciation and amortization included below)	2,243	1,876	4,003	3,169	2,535	2,888	2,188
Selling, general and administrative	2,451	2,049	4,241	3,453	3,039	3,020	2,278
Restructuring and impairment charges	—	—	—	—	35	1,769	—
Depreciation and amortization	1,026	896	1,841	1,694	1,595	1,746	1,265

Operating income (loss)	1,707	1,571	3,283	2,504	1,517	(1,734)	(17)
Interest expense, net	(225)	(294)	(565)	(802)	(990)	(1,196)	(849)
(Loss) gain on retirement of debt, net of debt conversion costs	(37)	(51)	(117)	(245)	354	469	(127)
Gain on deconsolidation of NII Holdings, Inc.	—	—	—	—	1,218	—	—
Equity in earnings (losses) of unconsolidated affiliates, net	39	(2)	15	(58)	(309)	(95)	(152)
Other (expense) income, net	6	29	29	225	(39)	(223)	281
Income tax benefit (provision)	(361)	684	355	(113)	(391)	135	33

Net (loss) income	1,129	1,937	3,000	1,511	1,360	(2,644)	(831)
Gain (loss) on retirement of mandatorily redeemable preferred stock	—	—	—	(7)	485	—	—
Mandatorily redeemable preferred stock dividends and accretion	(16)	(4)	(9)	(58)	(211)	(233)	(209)

Income (loss) available to common stockholders	$1,113	$1,933	$2,991	$1,446	$1,634	$(2,877)	$(1,040)

Earnings (loss) per common share
Basic	$0.99	$1.74	$2.69	$1.38	$1.85	$(3.70)	$(1.38)

Diluted	$0.97	$1.67	$2.62	$1.34	$1.75	$(3.70)	$(1.38)

Weighted average number of common shares outstanding
Basic	1,125	1,108	1,111	1,047	884	778	756

Diluted	1,143	1,168	1,152	1,089	966	778	756

		As of December 31,
	As of June 30,
	2005	2004	2003	2002	2001	2000

	(Unaudited)
	(In millions)
Balance Sheet Data:
Total assets	$25,426	$22,744	$20,510	$21,477	$22,064	$22,686
Domestic long-term debt, capital lease and finance obligations, including current portion	$8,576	$8,549	$10,212	$12,550	$14,865	$12,212
Mandatorily redeemable preferred stock	$7	$108	$99	$1,015	$2,114	$1,881
      Highlighted below are certain transactions and factors that may be significant to an understanding of Nextel Communications’ financial condition and comparability of results of operations.
      NII Holdings. The information presented above that is derived from Nextel Communications’ consolidated financial statements includes the consolidated results of NII Holdings, Inc., or NII Holdings, through December 31, 2001. During 2001, NII Holdings recorded a non-cash pre-tax restructuring and impairment charge of $1,747 million in connection with its decision to discontinue funding one of its operating companies and the implementation of its revised business plan.
      In November 2002, NII Holdings, which before that time had been Nextel Communications’ substantially wholly owned subsidiary, completed its reorganization under Chapter 11 of the U.S. Bankruptcy Code, having filed a voluntary petition for reorganization in May 2002 in the U.S. Bankruptcy Court for the District of Delaware after it and one of its subsidiaries defaulted on credit and vendor finance facilities. Before its bankruptcy filing, NII Holdings was accounted for as one of Nextel Communications’ consolidated subsidiaries. As a result of NII Holdings’ bankruptcy filing in May 2002, Nextel Communications began accounting for its investment in NII Holdings using the equity method. In accordance with the equity method of accounting, Nextel Communications did not recognize equity losses of NII Holdings after May 2002, as it had already recognized $1,408 million of losses in excess of its investment in NII Holdings through that date. NII Holdings’ net operating results through May 2002 have been presented as equity in losses of unconsolidated affiliates, as permitted under the accounting rules governing a mid-year change from consolidating a subsidiary to accounting for the investment using the equity method. However, the presentation of NII Holdings in the financial statements as a consolidated subsidiary in 2001 has not changed from prior presentation. The following table provides the operating revenues and net loss of NII Holdings included in Nextel Communications’ consolidated results for 2001 and prior periods, excluding the impact of intercompany eliminations:

	2001	2000

Operating revenues	$680	$330
Net loss	2,497	417
      Upon NII Holdings’ emergence from bankruptcy in November 2002, Nextel Communications recognized a non-cash pre-tax gain on deconsolidation of NII Holdings in the amount of $1,218 million consisting primarily of the reversal of equity losses it had recorded in excess of its investment in NII Holdings, partially offset by charges recorded when it consolidated NII Holdings, including, among other items, $185 million of cumulative foreign currency translation losses. At the same time, Nextel Communications began accounting for its new ownership interest in NII Holdings using the equity method, under which Nextel Communications recorded its proportionate share of NII Holdings’ results of operations. In November 2003, Nextel Communications sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million.
      Operating Revenues and Cost of Revenues. Effective July 1, 2003, Nextel Communications adopted the provisions of Emerging Issues Task Force, or EITF, Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. Accordingly, for all handset sale arrangements entered into beginning in the third quarter 2003, Nextel Communications recognizes revenue and the related cost of revenue when title to the handset passes to the subscriber. Before July 1, 2003, in accordance with Staff Accounting Bulletin, or SAB, No. 101, Revenue Recognition in Financial Statements, Nextel Communications recognized revenue from handset sales and an equal amount of the related cost of revenue on a straight-line basis over the expected subscriber relationship period of 3.5 years, beginning when title to the handset passed to the subscriber. Therefore, the adoption of EITF Issue No. 00-21 resulted in increased handset revenues and cost of handset revenues in 2003 as compared to 2002.
      Nextel Communications elected to apply the provisions of EITF Issue No. 00-21 to its existing subscriber arrangements. Accordingly, on July 1, 2003, Nextel Communications reduced its current assets and liabilities by about $563 million and its noncurrent assets and liabilities by about $783 million, representing substantially all of the revenues and costs associated with the original sale of handsets that were deferred under SAB No. 101. Additional information regarding Nextel Communications’ adoption of EITF Issue No. 00-21 can be found in note 1 to the consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Adoption of SFAS No. 142. Effective January 1, 2002, Nextel Communications adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, Nextel Communications is no longer required to amortize goodwill and intangible assets with indefinite useful lives, which consist of Federal Communications Commission, or FCC, licenses. In the first quarter 2002, Nextel Communications incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to its net operating losses. This cumulative charge was required since Nextel Communications has significant deferred tax liabilities related to its FCC licenses that have a significantly lower tax basis than book basis. Additional information regarding the adoption of SFAS No. 142 can be found in note 5 to the consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Long-Term Debt, Preferred Stock and Finance Obligation. During the second quarter 2002 and continuing throughout 2003, 2004 and into 2005, Nextel Communications reduced its outstanding debt obligations through the redemption, purchase and retirement of some of its long-term debt and preferred stock. Nextel Communications used some of the proceeds from newly issued senior notes and a new term loan under the bank credit facility, together with its existing cash resources, to redeem and retire certain senior notes, then-existing term loans under the facility and preferred stock. These newly issued senior notes and the new term loan have lower interest rates and longer maturity periods than the notes and loans that were retired. Nextel Communications also issued shares of its class A common stock in exchange for some of its outstanding debt securities. Additional information can be found in note 6 to Nextel Communications’ consolidated financial statements included in this prospectus and note 3 to Nextel Communications’ condensed consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Income Tax Benefit (Provision). Nextel Communications maintains a valuation allowance that includes reserves against certain of its deferred tax asset amounts in instances where it determines that it is more likely than not that a tax benefit will not be realized. Nextel Communications’ valuation allowance has historically included reserves primarily for the tax benefit of net operating loss carryforwards, as well as for capital loss carryforwards, separate return net operating loss carryforwards and the tax benefit of stock option deductions relating to employee compensation. Before June 30, 2004, Nextel Communications had recorded a full reserve against the tax benefits relating to its net operating loss carryforwards because, at that time, Nextel Communications did not have a sufficient history of taxable income to conclude that it was more likely than not that it would be able to realize the tax benefits of the net operating loss carryforwards. Accordingly, Nextel Communications recorded in its income statement only a small provision for income taxes, as its net operating loss carryforwards resulting from losses generated in prior years offset virtually all of the taxes that Nextel Communications would have otherwise incurred.
      During 2004, based on Nextel Communications’ cumulative operating results and an assessment of its expected future operations, Nextel Communications concluded that it was more likely than not that it would be able to realize the tax benefits of its net operating loss carryforwards. Therefore, Nextel

Communications decreased the valuation allowance attributable to its net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, Nextel Communications decreased the valuation allowance attributable to the tax benefit of stock option deductions related to employee compensation and credited paid-in capital by $389 million. Also during 2004, Nextel Communications determined that it was more likely than not that it would utilize a portion of its capital loss carryforwards before their expiration. Accordingly, Nextel Communications decreased the valuation allowance primarily attributable to capital loss carryforwards by $212 million as a credit to tax expense. Additional information can be found in note 9 to Nextel Communications’ consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      For the six months ended June 30, 2005, Nextel Communications determined that it was more likely than not that it would utilize a portion of its capital loss carryforwards before their expiration. Accordingly, Nextel Communications decreased the valuation allowance attributable to capital loss carryforwards by $203 million. Additional information can be found in note 4 to Nextel Communications’ condensed consolidated financial statements included in this prospectus. See “Index to Financial Statements.”
      Other Income (Expense), Net. As discussed in note 3 to Nextel Communications’ consolidated financial statements, other income (expense), net in 2003 includes a $184 million gain on Nextel Communications’ sale of common stock of NII Holdings and a $39 million gain related to the redemption of the redeemable preferred stock that Nextel Communications held in Nextel Partners Inc., or Nextel Partners, which provides services under the Nextel brand name in certain areas of the U.S. Other income (expense), net in 2001 includes a $188 million other-than-temporary reduction in the fair value of NII Holdings’ investment in TELUS Mobility, Inc., or TELUS Mobility. Other income (expense), net in 2000 includes a $275 million gain realized when NII Holdings exchanged its stock in Clearnet Communications, Inc., or Clearnet, for stock in TELUS Mobility as a result of the acquisition of Clearnet by TELUS Mobility. See “Index to Financial Statements.”

Summary Unaudited Pro Forma Condensed Combined Financial Information
      The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of Sprint and Nextel might have affected historical financial statements if the merger had been completed at an earlier time. The following summary unaudited pro forma condensed combined financial information was prepared based on the historical financial results reported by Sprint and Nextel in their filings with the SEC. The following should be read in connection with the information under the caption “Unaudited Pro Forma Condensed Combined Statements of Operations” and the Sprint and Nextel financial statements, which are incorporated by reference into or included in this prospectus.
      The unaudited pro forma statements of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 give effect to the merger as if it occurred on January 1, 2004.
      The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been a single entity during these periods.

	Sprint Nextel Pro Forma

	For the
	Nine Months
	Ended	For the Year
	September 30,	Ended
	2005	December 31, 2004

	(In millions, except
	per share amounts)
Statement of Operations Data:
Net revenue	$32,773	$40,902
Income (loss) from continuing operations	1,707	(1,404)
Diluted average number of shares of common stock outstanding(1)	2,957.0	2,857.4
Basic average number of shares of common stock outstanding(1)	2,935.1	2,857.4
Diluted income (loss) per share from continuing operations(1)	$0.58	$(0.50)
Basic income (loss) per share from continuing operations(1)	$0.58	$(0.50)

(1)	As the effects of including the incremental shares associated with options, restricted stock units and employees stock purchase plan shares are anti-dilutive for the year ended December 31, 2004, they are not included in the weighted average shares outstanding, and both diluted and basic earnings per share reflect the same calculation.

RISK FACTORS
      You should carefully consider the risk factors discussed below, as well as other information included and incorporated by reference into this prospectus, in connection with participation in the consent solicitation.
Risk Factors Relating to the Proposed Amendments to the Indentures

The proposed amendments to the indentures would result in fewer restrictions on US Unwired’s conduct than currently exist.
      If the proposed amendments to the indentures become effective, the covenants in the amended indentures would generally impose fewer restrictions on US Unwired’s conduct than the covenants currently in the indentures governing the notes. The proposed amendments would allow US Unwired to take actions that would otherwise have been restricted or conditioned, including certain transactions with affiliates, and with which you may not agree. For example, if permitted by the collateral documents related to the indentures, the proposed amendments would allow US Unwired to sell assets to any of our subsidiaries without using the proceeds to repay indebtedness or to acquire other assets used or useful in US Unwired’s business. This could result in a decrease in revenues of US Unwired that would be available to repay its indebtedness, including the notes. Similarly, the proposed amendments would permit US Unwired to engage in transactions with affiliates, which might, in certain circumstances, otherwise require US Unwired to seek a waiver from noteholders. See “The Consent Solicitation — Description of the Proposed Amendments” and Annex A to this prospectus for more information about the differences between what actions are currently restricted by the covenants currently applicable to the notes and what actions would be restricted by the covenants following the effectiveness of the proposed amendments.

Holders of the notes may be adversely affected if we do not issue our guarantees because, in that case, holders will have a claim only against US Unwired or its subsidiary guarantors and not us.
      US Unwired has a substantial amount of debt, including its obligations under the 2010 and 2012 notes, $365 million of which was outstanding as of September 30, 2005. The indentures governing the notes limit US Unwired’s ability to, among other things, borrow more money, which limits US Unwired’s ability to raise additional capital that may be necessary to pay its debts, including the notes. If we do not receive the required consents, in which case we would not issue the guarantees, and US Unwired is unable to satisfy its payment obligations on the notes, holders of the notes would have no direct claim against us for these payment obligations.

There can be no assurance that the implementation of the proposed amendments to the indentures and the provision of our guarantees of the notes will not constitute a taxable event for the holders of the notes.
      We believe that the adoption of the proposed amendments and the provision of our guarantees of the notes should not constitute a taxable event for the holders of the notes. However, these actions could be treated as significant modifications of the notes resulting in a “deemed” exchange not treated as a recapitalization for tax purposes. If, contrary to our belief, the implementation of the proposed amendments and the provision of our guarantees were treated in this manner, a holder of the notes would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged.
Risk Factors Relating to Sprint Nextel

We may not be able to successfully integrate the businesses of Nextel with ours and realize the anticipated benefits of the merger.
      Significant management attention and resources are being devoted to integrating the Nextel® wireless network and other wireless technologies with ours, as well as the business practices, operations and support functions of the two companies. The challenges we are facing and/or may face in the future include the following:

•	integrating our and Nextel’s wireless networks, which operate on different technology platforms and use different spectrum bands, and developing wireless devices and other products and services that operate seamlessly on both technology platforms;

•	developing and deploying next generation wireless technologies;

•	combining diverse product and service offerings, subscriber plans and sales and marketing approaches;

•	preserving subscriber, supplier and other important relationships and resolving conflicts arising as a result of the merger;

•	consolidating and integrating duplicative facilities and operations, including back-office systems;

•	addressing differences in business cultures, preserving employee morale and retaining key employees, while maintaining focus on providing consistent, high quality customer service and meeting our operational and financial goals; and

•	adequately addressing business integration issues while also addressing the contemplated spin-off of our local telecommunications business.
The process of integrating Nextel’s operations with ours could cause an interruption of, or loss of momentum in, our business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the two companies’ operations could have an adverse effect on our business, financial results, financial condition and/or stock price. We may also incur additional and unforeseen expenses. There can be no assurance that the expense savings and synergies that we anticipate from the merger will be realized fully or within our expected timeframe.

The completion of the contemplated spin-off of our local telecommunications business cannot be assured, and the specific assets and liabilities of the spun-off company have not yet been determined.
      We intend to spin off the local telecommunications business as a separate entity to our stockholders since we believe that the contemplated spin-off will provide us with greater growth opportunities than other major U.S. telecommunications companies whose businesses include a substantial portion of wireline-based services. If the contemplated spin-off is not completed, we may have slower rates of growth than currently expected because the number of local access lines served and switched access minutes used have been declining and are projected to continue to decline in the future. These declines can be attributed in part to industry-wide trends, such as increased competition and product substitution, that are affecting the local telephone business. Moreover, our strategy of developing our higher growth wireless business may increasingly conflict with the strategy and interests of our local telecommunications business, particularly as customers are increasingly choosing between wireline and wireless services. Net operating revenues from the local telecommunications business fell from $6,130 million in 2003 to $6,021 million in 2004 and operating income from the local telecommunications business fell from $1,862 million to $1,766 million over the same period.
      There are significant operational and technical challenges that need to be addressed in order to successfully separate the assets and operations of the local telecommunications business from the rest of our business. The spin-off will also require the creation of a new publicly traded company with a capital structure appropriate for that company, the creation and staffing of operational and corporate functional groups and the creation of transition services arrangements between us and the spun-off company. The spin-off may result in additional and unforeseen expenses, and completion of the spin-off cannot be assured. Completion of the spin-off will be conditioned upon, among other things, receipt of required consents and approvals from various federal and state regulatory agencies, including state public utility or service commissions. These consents and approvals, if received, may impose conditions and limitations on the business and operations of the company resulting from the spin-off. These conditions and limitations could jeopardize or delay completion of the spin-off and could reduce the anticipated benefits of the merger and the spin-off.
      The U.S. Treasury and the staff of the Joint Committee on Taxation have suggested certain changes to Section 355 of the Internal Revenue Code of 1986, as amended. It is unclear whether any legislation will be introduced to implement these proposals, and if so, whether any legislation will be enacted. After consultation with our tax advisors, we believe that even if legislation is enacted, it is unlikely that it would apply to the contemplated spin-off of the local telecommunications business. However, it is possible that any such legislation could prevent us from completing the contemplated spin-off on a tax-free basis, in which case the contemplated spin-off would not occur. We will not complete the spin-off unless we obtain satisfactory opinions from counsel regarding the tax-free qualification of the spin-off.
      In addition, the company to be spun-off is expected to have total indebtedness of about $7.25 billion when the spin-off is completed. A portion of this debt is currently outstanding. The remainder will be issued to us and to one or more third parties. We will receive the new debt securities and the cash proceeds from the new third party borrowings in partial exchange for the assets contributed to the company to be spun-off. We will sell or exchange the debt securities issued to us and intend to use the proceeds from any such sale and the proceeds paid to us by the spun-off company to repay various obligations. There can be no assurance of the final amount of indebtedness to be incurred by the spun-off company or the proceeds to be received by us.

We will be subject to restrictions on acquisitions involving our stock and other stock issuances and possibly other corporate opportunities in order to enable the contemplated spin-off of the local telecommunications business to qualify for tax-free treatment.
      The contemplated spin-off of the local telecommunications business cannot qualify for tax-free treatment if 50% or more (by vote or value) of our stock or the stock of the spun-off entity is acquired or issued as part of a plan or series of related transactions that includes the contemplated spin-off. Because the Nextel merger generally is treated as involving the acquisition of 49.9% of our stock (and the spun-off entity) for purposes of this analysis, until the completion of the spin-off (and for some period thereafter), we will be subject to restrictions on certain acquisitions involving stock, stock issuances and possibly other corporate opportunities in order to enable the spin-off to qualify for tax-free treatment. At this time, it is not possible to determine how long these restrictions will apply. In addition, it is not possible to determine whether these limitations will have a material impact on us.

We are required to purchase the outstanding shares of Nextel Partners common stock that we do not already own and assume Nextel Partners’ outstanding indebtedness.
      Under the terms of the certificate of incorporation of Nextel Partners, during the 18 month period following completion of the merger, the holders of a majority of the Nextel Partners class A common stock can require us to purchase all of the Nextel Partners class A shares for the appraised fair market value of those shares. On October 24, 2005, Nextel Partners’ stockholders voted to require us to purchase the Nextel Partners class A shares. Based on the closing stock market price on November 16, 2005, the aggregate market value of the outstanding Nextel Partners class A shares, which represent approximately 68.7% of the total outstanding shares of Nextel Partners, was approximately $4.73 billion. The appraised fair market value of the Nextel Partners class A shares, as determined in accordance with the Nextel Partners certificate of incorporation, that could be payable by us could be significantly higher or lower than that amount.

We are subject to exclusivity provisions and other restrictions under our arrangements with the Sprint PCS Affiliates. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel, and we could incur significant costs to resolve issues related to the merger under these arrangements. The manner in which these restrictions will be addressed is not currently known.
      We historically supplemented our PCS wireless network through arrangements with third party network operators, which are referred to in this prospectus as Sprint PCS Affiliates. Their subscribers purchase services under the Sprint brand name that are provided on code division multiple access, or CDMA, networks built and operated at the Sprint PCS Affiliates’ own expense.
      All of these arrangements restrict our and our affiliates’ ability to own, operate, build or manage wireless communication networks or to sell certain wireless services within specified geographic areas. Continued compliance with those restrictions may limit our ability to achieve synergies and fully integrate the operations of Nextel, which could have a negative impact on our results of operations.
      In case of a material breach of any of these arrangements that is not cured within a specified cure period, the affected Sprint PCS Affiliate can pursue the following mutually exclusive remedies: (1) the sale to us of the Sprint PCS Affiliate’s operating assets at 80% or 88% (depending on the Sprint PCS Affiliate) of the appraised fair market value of the Sprint PCS Affiliate’s wireless business in the affected territory, (2) for certain Sprint PCS Affiliates, the purchase from us of certain spectrum rights in its territory at a price equal to the greater of (a) our original spectrum costs plus microwave relocation costs and (b) 9% of the appraised fair market value of the Sprint PCS Affiliate’s wireless business in the affected territory, or (3) the pursuit against us of a claim for damages or other appropriate relief. If it is determined that a material breach has occurred, and the affected Sprint PCS Affiliate elects to pursue either of the remedies described in (1) or (2) above, the Sprint PCS Affiliate’s wireless business in the affected territory will be appraised at the fair market value using the appraisal process prescribed in the arrangement between us and the affected Sprint PCS Affiliate. The prescribed appraisal process is complex and will involve numerous judgments by the appraisers. Although we may from time to time engage in discussions with Sprint PCS Affiliates regarding these matters, there is no assurance that these arrangements can be renegotiated with them on favorable terms or that waivers of the restrictions under those arrangements can be obtained. The outcome of any possible claims, and the associated costs that could be incurred by us, cannot currently be determined but could represent a significant cost.

Failure to satisfy our capital requirements could cause us to delay or abandon our business growth plans. If we incur significant additional indebtedness, it could cause a decline in our credit rating and could limit our ability to raise additional capital.
      We continue to have substantial indebtedness and we will continue to require additional capital to grow our businesses and satisfy other obligations, such as the potential obligation to purchase shares of Nextel Partners common stock. To the extent we do not generate sufficient cash flow from operations to fund these requirements, we may need to rely on additional financing to expand our businesses and meet our other obligations. In connection with the execution of our business strategies, we are continually evaluating acquisition opportunities, and we may elect to finance acquisitions by incurring additional indebtedness. Certain of our indentures and credit facilities contain covenants that restrict our ability to incur, assume or pre-pay indebtedness, sell assets or make investments. We may not be able to arrange additional financing to fund our requirements on terms acceptable to us. Our ability to arrange additional financing will depend on, among other factors, our financial performance, general economic conditions and prevailing market conditions. Many of these factors are beyond our control. Failure to obtain suitable financing could, among other things, result in the inability to continue to expand our businesses and meet competitive challenges. If we incur significant additional indebtedness, our credit rating could be adversely affected. As a result, our future borrowing costs would likely increase and our access to capital could be adversely affected.

Any failure to improve wireless subscriber service and continue to enhance the quality of our wireless networks and meet capacity requirements of our subscriber growth will likely impair our financial performance and adversely affect our results of operations.
      We must continually improve our wireless subscriber service, even though our costs increase, or our subscribers may switch to other wireless providers.
      In connection with our continuing enhancement of the quality of our wireless networks, we must:

•	maintain and expand the capacity and coverage of our network;

•	obtain additional spectrum in some or all of our markets, if and when necessary;

•	secure sufficient transmitter and receiver sites and obtain zoning and construction approvals or permits at appropriate locations; and

•	obtain adequate quantities of system infrastructure equipment and handsets and related accessories to meet subscriber demand.
Network enhancements may not occur as scheduled or at the cost that we have estimated. Delays or failure to add network capacity, or increased costs of adding capacity, could limit our ability to satisfy our wireless subscribers while maintaining or increasing our revenues.

If our wireless operations do not continue to grow and improve profitability or if our long distance and local operations do not achieve expected revenues, we may not be able to make capital expenditures necessary to implement our plans for these businesses and our credit rating will likely be adversely affected.
      If our wireless operations do not continue to grow and improve profitability, we may be unable to make the capital expenditures necessary to implement our business plan, meet our debt service requirements, or otherwise conduct our business in an effective manner. This would require us to divert cash from other uses, which may not be possible or may detract from operations in our other businesses. These events could limit our ability to increase revenues and net income or cause these amounts to decline.
      Our long distance and local operations have experienced declining operating revenues. If these operations cannot achieve expected revenues, we may be unable to make the capital expenditures necessary to implement our business plans for these operations or otherwise conduct these businesses in an effective manner. This could inhibit our ability to maintain or increase our revenues.
      If our wireless operations do not continue to grow and improve profitability, or if our long distance and local operations cannot achieve expected revenues, our credit rating will likely be adversely affected. If our credit rating is adversely affected, our future borrowing costs would likely increase and our access to capital could be adversely affected.

We face intense competition that may reduce our market share and harm our financial performance.
      There is intense competition in the telecommunications industry. Regulatory initiatives allowing subscribers to switch service providers while retaining their telephone numbers have further fueled competition. At the same time, the traditional dividing lines between long distance, local, wireless, cable and Internet services are increasingly becoming blurred. We expect competition to intensify across all of our business segments as a result of the entrance of new competitors and the rapid development of new technologies, products, and services. We cannot predict which of many possible future technologies, products, or services will be important to maintain our competitive position or what expenditures will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on marketing and sales and service delivery, and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions, and discount pricing and other strategies by competitors. To the extent we do not keep pace with technological advances or fail to timely respond to changes in competitive factors in our industry, we could lose market share or experience a decline in revenue and net income. As a result of the financial strength and benefits of scale of some of our competitors, they may be able to offer services at lower prices than we can, thereby adversely affecting our revenues and growth.
      Wireless Operations. Each of our markets, including each of the top 50 metropolitan markets, have several other wireless service providers. Competition may continue to increase to the extent that there are mergers or other combinations involving our competitors or licenses are transferred from smaller stand-alone operators to larger, more experienced and more financially stable wireless operators. These wireless operators may be able to offer subscribers network features or products not offered by us. Certain competitors may be able to offer coverage in areas not served by either of our wireless networks or may be able to offer roaming rates that are lower than those offered by us. The actions of our competitors could negatively affect our subscriber churn, ability to attract new subscribers, average revenue per user and operating costs.
      As the intensity of competition among wireless communications providers has increased, we and our competitors have decreased prices and increased service and product offerings, resulting in both declining average monthly revenue per subscriber in the wireless industry overall and in declining average revenue per minute of use, and we expect these trends will continue. Competition in pricing and service and product offerings may also adversely impact customer retention, which would adversely affect our results of operations. All of these developments may lead to greater choices for subscribers, possible consumer confusion, and increased customer churn.
      One of the primary differentiating features of our Nextel service is the two-way walkie-talkie feature. A number of wireless equipment vendors, including Motorola Inc., or Motorola, which supplies equipment for our Nextel service, have begun to offer, or announced plans to offer, wireless equipment that is capable of providing walkie-talkie features that are designed to compete with our walkie-talkie feature. Several of our competitors have introduced, or have announced plans to introduce, these walkie-talkie features. If these competitors’ features are perceived to be or become, or if any such services introduced in the future are, comparable to our walkie-talkie feature, our competitive advantage in our Nextel service would be reduced, which in turn could adversely affect our business.
      Wireline Operations. Our long distance operations compete with AT&T, MCI, Level 3, the following Regional Bell Operating Companies, or RBOCs: Verizon, BellSouth, SBC Communications and Qwest, and cable operators, as well as a host of smaller competitors, in the provision of these services. Some of these companies have built high-capacity, IP-based fiber-optic networks capable of supporting large amounts of voice and data traffic. These companies claim certain cost structure advantages which, among other factors, may position them well for the future. Increased competition and the significant increase in capacity resulting from new networks may drive already low prices down further. Both AT&T, which has agreed to be acquired by SBC Communications, and MCI, which has agreed to be acquired by Verizon, continue to be the two largest competitors in the domestic long distance communications market. We and other long distance carriers depend heavily on local access facilities obtained from RBOCs to serve our long distance customers. The proposed acquisitions of AT&T and MCI by two RBOCs, if approved, could give those carriers’ long distance operations cost and operational advantages with respect to these access facilities.
      Our local telecommunications business operates principally in suburban and rural markets. As a result, competition in these markets is occurring more gradually than for the RBOCs. In urban areas where our local telecommunications business operates, there is substantial competition by competitive local exchange carriers, or CLECs, and there is increasing competition in less urban areas. Cable companies selling cable modems continue to provide competition for high-speed data services for residential customers and are beginning to offer voice telephone service using their cable facilities. E-mail and wireless services will continue to grow as an alternative to wireline services.

A high rate of subscriber churn would likely impair our financial performance.
      A key element in the economic success of telecommunications carriers is the rate of subscriber churn. Our efforts to reduce churn may not be successful. A high rate of churn could impair our ability to increase the revenues of, or cause a deterioration in the operating margin of, our wireless operations or our operations as a whole.

Failure to complete development, testing and deployment of new technology could affect our ability to compete in the industry and the technology we use could place us at a competitive disadvantage.
      On an ongoing basis, we develop, test and deploy various new technologies and support systems intended to help us compete in the industry by increasing revenues and/or reducing costs. Successful implementation of technology upgrades depends, in part, on the willingness of third parties to develop new applications in a timely manner. We may not successfully complete the development and rollout of new technology in a timely manner, and any new technology and related services may not be widely accepted by our customers or may not be profitable, which would make it difficult or impossible to recover the investment in the development of the technology. New service offerings may also adversely affect the performance or reliability of our networks. Any resulting customer dissatisfaction could have an adverse effect on our results of operations and growth prospects.
      We use CDMA 2000 technology as our wireless air interface standard for our PCS wireless network operations because we believe the technology is superior to the global system for mobile communications, or GSM, family of air interface technologies. CDMA 2000 PCS wireless network operations has a smaller market share of global wireless subscribers compared to GSM. As a result, we have a risk of higher costs for handsets and network infrastructure than competitors who use GSM. Similarly, because we are one of a limited number of wireless carriers that have deployed Motorola’s integrated Digital Enhanced Network, or iDEN®, technology, we bear a substantially greater portion of the costs associated with the development of new equipment and features than would be the case if our Nextel network utilized a more widely adopted technology platform.

We have entered into outsourcing agreements related to certain business operations. Any difficulties experienced in these arrangements could result in additional expense, loss of customers and revenue, interruption of our services or a delay in the roll-out of new technology.
      We have entered into outsourcing agreements for the development and maintenance of certain software systems necessary for the operation of our business. We have also entered into agreements with third parties to provide service support to direct wireless subscribers and outsourced many aspects of our customer care and billing functions to third parties. Finally, we have entered into an agreement whereby a third party will lease or operate a significant number of our communications towers, and we will sublease space on these towers. As a result, we must rely on third parties to execute our operational priorities and interface with our customers. In some cases, the policies of the United States, individual states and foreign countries could affect the provision of these services. If these third parties are unable to perform to our requirements, we would have to pursue alternative strategies to provide these services and that could result in delays, interruptions, additional expenses and loss of customers.

The reconfiguration process contemplated by the Report and Order of the FCC may adversely affect our business and operations, which could adversely affect our future growth and operating results.
      As part of an ongoing FCC proceeding to eliminate interference with public safety operations in the 800 megahertz, or MHz, band, in August 2004 the FCC released a Report and Order, as supplemented, which provides for the exchange of a portion of our FCC licenses for other licenses, including 10 MHz of spectrum in the 1.9 gigahertz, or GHz, band. In order to accomplish the reconfiguration of the 800 MHz spectrum band of the Nextel network that is contemplated by the Report and Order, in most cases we will need to cease our use of a portion of the 800 MHz spectrum in a particular market before we are able to commence use of replacement 800 MHz spectrum in that market. To mitigate the temporary loss of the use of this spectrum, in many markets we will need to construct additional transmitter and receiver sites or acquire additional spectrum in the 800 MHz or 900 MHz bands. This spectrum may not be available to us on acceptable terms. In markets where we are unable to construct additional sites or acquire additional spectrum as needed, the decrease in capacity may adversely affect the performance of our Nextel network, require us to curtail subscriber additions in those markets until the capacity limitation can be corrected, or a combination of the two. Degradation in network performance in any market could result in subscriber churn in that market, the effect of which could be exacerbated if we are forced to curtail subscriber additions in that market. A resulting loss of a significant number of subscribers could adversely affect our results of operations. Because we are just beginning the reconfiguration process, we currently are not able to assess the potential impact that this process will have on our Nextel network capacity. In addition, the Report and Order gives the FCC the authority to suspend our use of the 1.9 GHz spectrum that we received under the Report and Order if we do not comply with our obligations under the Report and Order.

If any of our Sprint PCS Affiliates or Nextel Partners or our iDEN roaming affiliates experience financial or operational difficulties, we could be forced to incur additional expenses and/or lose customers, which could adversely affect our financial performance.
      If any of the Sprint PCS Affiliates cease operations in all or part of their service area, we may incur roaming charges in areas where service was previously provided by the Sprint PCS Affiliates. We may also incur costs to meet FCC renewal requirements, as well as experience lower revenues. Failure to meet FCC renewal requirements could result in the loss of a PCS license or licenses, depending on the service area.
      Nextel Partners operates a network compatible with our iDEN network in numerous mid-sized and tertiary markets in the United States. We offer cellular and walkie-talkie services on our iDEN network internationally in Canada, Latin America and Mexico through agreements with TELUS Mobility and NII Holdings. If Nextel Partners, NII Holdings or TELUS Mobility experiences financial or operational difficulties, the ability of our iDEN customers to roam on their respective networks may be impaired. In that event, our ability to attract and retain customers who want to access those networks may be adversely affected.

Significant changes in the industry could cause a decline in demand for our services.
      The wireless telecommunications industry is experiencing significant technological change, including improvements in the capacity and quality of digital technology such as the move to third generation, or 3G, wireless technology and the deployment of unlicensed spectrum devices. This causes uncertainty about future subscriber demand for our wireless services and the prices that we will be able to charge for these services. The rapid change in technology may lead to the development of wireless telecommunications technologies or alternative services that exceed our levels of service or that consumers prefer over our services. If we are unable to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose customers to our competitors.
      The wireline industry is also experiencing significant technological change. Cable companies are providing telecommunications services to the home. Some carriers are providing local and long distance voice services over Internet Protocol, or VoIP, in the process avoiding access charges on long distance calls.
      As a result of these changes, the future prospects of the wireless and wireline industry and the success of our services remain uncertain.

Government regulation could adversely affect our prospects and results of operations; the FCC and state regulatory commissions may adopt new regulations or take other actions that could adversely affect our business prospects or results of operations.
      Wireless Operations. The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated by the FCC and, depending on the jurisdiction, state and local regulatory agencies. The Communications Act of 1934 preempts state and local regulation of market entry by, and the rates charged by, commercial mobile radio service, or CMRS, providers, except in limited circumstances. States may regulate such things as billing practices and consumer-related issues. California imposed, then suspended, rules designed to impose consumer protections. Several other states are considering similar initiatives. If imposed, these regulations could increase the costs of our wireless operations. The Federal Trade Commission also regulates how wireless services are marketed.
      The FCC, together with the Federal Aviation Administration, or FAA, also regulates tower marking and lighting. In addition, tower construction is affected by federal, state and local statutes addressing zoning, environmental protection and historic preservation. The FCC recently adopted significant changes to its rules governing historic preservation review of projects, which make it more difficult to deploy antenna facilities. The FCC is also considering changes to its rules regarding environmental protection as related to tower construction, which, if adopted, could make it more difficult to deploy facilities. The FCC, the FAA, or other governmental authorities having jurisdiction over our business could adopt regulations or take other actions that would adversely affect our business prospects or results of operations.
      The FCC grants wireless licenses for terms of generally ten years that are subject to renewal and revocation. FCC rules require all wireless licensees to meet certain buildout requirements and substantially comply with applicable FCC rules and policies and the Communications Act of 1934 in order to retain their licenses. Failure to comply with FCC requirements in a given license area could result in revocation of the PCS license for that license area. There is no guarantee that our licenses will be renewed.
      The FCC has initiated a number of proceedings to evaluate its rules and policies regarding spectrum licensing and usage. It is considering new “harmful interference” concepts that might permit unlicensed users to “share” licensed spectrum. These new uses could impact our utilization of our licensed spectrum.
      CMRS providers must implement enhanced 911 capabilities in accordance with FCC rules. Failure to deploy 911 service consistent with FCC requirements could subject us to significant fines. We will be unable to satisfy the requirement that 95% of our subscriber base have assisted global positioning system, or A-GPS, capable handsets by December 31, 2005. We have filed a request for a waiver with the FCC seeking an extension of the December 31, 2005 handset penetration deadline to December 31, 2007.
      Failure by various regulatory bodies to make telephone numbers available in a timely fashion could result in our wireless operations not having enough local numbers to assign to new subscribers in certain markets. The FCC has adopted rules to promote the efficient use of numbering resources, including restrictions on the assignment of telephone numbers to carriers, including wireless carriers. The FCC has delegated to states the authority to assign, administer, and conserve telephone numbers. The FCC lifted its prohibition on area codes designated only for customers using a specific technology, such as an area code for only those using wireless technology, and now considers proposals submitted by state commissions seeking to implement this change on a case-by-case basis. Depending on the rules adopted by the states, the supply of available numbers could be adversely restricted. As a result, we may:

•	be required to assign subscribers non-local telephone numbers, which may be a disincentive for potential subscribers to use our wireless service;

•	incur significant costs to either acquire new numbers or reassign subscribers to new numbers; and

•	be unable to enroll new subscribers at projected rates.
      Wireline Operations. The FCC order adopted in December 2004 on unbundled network elements, or UNEs, will virtually eliminate the ability of our wireline operations to use the unbundled element platform to offer competing local services to small business and residential customers in areas outside the local telecommunications business franchise territories, and the FCC’s pending reexamination of pricing guidelines for UNEs could limit our future ability to use high-capacity loop and transport UNEs to offer competing local services to medium and large business customers.

      The regulatory uncertainty surrounding VoIP and the apparent use of VoIP by some long distance carriers as a strategy to minimize access charges may adversely affect both our local telecommunications business access revenues and the competitive position of our long distance business to the extent it makes less use of VoIP than competitors. Adoption by the FCC of intercarrier compensation reform could reduce or eliminate other opportunities for access charge arbitrage, but could also reduce our local telecommunications business’ revenues unless the plan provides a mechanism to replace those revenues with revenues from other sources.
      Depending upon its outcome, the FCC’s recently instituted proceedings regarding regulation of special access rates could affect our local telecommunications business’ charges for that service in the future.

If Motorola is unable or unwilling to provide us with equipment and handsets, as well as anticipated handset and infrastructure improvements, our iDEN operations will be adversely affected.
      Motorola is currently our sole source for most of the network equipment and all of the handsets we offer under the Nextel brand except BlackBerry® devices. Accordingly, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to our Nextel customers. Although our handset supply agreement with Motorola is structured to provide competitively priced handsets, the cost of our Nextel handsets may nonetheless be higher than analog handsets and digital handsets that do not incorporate a similar multi-function capability, which may make it more difficult or less profitable for us to attract customers. In addition, the higher cost of our Nextel handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs and handset subsidy expenses may reduce our growth and profitability. In addition, our arrangements with Motorola, together with the fact that our existing Nextel customer base is utilizing iDEN technology, may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change generally as well as those that arise under the Motorola agreements. A decision by Motorola to discontinue manufacturing, supporting or enhancing our iDEN-based infrastructure and handsets would have a material adverse effect on us. Further, because iDEN technology is not as widely adopted and currently has fewer subscribers on a worldwide basis than other wireless technologies, it is less likely that manufacturers other than Motorola will be willing to make the significant financial commitment required to license, develop and manufacture iDEN infrastructure equipment and handsets.

Concerns about health risks associated with wireless equipment may reduce the demand for our services.
      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. Purported class actions and other lawsuits have been filed against numerous wireless carriers, including us, seeking not only damages but also remedies that could increase our cost of doing business. We cannot be sure of the outcome of those cases or that our business and financial condition will not be adversely affected by litigation of this nature or public perception about health risks. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that additional studies will not demonstrate a link between radio frequency emissions and health concerns.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.
      “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “intends,” “targets,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties in addition to those outlined in the above “Risk Factors” section and elsewhere in this prospectus including, but not limited to:

•	the uncertainties related to the benefits of the Nextel merger, including anticipated synergies and cost savings and the timing thereof;

•	the uncertainties related to the contemplated spin-off of our local telecommunications business;

•	the effects of vigorous competition and the overall demand for our service offerings in the markets in which we operate;

•	the costs and business risks associated with providing new services;

•	adverse changes in the ratings afforded our debt securities by ratings agencies;

•	the uncertainties related to our investments in networks, systems and other businesses;

•	the impact of new, emerging and competing technologies on our business;

•	the effects of mergers and consolidations in the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

•	no significant adverse change in Motorola’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for our Nextel network;

•	our network performance, including any performance issues resulting from the reconfiguration of the 800 MHz band that is contemplated by the FCC’s Report and Order;

•	future legislation or regulatory actions relating to our services, other wireless communications services or telecommunications generally;

•	the costs of compliance with regulatory mandates, particularly requirements related to the FCC’s Report and Order and deployment of A-GPS capable handsets on our iDEN network;

•	the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;

•	the risk that third parties are unable to perform to our requirements under agreements related to our business operations; and

•	other risks referenced from time to time in our filings with the SEC.

RATIOS OF COMBINED EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

	For the Nine
	Months
	Ended			For the
	September 30,			Years Ended December 31,

	2005	2004		2004		2003		2002	2001		2000

Sprint Nextel(1)	2.85	—	(a)	—	(b)	—	(c)	1.21	—	(d)	—	(e)

(1)	For purposes of calculating the ratio,

(i)	earnings include:

•	income (loss) from continuing operations before taxes, plus

•	equity in the net losses of less-than-50% owned entities, less

•	capitalized interest; and

(ii)	fixed charges include:

•	interest on all debt of continuing operations;

•	amortization of debt issuance costs; and

•	the interest component of operating rents.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends include the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated as follows:
(earnings + fixed charges)

(fixed charges) + (pretax earnings required to cover preferred stock dividends)
      Pretax earnings required to cover preferred stock dividends are calculated as follows:
preferred stock dividends, as adjusted for the tax benefits related to unallocated shares

1 - (Sprint’s effective income tax rate)

(a)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $2.3 billion during the nine months ended September 30, 2004.

(b)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $1.6 billion in 2004.

(c)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $491 million in 2003.

(d)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $2.3 billion in 2001.

(e)	Earnings, as adjusted, were inadequate to cover fixed charges and preferred stock dividends by $910 million in 2000.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of our guarantees.
THE CONSENT SOLICITATION
Introduction
      We are seeking valid and unrevoked consents of registered holders of a majority in aggregate principal amount of each of the 2010 notes and 2012 notes outstanding at the close of business on                     , 2005, the record date for determining the holders of the notes entitled to deliver consents in connection with this consent solicitation. As of the record date, the principal amount of the 2010 notes outstanding was $125,000,000 and the principal amount of the 2012 notes outstanding was $235,000,000.
      If holders of a majority in aggregate principal amount of each of the 2010 notes and 2012 notes consent to the proposed amendments, we will become a guarantor of the notes and will fully and unconditionally guarantee the due and punctual payment of the principal of, and any accrued but unpaid interest in respect of, the notes when and as the same shall become due and payable. Obligations under our guarantees with respect to the 2010 notes and 2012 notes will be senior and unsecured, and will rank equal in right of payment with all of our existing and future senior, unsecured debt. On September 30, 2005, we had approximately $20.9 billion of senior, unsecured debt (excluding the guarantees relating to the 2010 notes and 2012 notes) outstanding.
Description of the Proposed Amendments
      We are soliciting the consents of the holders of the notes to the proposed amendments with respect to the 2010 indenture and 2012 indenture. The proposed amendments would be set forth in a supplemental indenture to each indenture. If the proposed amendments become operative, each indenture, as amended, would apply to holders of the corresponding notes.
      The proposed amendments are being presented as one proposal for the 2010 notes and 2012 notes and each related indenture. Consequently, the delivery of a consent by a holder is the delivery of a consent to all of the proposed amendments to the applicable indenture, and a consent purporting to consent to only some of the proposed amendments will not be valid. Furthermore, we are requiring the consent of the holders of a majority in aggregate principal amount of each of the 2010 notes and 2012 notes for the proposed amendments to either indenture to become operative. We may waive this requirement, however, for either the 2010 notes or 2012 notes, if we receive the required consents from the holders of only the 2010 notes or 2012 notes. For example, if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the 2010 notes, but not the 2012 notes, we may choose to waive approval from holders of the 2012 notes and implement the proposed amendments in the 2010 indenture. Alternatively, if we receive consent to the proposed amendments from a majority in aggregate principal amount of the holders of the 2012 notes, but not the 2010 notes, we may choose to waive approval from holders of the 2010 notes and implement the proposed amendments in the 2012 indenture. In no event, however, will the proposed amendments become operative in the 2010 indenture without approval from a majority in aggregate principal amount of the holders of the 2010 notes, nor will the proposed amendments become operative in the 2012 indenture without approval from a majority in aggregate principal amount of the holders of the 2012 notes.
      The supplemental indentures will become effective upon execution by US Unwired, its subsidiary guarantors and the trustee. If the supplemental indentures are executed and the proposed amendments become operative, holders of notes will be bound by the applicable supplemental indentures, even if they have not consented to the proposed amendments. Until the proposed amendments become operative, however, each indenture, without giving effect to the proposed amendments, will remain in effect.
      The following is a summary of the key provisions of the proposed amendments to the indentures. Please see Annex A to this prospectus for a complete description of the text of the proposed amendments to the indentures. The following summary is qualified by reference to the description of the terms of the notes, as amended by the proposed amendments to the indentures, in “Description of the Amended Securities” and the full provisions of the indentures and the forms of supplemental indentures to the indentures, which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following summary of the proposed amendments is presented in the order the relevant provisions appear in the indentures and not necessarily in the order of importance.

Amendment to Asset Sale Definition to Permit Certain Transfers of Assets to Us or Our Other Subsidiaries
      Subject to certain exceptions, the indentures prohibit US Unwired and its restricted subsidiaries from selling or transferring assets unless they receive fair market value in return and at least 75% of the consideration received is in the form of cash or cash equivalents. In addition, the cash proceeds from each such asset sale are required to be applied to repay certain indebtedness or to acquire assets that are used or useful in US Unwired’s business. We would benefit from the flexibility to use US Unwired’s assets in combination with our other assets where they can be most beneficial to our business as a whole. In order to create that flexibility, we are proposing amendments to each of the indentures that would revise the definition of “Asset Sale” to exclude specifically any transaction or series of related transactions involving the sale or other transfer of assets by US Unwired or its restricted subsidiaries to us or any of our other direct or indirect subsidiaries. Such sales or transfers would be subject to the proposed amended affiliate transactions covenant described below under “— Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us or Our Other Subsidiaries.” The proposed amendment to the definition of “Asset Sale” would not amend any of the collateral documents related to the indentures, and, therefore, your rights under those documents would not be affected.

Amendment to Reporting Covenant
      The indentures require US Unwired to provide to the holders of the notes and to file with the SEC:

•	all quarterly and annual financial information that would be required to be contained in a Form 10-Q and Form 10-K filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by US Unwired’s certified independent accountants; and

•	all current reports that would be required to be filed with the SEC on Form 8-K, regardless of whether US Unwired is required by the rules and regulations of the SEC to file such reports.
      In an effort to eliminate the expense associated with continuing to produce and provide to holders of the notes separate financial reports for US Unwired and file such reports with the SEC, we are seeking consents to amend each of the indentures to permit US Unwired to provide the financial reports of a parent guarantor of the notes (without including any condensed consolidated financial information related to US Unwired), in lieu of separate reports relating only to US Unwired. As a result, if the proposed amendments become effective, following the issuance of our guarantees of the notes, we, as a parent guarantor of the notes, would be permitted to provide to the holders of the notes our financial reports filed with the SEC (without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X) instead of the reports of US Unwired.

Amendment to Affiliate Transactions Covenant to Permit Certain Transactions with Us or Our Other Subsidiaries
      The “Limitation on Transactions with Affiliates” covenant in each of the indentures prohibits US Unwired and its restricted subsidiaries from engaging in any transaction with, or for the benefit of, any affiliate (other than US Unwired or any of its restricted subsidiaries) unless:

•	such transaction is on terms not less favorable to US Unwired or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction with an unrelated person;

•	if such transaction exceeds $2,500,000, US Unwired delivers to the trustee a determination by its board of directors set forth in a board resolution and an officer’s certificate certifying that such transaction complies with the bullet point above and has been approved by a majority of the disinterested members of the board of directors of US Unwired; and

•	if such transaction exceeds $10,000,000, US Unwired delivers to the trustee an opinion as to the fairness to US Unwired or its restricted subsidiary of the financial terms of such transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      We want to integrate US Unwired’s business with ours and have US Unwired and its restricted subsidiaries engage freely in transactions with us or any of our other subsidiaries, so long as such transactions are on terms that are no less favorable to US Unwired and its restricted subsidiaries than those that would have been obtained in comparable transactions by US Unwired and its restricted subsidiaries with an unrelated person, without the necessity of having US Unwired’s board of directors or a majority of the board’s disinterested directors approve such transactions and/or obtaining an independent fairness opinion if such transactions exceed the applicable dollar thresholds. In an effort to create that flexibility, we are proposing amendments to each of the indentures that would (i) remove the third bullet point above (the requirement of obtaining an independent fairness opinion if such transaction exceeds $10,000,000) and (ii) with respect to the second bullet point above, increase the dollar threshold from $2,500,000 to $10,000,000 and modify the requirement of obtaining approval by a majority of the disinterested members of the board of directors of US Unwired to instead require approval by the board of directors of US Unwired.
      As a result, US Unwired would be permitted to engage in transactions with affiliates if such transactions are on terms not less favorable to US Unwired or its restricted subsidiaries than those that would have been obtained in a comparable transaction with an unrelated person, and, to the extent they involve aggregate consideration in excess of $10,000,000, such transactions have been approved by the board of directors of US Unwired, which need not include disinterested directors.

Revision of Certain Definitions and Other Text
      In connection with the proposed amendments described above, certain defined terms contained in the indentures would be amended or deleted, and new defined terms would be added to the indentures. Please see Annex A to this prospectus and the forms of supplemental indentures for a more complete description of such amendments. In addition, we reserve the right to make certain technical changes to the indentures pursuant to the provisions thereof and to include such changes in the applicable supplemental indenture. Any such technical changes shall not affect the substantive rights of the holders of the notes, other than as described above.
      The proposed amendments would also delete or amend or be deemed to have deleted or amended any provisions in the notes corresponding to the provisions in each of the indentures that are deleted or amended by virtue of the proposed amendments.

Expiration Date; Extension; Waiver; Amendment; Termination
      The consent solicitation will expire at 5:00 p.m., New York City time, on                     ,                     , 2005, unless we extend the consent solicitation. If we extend the consent solicitation, the expiration date will be the latest time and date to which the consent solicitation is extended. We expressly reserve the right to extend the consent solicitation from time to time or for such period or periods as we may determine in our discretion by giving oral (to be confirmed in writing) or written notice of such extension to the consent agent and by making a public announcement by press release to the Dow Jones News Service at or prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the consent solicitation, all consents validly executed and delivered to the consent agent will remain effective unless validly revoked prior to such extended expiration date.
      We expressly reserve the right, in our discretion, at any time to amend any of the terms of the consent solicitation. If the terms of the consent solicitation are amended prior to the expiration date in a manner that constitutes a material change, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the consent agent and disseminate a prospectus supplement in a manner reasonably designed to give holders of the notes notice of the change on a timely basis. We expressly reserve the right, in our discretion, to waive any condition of the consent solicitation.
      We expressly reserve the right, in our discretion, to terminate the consent solicitation for any reason. Any such termination will be followed promptly by public announcement thereof. In the event we terminate the consent solicitation, we will give prompt notice thereof to the consent agent and the consents previously executed and delivered pursuant to the consent solicitation will be of no further force and effect. See “— Revocation of Consents.”
Procedures for Delivering Consents
      In order to consent to the proposed amendments, a holder of notes must execute and deliver to the consent agent a copy of the accompanying letter of consent, or cause a letter of consent to be delivered to the consent agent on the holder’s behalf, before the expiration date in accordance with the procedures described below.
      In accordance with the indentures governing the notes, only registered holders of the notes as of 5:00 p.m., New York City time, on the record date may execute and deliver to the consent agent a letter of consent. We expect that The Depository Trust Company, or DTC, will authorize its participants, which include banks, brokers and other financial institutions, to execute letters of consent with respect to the notes they hold through DTC as if the participants were the registered holders of those notes. Accordingly, for purposes of the consent solicitation, when we use the term “registered holders,” we include banks, brokers and other financial institutions that are participants of DTC.
      If you are a beneficial owner of notes held through a bank, broker or other financial institution, in order to consent to the proposed amendments, you must arrange for the bank, broker or other financial institution that is the registered holder to either (1) execute a letter of consent and deliver it either to the consent agent on your behalf or to you for forwarding to the consent agent before the expiration date or (2) forward a duly executed proxy from the registered holder authorizing you to execute and deliver a letter of consent with respect to the notes on behalf of the registered holder. In the case of clause (2) of the preceding sentence, you must deliver an executed letter of consent, together with the proxy, to the consent agent before the expiration date. Beneficial owners of notes are urged to contact the bank, broker or other financial institution through which they hold their notes to obtain a valid proxy or to direct that a letter of consent be executed and delivered in respect of their notes.
      Giving a consent by submitting a letter of consent will not affect a holder’s right to sell or transfer the notes. All consents received from the holder of record on the record date and not revoked by that holder before the expiration date will be effective notwithstanding any transfer of those notes after the record date.

      Registered holders of notes as of the record date who wish to consent should mail, hand deliver or send by overnight courier or facsimile a properly completed and executed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” in accordance with the instructions set forth in this prospectus and the letter of consent. Letters of consent should be delivered to the consent agent, not to us or US Unwired. However, we reserve the right to accept any letter of consent received by us or US Unwired.
      All letters of consent that are properly completed, executed and delivered to the consent agent, and not revoked before the expiration date, will be given effect in accordance with the terms of those letters of consent. Registered holders who desire to consent to the proposed amendments should complete, sign and date the letter of consent and mail, deliver or send by overnight courier or facsimile (confirmed by the expiration date by physical delivery) the signed letter of consent to the consent agent at the address or facsimile number set forth under “— Solicitation, Consent and Information Agents,” all in accordance with the instructions contained in this prospectus and the letter of consent.
      Letters of consent delivered by the registered holders of notes as of the record date must be executed in exactly the same manner as those registered holders’ names appear on the certificates representing the notes or on the position listings of DTC, as applicable. If notes to which a letter of consent relate are registered in the names of two or more holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing, and proper evidence of that person’s authority to so act must be submitted with the letter of consent. In addition, if a letter of consent relates to less than the total principal amount of notes registered in the name of a holder or relates to only the 2010 notes or 2012 notes, the registered holder must list the series of notes and the certificate numbers and principal amount of notes registered in the name of that holder to which the letter of consent relates. If no series or aggregate principal amount of notes as to which a consent is delivered is specified, the holder will be deemed to have consented with respect to all notes of such holder. If notes are registered in different names, separate letters of consent must be signed and delivered with respect to each registered note. If a letter of consent is executed by a person other than the registered holder, it must be accompanied by a proxy executed by the registered holder.
      In connection with the consent solicitation, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, the letter of consent and related documents to the beneficial owners of the notes and in handling or forwarding deliveries of consents by their customers.
      All questions as to the form of all documents and the validity (including time of receipt) regarding the consent procedures will be determined by us, in our discretion, which determination will be final and binding. We also reserve the right to waive any defects or irregularities as to deliveries of consents.
Revocation of Consents
      A consent may be revoked at any time prior to the expiration date. Any holder who has delivered a consent, or who succeeds to ownership of notes in respect of which a consent has previously been delivered, may validly revoke such consent prior to the expiration date by delivering a written notice of revocation in accordance with the following procedures. All properly completed and executed letters of consent that are received by the consent agent will be counted as consents with respect to the proposed amendments, unless the consent agent receives a written notice of revocation prior to the expiration date.
      In order to be valid, a notice of revocation of consent must contain the name of the person who delivered the consent and the description of the notes to which it relates, the certificate numbers of such notes and the aggregate principal amount represented by such notes. The revocation of consent must be signed by the holder thereof in the same manner as the original signature on the letter of consent (including any required signature guarantees) or be accompanied by evidence satisfactory to us and the consent agent that the person revoking the consent has the legal authority to revoke such consent on behalf of the holder. If the letter of consent was executed by a person other than the registered holder of the notes, the notice of revocation of consent must be accompanied by a valid proxy signed by such registered holder and authorizing the revocation of the registered holder’s consent. To be effective, a revocation of consent must be received prior to the expiration date by the consent agent, at the address set forth below. A purported notice of revocation that lacks any of the required information or is sent to an improper address will not validly revoke a consent previously given.
Solicitation, Consent and Information Agents
      We have retained Bear, Stearns & Co. Inc. to act as the solicitation agent for the consent solicitation. We have agreed to pay the solicitation agent customary fees and reimburse it for its reasonable out-of-pocket expenses. Questions may be directed to the solicitation agent at the following address and telephone numbers:

Global Liability Management Group
383 Madison Avenue, 8th Floor
New York, New York 10179
(877) 696-BEAR (toll-free)
(877) 696-2327
      We have retained U.S. Bank National Association to act as the consent agent for the consent solicitation. We have agreed to pay the consent agent customary fees and reimburse it for its reasonable out-of-pocket expenses. All executed letters of consent and notices of revocation should, and questions relating to the procedures for consenting to the proposed amendments and requests for assistance may, be directed to the consent agent at the following address and telephone and facsimile numbers:

Corporate Trust Services
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance
(800) 934-6802
By Facsimile: (651) 495-8158, Attn: Specialized Finance
      We have appointed Georgeson Shareholder Communications, Inc. to act as the information agent with respect to the consent solicitation. We will pay the information agent customary fees for its services and reimburse it for its reasonable out-of-pocket expenses. We have also agreed to indemnify the information agent for certain liabilities. Requests for additional copies of this prospectus or the letter of consent may be directed to the information agent at the following address and telephone numbers:

17 State Street
New York, New York 10004
(877) 278-4751
Banks/ Brokers (212) 440-9800
Fees and Expenses
      The total amount of funds required to pay all fees and expenses in connection with the consent solicitation is expected to be approximately $600,000. We expect to obtain these funds from available cash.
DESCRIPTION OF OUR GUARANTEES
      The following is a summary of our proposed guarantees of the notes. The following summary is qualified by reference to the full provisions of the forms of the guarantees, which have been filed as exhibits to the registration statement of which this prospectus forms a part.
      If the proposed amendments to the indentures are approved, contemporaneously with the execution of the supplemental indentures, we will issue guarantees of the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on the notes, and all other monetary obligations of US Unwired under the indentures, insofar as such monetary obligations relate to the notes. We will execute a guarantee in favor of the holders of the 2010 notes, and we will also execute a guarantee in favor of the holders of the 2012 notes. It will not be necessary for new certificates to be issued evidencing the notes to reflect the benefit of the guarantees, and no separate certificates will be issued to evidence the guarantees. Regardless of the outcome of the consent solicitation, the notes will continue to be guaranteed by substantially the same subsidiaries of US Unwired that currently guarantee the notes under the terms of the indentures.
      Our guarantees with respect to the 2010 notes and 2012 notes will be:

•	senior, unsecured obligations, equal in right of payment with all of our existing and future senior, unsecured debt;

•	effectively junior to our obligations secured by liens, to the extent of the value of the assets securing those obligations; and

•	senior in right of payment to our subordinated debt, if any.
      Our guarantees will not make us or any of our subsidiaries subject to the covenants contained in the indentures and will not otherwise contain any restrictions on our operations.
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general discussion of what we believe to be the principal U.S. federal income tax consequences of the consent solicitation to holders of the notes. It is not a complete analysis of all the potential tax considerations relating to the consent solicitation. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Department of the Treasury, or Treasury, regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the U.S. federal income tax treatment. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. We have not obtained an opinion of counsel, nor have we sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made herein, and we cannot assure you that the IRS will not take a position contrary to such statements or that such contrary position taken by the IRS would not be sustained by a reviewing court.
      This summary is applicable only to initial purchasers of notes who purchased the notes on original issuance at their initial offering price. It assumes that the notes are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to the holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the U.S. dollar;

•	persons that hold notes as part of a hedge, straddle, or conversion transaction;

•	persons deemed to sell notes under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.
      If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding notes is urged to consult his or her tax advisor regarding the tax consequences of the consent solicitation.

General
      Although the issue is not free from doubt, we believe that a holder of notes should not recognize any income, gain or loss as a result of the implementation of the proposed amendments to the indentures governing the notes and the provision of our guarantees, and such holder should continue to have the same tax basis and holding period with respect to the notes as it had before the consent solicitation.

Tax Consequences of the Proposed Amendments and Our Guarantees of the Notes
      Generally, the modification of the terms of a debt instrument is treated, for federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” as specially determined for federal income tax purposes. For these purposes, a modification of the terms of a debt instrument is significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Although the matter is not free from doubt, we believe that the adoption of the proposed amendments, in and of itself, should not constitute a significant modification of the terms of the notes for federal income tax purposes. Upon adoption of the proposed amendments, we will also guarantee US Unwired’s payment obligations with respect to the notes. The Treasury regulations provide that the addition of a co-obligor on a debt instrument is a significant modification if the addition of the co-obligor results in a change in payment expectations. The Treasury regulations further provide that a change in payment expectations occurs if, as a result of a transaction, there is substantial enhancement of the obligor’s capacity to meet the payment obligations under a debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. It is possible that our guarantees of US Unwired’s payment obligations under the notes could constitute a significant modification of the notes for federal income tax purposes.
      If our guarantees are treated as a significant modification of the notes for federal income tax purposes, a holder will be treated as having exchanged its “old” notes for “new” notes for federal income tax purposes. Even so, the holder will not be subject to taxation if the notes, as originally issued and as amended, constitute “securities” for federal income tax purposes. In such event, the “deemed” exchange would be treated as a tax-free recapitalization for federal income tax purposes. There is no precise definition of what constitutes a “security” under federal income tax law. The determination of whether a debt instrument is a security for federal income tax purposes requires an overall evaluation of the nature of the debt instrument, including the extent of a holder’s proprietary interest in the issuer and risk and the original term of the debt instrument. A debt instrument with a term of five years or less generally does not qualify as a security, and a debt instrument with a term of ten years or more generally does qualify as a security. Whether a debt instrument with a term between five and ten years qualifies as a security is unclear. The 2010 notes and 2012 notes have original maturities of six and eight years, respectively. Although the matter is not free from doubt, given the maturities and the other terms of the notes, we intend to take the position that the notes should constitute securities for federal income tax purposes. In such event, a holder would not recognize any income, gain or loss as a result of our guarantees, the holder would take a tax basis in the “new” notes equal to its tax basis in the “old” notes immediately prior to the “deemed” exchange and the holder’s holding period for the “new” notes would include the period during which the “old” notes were held.
      If, on the other hand, our guarantees were treated as a material modification of the notes resulting in a “deemed” exchange, but the “deemed” exchange was not treated as a recapitalization for federal income tax purposes (e.g., because the notes were not deemed “securities” for federal income tax purposes), a holder would recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the holder in the “deemed” exchange and the holder’s adjusted tax basis in the notes deemed to be exchanged. In addition, the holder’s holding period in the “new” notes that are deemed to be received would begin on the day after the “deemed” exchange and the holder’s tax basis in the “new” notes would be equal to the amount realized by such holder in the “deemed” exchange.
      ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE CONSENT SOLICITATION TO THEIR PARTICULAR CIRCUMSTANCES.
DESCRIPTION OF THE AMENDED SECURITIES
      The following description is of the notes and the indentures, as amended by the proposed amendments, and references to the notes and indentures in this section are references to the same, as amended by the proposed amendments pursuant to the applicable supplemental indentures. The following description is qualified by reference to the full provisions of the indentures, and the forms of supplemental indentures, which are exhibits to the registration statement of which this prospectus forms a part.
      The following description also contains a summary of the material provisions of the Collateral Documents and the Intercreditor Agreement, but the description does not restate those agreements in their entirety. We urge you to read the indentures, the Collateral Documents and the Intercreditor Agreement in their entirety because they, and not this description, define your rights as a holder of the notes. Copies of certain of the Collateral Documents and the Intercreditor Agreement may be obtained from the information agent. See “The Consent Solicitation — Solicitation, Consent and Information Agents.”
      You can find the definitions of certain terms used in this description under “— Certain Definitions.” Certain terms used in this description but not defined below under “— Certain Definitions” or elsewhere in this prospectus have the meanings assigned to them in the indentures. In this description, the term “Subsidiary” excludes IWO Holdings, Inc. and its Subsidiaries, and the term “Guarantee” excludes our proposed guarantees. The registered holder of a note will be treated as the owner of that note for all purposes. Only registered holders have rights under the indentures.
      US Unwired has issued $125,000,000 aggregate principal amount of its Series B First Priority Senior Secured Floating Rate Notes due 2010 under the indenture, as amended or supplemented from time to time, dated June 16, 2004, among US Unwired, the guarantors named therein, and U.S. Bank National Association, as trustee, and $235,000,000 aggregate principal amount of its 10% Series B Second Priority Senior Secured Notes due 2012 under the indenture, as amended or supplemented from time to time, dated June 16, 2004, among US Unwired, the guarantors named therein, and U.S. Bank National Association, as trustee.
      Where we refer to the “notes,” we are referring to the 2010 notes and the 2012 notes, collectively, and where we refer to the “indentures” we are referring to the 2010 indenture and the 2012 indenture, together. All references to the “trustee” shall mean the trustee under the 2010 indenture (if with respect to the 2010 indenture or the 2010 notes) or the trustee under the 2012 indenture (if with respect to the 2012 indenture or the 2012 notes) or both trustees, together, as the context suggests. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.
      The following description is a summary of the material provisions of the indentures, as each is amended by the proposed amendments (to be set forth in supplemental indentures) which will become operative upon execution of the supplemental indentures by US Unwired, its subsidiary guarantors and the trustee.

Brief Description of the Notes and the Guarantees

2010 Notes
      The 2010 notes will continue to be:

•	senior secured obligations of US Unwired;

•	secured by security interests (“First Priority Liens”) in the Collateral on a first priority basis, equal and ratable with any other First Lien Obligations;

•	unconditionally guaranteed on a senior secured basis by (i) all of US Unwired’s direct and indirect Subsidiaries that currently guarantee them and (ii) all of US Unwired’s future Restricted Subsidiaries that are Domestic Subsidiaries;

•	equal in right of payment with all existing and future Pari Passu Indebtedness of US Unwired (including the 2012 notes) and any other First Lien Obligations; and

•	senior in right of payment to all existing and future Indebtedness of US Unwired that expressly provides for its subordination to the 2010 notes.

2012 Notes
      The 2012 notes will continue to be:

•	senior secured obligations of US Unwired;

•	secured by security interests (“Second Priority Liens”) in the Collateral on a second priority basis, subject to the first priority security interests securing US Unwired’s obligations under any First Lien Obligations (including in respect of the 2010 notes);

•	unconditionally guaranteed on a senior secured basis by (i) all of US Unwired’s direct and indirect Subsidiaries that currently guarantee them and (ii) all of US Unwired’s future Restricted Subsidiaries that are Domestic Subsidiaries;

•	equal in right of payment with all existing and future Pari Passu Indebtedness of US Unwired and any First Lien Obligations (including the 2010 notes); and

•	senior in right of payment to all existing and future Indebtedness of US Unwired that expressly provides for its subordination to the 2012 notes.

The Guarantees
      The notes will continue to be guaranteed by each of the Subsidiary Guarantors and those Subsidiary Guarantees will not be affected by the execution of the supplemental indentures. See “— The Subsidiary Guarantees” below for more information regarding the Subsidiary Guarantees. Upon execution of the supplemental indentures for each of the 2010 notes and 2012 notes, we will also guarantee the notes. See the section entitled “Description of Our Guarantees” in this prospectus for more information regarding our guarantees of the notes.
      In the future, subject to the limitations set forth in the indentures, US Unwired and its Restricted Subsidiaries may incur additional Indebtedness that may be entitled to the benefits of the First Priority Liens created in the Collateral pursuant to the Collateral Documents. If such additional First Priority Lien Indebtedness is incurred, it would be secured equally and ratably with the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 Note Obligations, and senior to the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes and the 2012 Note Obligations. In the event that holders of First Lien Obligations exercise their rights with respect to the Collateral, those Holders (including Holders of the 2010 notes) would be entitled to be repaid in full from the proceeds from the sale of the Collateral before those proceeds would be available for distribution to Holders of the 2012 notes. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the

2012 notes unless all First Lien Obligations are paid in full. Holders of the notes will be entitled to be repaid in full from the proceeds from the sale of Collateral before any amounts would be available for distribution to unsecured creditors. Under the indentures, US Unwired and its Subsidiaries will be able to Incur additional secured debt in the future.
      The assets of any Subsidiary that does not guarantee the notes will not constitute collateral and will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. Under the indentures, US Unwired is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” US Unwired’s Unrestricted Subsidiaries are not subject to the restrictive covenants in the indentures and do not guarantee the notes. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before any of their assets would become available to pay creditors of US Unwired and its Restricted Subsidiaries (including Holders of the notes).
Principal, Maturity and Interest
      The indentures provide for the issuance of additional notes, subject to compliance with applicable law and with the covenants contained in the indentures, including without limitation the covenants described in this section under “— Certain Covenants;” provided, however, that: (i) the aggregate amount of any additional 2010 notes that may be issued or incurred shall be limited to those issued on the Issue Date and those issued or incurred under clause (2) of the second paragraph of “— Certain Covenants — Limitation on Consolidated Indebtedness,” and (ii) the aggregate amount of additional 2012 notes that may be issued or incurred shall be limited to those issued on the Issue Date, those issued or incurred under clause (2) of the second paragraph of “— Certain Covenants — Limitation on Consolidated Indebtedness,” and such additional 2012 notes as may be issued from time to time pursuant to the first paragraph of “— Certain Covenants — Limitation on Consolidated Indebtedness,” subject to the Liens permitted under clause (4) of the definition of “Permitted Liens” set forth below. The 2010 notes as amended by the proposed amendments and any additional 2010 notes subsequently issued would be treated as a single class for all purposes under the 2010 indenture, and the 2012 notes as amended by the proposed amendments and any additional 2012 notes subsequently issued would be treated as a single class for all purposes under the 2012 indenture. All additional 2010 notes subsequently issued would benefit from the First Priority Liens to the same extent as the 2010 notes originally issued. All additional 2012 notes subsequently issued would benefit from the Second Priority Liens to the same extent as the 2012 notes originally issued. US Unwired would issue additional notes in denominations of $1,000 and integral multiples of $1,000.

2010 Notes
      The 2010 notes will mature on June 15, 2010.
      The 2010 notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.25%, as determined by the calculation agent (the “Calculation Agent”), which currently is the trustee.
      Set forth below is a summary of certain of the defined terms used in the 2010 indenture relating to the calculation of interest on the 2010 notes.
      “Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.
      “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date.
      “LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation

(expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
      “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
      “Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.
      “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).
      The amount of interest for each day that the 2010 notes are outstanding (the “Daily Interest Amount”) is calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the 2010 notes. The amount of interest to be paid on the 2010 notes for each Interest Period is calculated by adding the Daily Interest Amounts for each day in the Interest Period.
      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
      The interest rate on the 2010 notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
      The Calculation Agent will, upon the request of the Holder of any 2010 note, provide the interest rate then in effect with respect to the 2010 notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on US Unwired, the Guarantors and the Holders of the 2010 notes.
      Interest on the 2010 notes is payable quarterly in arrears (to the Holders of record of the 2010 notes on the March 1, June 1, September 1 or December 1 immediately preceding the applicable interest payment date) on each March 15, June 15, September 15 and December 15 of each year. Interest on the 2010 notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from or including the Issue Date.

2012 Notes
      The 2012 notes will mature on June 15, 2012.
      Interest on the 2012 notes accrues at a fixed rate of 10% per annum and is payable semi-annually in arrears on each June 15 and December 15 to the Holders of record on the June 1 or December 1 immediately preceding the applicable interest payment date.
      Interest on the 2012 notes accrues from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year of twelve 30-day months.

Method of Receiving Payment on the Notes
      If a Holder has given wire transfer instructions to US Unwired, US Unwired will pay all principal, interest or premium, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless US Unwired elects to make interest payments by check mailed to the Holders at their address set forth in the security register.
Paying Agent and Registrar for the Notes
      The trustee is acting as paying agent and registrar. US Unwired may change the paying agent or registrar with respect to either the 2010 notes or the 2012 notes without prior notice to the Holders of the notes, and US Unwired or any of its Subsidiaries may act as paying agent or registrar.
      All moneys paid by US Unwired to a paying agent for the payment of principal, interest or premium, if any, on any notes which remain unclaimed for two years after such principal, interest or premium have become due and payable may be repaid to US Unwired, and thereafter the Holder of such notes may look only to US Unwired for payment of them.
Transfer and Exchange
      A Holder may transfer or exchange notes in accordance with the terms of the applicable indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes and fees required by law in connection with such transfer. US Unwired is not required to transfer or exchange any note selected for redemption. Also, US Unwired is not required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with an Offer to Purchase or an Asset Sale Offer.
The Subsidiary Guarantees
      All obligations of US Unwired under the indentures with respect to the notes will continue to be guaranteed by:

(1) all of US Unwired’s Subsidiaries that currently guarantee them; and

(2) all of US Unwired’s future Restricted Subsidiaries that are Domestic Subsidiaries.
      The Subsidiary Guarantees with respect to the 2010 notes will continue to be:

•	the joint and several obligations of each Guarantor;

•	secured, on a first priority basis, by security interests in the Collateral owned by the Subsidiary Guarantors;

•	effectively junior to Capital Lease Obligations and obligations secured by certain other Permitted Liens, to the extent of the value of the assets securing those obligations;

•	senior in right of payment to all future subordinated Indebtedness of such Guarantor, if any; and

•	equal in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor.
      The Subsidiary Guarantees with respect to the 2012 notes will continue to be:

•	the joint and several obligations of each Guarantor;

•	secured, on a second priority basis, by security interests in the Collateral owned by the Subsidiary Guarantors;

•	effectively junior to that Guarantor’s Subsidiary Guarantee of all First Lien Obligations, which will be secured on a first priority basis by security interests in the Collateral owned by such Guarantor, and to Capital Lease Obligations and obligations secured by certain other Permitted Liens, to the extent of the value of the assets securing those obligations;

•	senior in right of payment to all future subordinated Indebtedness of such Guarantor, if any; and

•	equal in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor.

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than US Unwired or another Guarantor, unless, immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and either:

(a) such Guarantor is the surviving Person or the Person acquiring the property in any such sale or disposition or the Person formed by any such consolidation or merger assumes all the obligations of that Guarantor under the indentures, its Subsidiary Guarantee in respect of the 2010 notes and the 2012 notes and the Collateral Documents pursuant to a supplemental indenture and appropriate Collateral Documents; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with “Asset Sale” provisions of the indentures.
      The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) by US Unwired or a Subsidiary of US Unwired, if the sale or other disposition complies with the “Asset Sale” provisions of the indentures;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor by US Unwired or a Subsidiary of US Unwired, if the sale or other disposition complies with the “Asset Sale” provisions of the indentures;

(3) if the Collateral Agent, at the instruction of the holders of the First Lien Obligations, exercises any remedies in respect of the Capital Stock of such Guarantor;

(4) if US Unwired designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indentures (unless any Collateral is then owned by such Guarantor); or

(5) upon legal defeasance of the notes as provided below under “— Defeasance.”
Security for the Notes
      Except as noted below, the notes, the Subsidiary Guarantees and the Note Obligations will continue to be secured by Liens granted to the Collateral Agent on substantially all of the tangible and intangible personal property, real property and fixtures of US Unwired and the Guarantors, whether now owned or hereafter acquired (collectively, the “Collateral”), subject to certain Permitted Liens and except as otherwise provided below. Such Liens securing the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes, and the 2010 Note Obligations will continue to be secured by First Priority Liens on the Collateral. Such Liens securing the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes, and the 2012 Note Obligations will continue to be secured by Second Priority Liens on the Collateral.
      The Collateral includes, without limitation:

(1) all of the Capital Stock of each Restricted Subsidiary that is a Domestic Subsidiary;

(2) FCC Licenses, to the extent permitted by applicable law and to the extent not requiring FCC approval in order to grant a security interest therein;

(3) all deposit accounts, security accounts, accounts receivable, inventory, investment property (other than Capital Stock of the Subsidiaries of US Unwired described in clause (1) above),

intercompany notes, general intangibles, equipment, instruments, contract rights, chattel paper, promissory notes and leases (except, with respect to leases, to the extent perfection cannot be effected through filings under the Uniform Commercial Code);

(4) all fixtures, except to the extent perfection cannot be effected through filings under the Uniform Commercial Code;

(5) real property described below under “— Additional Collateral; Acquisition of Assets or Property,” and the headquarters building of US Unwired in Lake Charles, Louisiana;

(6) patents, trademarks, copyrights and other intellectual property; and

(7) all proceeds of, and all other amounts arising from, the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in clauses (1) through (6) above.

      In addition, the Collateral Agent will be named as a loss payee in all of the insurance policies of US Unwired and the Guarantors that cover assets that constitute Collateral.
      The Collateral does not include (collectively, the “Excluded Property”): (a) any chattel paper, promissory note, lease, contract, general intangible, license, property right or agreement (collectively, a “Contract”) to which US Unwired or any Guarantor is a party (i) to the extent that the grant of a security interest therein by US Unwired or such Guarantor will constitute or result in the abandonment, invalidation or unenforceability of any material right, title or interest of US Unwired or such Guarantor under such Contract, (ii) to the extent that the terms of such Contract prohibit the creation by US Unwired or such Guarantor of a security interest therein or (iii) to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein (other than, in the case of clauses (i), (ii) and (iii), to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code); (b) any Excluded Real Property; (c) any Capital Stock of a Subsidiary other than that described in clause (1) above; (d) any vehicles (whether owned or leased); (e) rights with respect to lawsuits filed against us and our Affiliates; or (f) any assets that are subject to Liens permitted under clauses (1), (6), (7), (8) and (21) of the definition of “Permitted Liens” (but only to the extent the agreements relating to such Liens prohibit the creation of Liens in favor of the Collateral Agent on such property or assets); provided that any proceeds, substitutions or replacements of any Excluded Property shall not themselves be Excluded Property (unless such proceeds, substitutions or replacements would constitute property described in clauses (a) through (f) above).
      On the Issue Date, US Unwired and the Guarantors entered into the Collateral Documents, which provide for a grant of a security interest in the Collateral in favor of the Collateral Agent for the benefit of the Holders of the 2010 notes on a first priority basis and for the benefit of the Holders of the 2012 notes on a second priority basis. The security interests with respect to the 2010 notes secure on a first priority basis, equally and ratably with any other First Lien Obligations, the payment and performance when due of the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes, and the 2010 Note Obligations under the terms of the 2010 indenture, the 2010 notes, the Subsidiary Guarantees and the Collateral Documents. The security interests with respect to the 2012 notes secure on a second priority basis, junior to the First Lien Obligations, the payment and performance when due of the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes, and the 2012 Note Obligations under the terms of the 2012 indenture, the 2012 notes, the Subsidiary Guarantees and the Collateral Documents.
      US Unwired will, and will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Holders of the notes, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the indentures, the Intercreditor Agreement and the Collateral Documents.

      The Liens in favor of the Collateral Agent under the Collateral Documents will be released in whole:

(1) upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, and Liquidated Damages, if any, on the notes and payment in full of all other Note Obligations with respect to the notes that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium are paid; or

(2) upon a defeasance of the notes in accordance with the provisions described below under “— Defeasance.”
      The Liens in favor of the Collateral Agent under the Collateral Documents will be released with respect to any asset constituting Collateral if:

(1) the asset has been sold or otherwise disposed of by US Unwired or a Guarantor to a Person other than US Unwired or a Guarantor in a transaction permitted by the indentures, at the time of such sale or disposition;

(2) the asset is owned or has been acquired by a Subsidiary that has been released from its Subsidiary Guarantee in accordance with the terms of the indentures (including by virtue of a Guarantor becoming an Unrestricted Subsidiary); or

(3) the Collateral Agent exercises any remedies in respect to such asset, including any sale or other disposition thereof.
      US Unwired, subject to compliance by US Unwired and its Restricted Subsidiaries with the “— Limitation on Consolidated Indebtedness” covenant, has the ability to issue: (i) additional 2010 notes having identical terms and conditions to the 2010 notes, and other First Lien Obligations, subject to compliance with clause (2) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness;” and (ii) additional 2012 notes having identical terms and conditions as the 2012 notes, subject to the limitation set forth in clause (4) of the definition of “Permitted Liens,” all of which may be secured by the Collateral; provided, however, that not less than 75% of the net cash proceeds from any such issuance of additional notes shall be invested in additional assets, which shall become Collateral for the notes.

Additional Collateral; Acquisition of Assets or Property
      Concurrently with:

(i) the acquisition (including, without limitation, through the designation, acquisition or creation of a new Restricted Subsidiary) by US Unwired or any Guarantor of any assets or property (including fixtures, but excluding all other real property) having a fair market value (as determined in good faith by the Board of Directors of US Unwired) in excess of $1.0 million individually or $2.5 million in a series of one or more related transactions;

(ii) the acquisition (including, without limitation, through the specification, acquisition or creation of a new Restricted Subsidiary) by US Unwired or any Guarantor of any fee interest in any individual or contiguous parcels of owned real property (other than fixtures) having a fair market value (as determined in good faith by the Board of Directors of US Unwired) in excess of $2.5 million individually or in a series of one or more related transactions;

(iii) the acquisition of any FCC License by US Unwired or any Guarantor; or

(iv) the inclusion by US Unwired or any Guarantor of any other assets or property in collateral securing any First Lien Obligations;
US Unwired shall, or shall cause the applicable Guarantor to, as promptly as practicable, subject to obtaining the consents contemplated by the next succeeding paragraph:

(1) execute and deliver to the Collateral Agent such Collateral Documents and take such other actions as shall be necessary or (in the opinion of the Collateral Agent) desirable to create, perfect and protect a Lien in favor of the Collateral Agent on such assets or property (to the extent permitted by applicable law, in the case of FCC Licenses and to the extent otherwise required to be perfected in accordance with the terms of the Collateral Documents);

(2) in the case of real property, deliver to the Collateral Agent title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property, with local fixture filings being made in respect of fixtures associated with such real property; and

(3) promptly deliver to the Collateral Agent such opinions of counsel, if any, as the Collateral Agent may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

      Also, if the granting of a security interest in such property requires the consent of a third party, US Unwired will use commercially reasonable efforts (and in any event not involving the payment of money in excess of 1/2 of 1% of the estimated fair market value of the property as determined in good faith by the chief financial officer of US Unwired) to obtain such consent as promptly as practicable with respect to the Lien for the benefit of the Collateral Agent.

Perfection and Non-Perfection of Security in Collateral
      The security interests created by the Collateral Documents with respect to deposit accounts and security accounts have not been and will not be perfected. As a result the notes will not have the benefit of a perfected security interest in US Unwired’s cash, Cash Equivalents and other marketable securities or investments. In addition, the notes do not have a perfected security interest in fixtures and certain other personal property to the extent perfection cannot be effected through filings under the Uniform Commercial Code. To the extent that any Collateral is not perfected, the Collateral Agent’s rights will be equal to the rights of the general unsecured creditors of US Unwired and the Guarantors in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over the Collateral Agent’s interests in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an Event of Default or a Default under the other secured obligations to satisfy the obligations under the notes. In addition, certain assets may be subject to existing Permitted Liens that would take priority over any liens granted in such assets under the Collateral Documents.

Intercreditor Agreement
      On the Issue Date, US Unwired, the Guarantors, the Collateral Agent, the trustee for the 2010 notes (the “2010 Notes Trustee”) and the trustee for the 2012 notes (the “2012 Notes Trustee”) entered into an Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, the 2012 Notes Trustee agreed, on behalf of the Holders of the 2012 notes, that the security interests created pursuant to the Collateral Documents, insofar as securing the 2012 notes, the Subsidiary Guarantees in respect of the 2012 notes and the 2012 Note Obligations, are junior in priority, operation and effect to the security interests created pursuant to the Collateral Documents, insofar as securing the First Lien Obligations (including the 2010 notes, the Subsidiary Guarantees in respect of the 2010 notes and the 2010 Note Obligations), notwithstanding any provisions of applicable law to the contrary, or the fact that the security interests in respect of the First Lien Obligations are subordinated, voided, avoided, invalidated or lapsed. The Holders of the 2012 notes and the 2012 Notes Trustee agree not to contest the security interests securing any First Lien Obligations. All proceeds of Collateral received by the Collateral Agent or the 2012 Notes Trustee at any time during a First Lien Obligation Period will be required to be applied to the First Lien Obligations until such Obligations are paid in full. At any other time, the Collateral Agent will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents to the 2012 Notes Trustee for the ratable benefit of the

Holders of the 2012 notes (and any other Indebtedness permitted to be Incurred under the Indentures secured by a Second Priority Lien).
      In the event that, after the Issue Date, US Unwired and the Guarantors designate any additional Indebtedness (including under any Credit Agreement) as “First Lien Obligations” under the Intercreditor Agreement, holders of such Indebtedness (or a trustee or agent on their behalf including, in the case of the Credit Agreement, the Credit Agreement Agent) will become a party to the Intercreditor Agreement and, together with the Lenders, shall be entitled to the benefits of the Intercreditor Agreement and the First Priority Liens created under the Collateral Documents in favor of the Collateral Agent. The aggregate amount of First Lien Obligations (including any thereof under the Credit Agreement), together with the aggregate amount of 2010 notes (including additional 2010 notes), that may be issued or incurred shall be limited to those issued on the Issue Date and those issued or incurred under clause (2) or (7) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness.” The Collateral Documents will provide that, as among the holders of the First Lien Obligations, any instructions to be given to the Collateral Agent by such holders shall be given by a majority of the holders of the First Lien Obligations (other than the holders of Hedging Obligations), voting as a single class. In the event that the holders of Indebtedness under the Credit Agreement entitled to the benefit of the First Priority Lien shall exceed in aggregate principal amount the 2010 notes, then the holders of such Indebtedness under the Credit Agreement will be able to control all actions taken by the Collateral Agent.
      Pursuant to the terms of the Intercreditor Agreement, during a First Lien Obligation Period, the holders of the First Lien Obligations will have the exclusive right to determine the circumstances, order, time and method by which all Liens on the Collateral will be enforced. The 2012 Notes Trustee will not be permitted to enforce the Second Priority Liens during a First Lien Obligation Period even if an Event of Default (or insolvency proceeding) has occurred and is continuing and the 2012 notes have been accelerated. As a result, during a First Lien Obligation Period, none of the 2012 Notes Trustee nor the Holders of the 2012 notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Lien Obligations. In addition, the 2012 Notes Trustee and the Holders of the 2012 notes will be prohibited from hindering the exercise of remedies available to the holders of First Lien Obligations.
      The holders of First Lien Obligations may take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the Holders of the 2012 notes or the 2012 Notes Trustee and modify the Collateral Documents without the consent of the Holders of the 2012 notes or the 2012 Notes Trustee, to, among other things, secure additional extensions of credit and add additional secured parties, so long as such modifications do not expressly violate the provisions of the 2012 indenture.
      The Intercreditor Agreement also prohibits US Unwired and its Subsidiaries from granting Liens in favor of the 2012 notes, the Subsidiary Guarantees in respect of the 2012 notes or the 2012 Note Obligations except in favor of the Collateral Agent pursuant to the Collateral Documents. In addition, during any First Lien Obligation Period, neither the 2012 Notes Trustee nor the Holders of the 2012 notes will have any right to approve any amendment, waiver or consent under any Collateral Documents (other than the release of Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions).
      During the pendency of a bankruptcy case during any First Lien Obligation Period, the Intercreditor Agreement will prohibit the 2012 Notes Trustee and the Holders of the 2012 notes from filing any pleadings or motions in respect of the Collateral, taking any position at any hearing in respect of the Collateral, seeking relief from the automatic stay in respect of the Collateral or otherwise taking any action in respect of the Collateral, other than to file proofs of claim. During the pendency of a bankruptcy case during any First Lien Obligation Period, the Intercreditor Agreement will also prohibit the 2012 Notes Trustee and the Holders of the 2012 notes from objecting to debtor-in-possession financing approved by the holders of First Lien Obligations, including any provisions contained in such debtor-in-

possession financing that provide Liens that are prior to the Second Priority Liens or the use by any lender under any such debtor-in-possession financing of cash collateral, so long as such Liens are permitted to be incurred under the 2012 indenture. Further, during the pendency of a bankruptcy case during any First Lien Obligations Period, the Intercreditor Agreement will also prohibit the 2012 Notes Trustee and the Holders of the 2012 notes from objecting to any request by the holders of the First Lien Obligations for adequate protection, or to the release of Collateral sold in connection with a Section 363 of the Bankruptcy Code sale approved by the holders of the First Lien Obligations and from objecting to a plan or reorganization or disclosure statement related thereto under certain circumstances.

Bankruptcy Limitations
      In addition to the limitations described above under “— Intercreditor Agreement,” you should be aware that the right and ability of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by title 11 of the United States Code (the “Bankruptcy Code”) if a bankruptcy proceeding were to be commenced by or against US Unwired or a Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor, subject to bankruptcy court approval, to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended, in general, to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the Lien of the Collateral Agent in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the notes will only have limited consent rights with respect to the use of those funds by US Unwired or any of its Subsidiaries during the pendency of the proceeding if the court finds that the holders are receiving adequate protection. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. Further, the Holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security.

Additional Indebtedness Secured by Second Priority Liens
      US Unwired and the Guarantors may in the future Incur additional Indebtedness that is secured equally and ratably with the 2012 notes by a Second Priority Lien on the Collateral, as permitted by clause (4) or (7) of the definition of “Permitted Liens.” The Intercreditor Agreement and the indentures provide that, if such Indebtedness is Incurred, appropriate arrangements will be made to ensure that the Collateral is shared equally and ratably between the 2012 notes and such additional Indebtedness.

Optional Redemption

2010 Notes
      On or after June 15, 2006, US Unwired may, at any time at its option, redeem the 2010 notes, in whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices, expressed as percentages of their principal amount, together with accrued and unpaid interest, if any, on the 2010 notes redeemed to but excluding the date fixed for redemption, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Redemption Price

2006	102.000%
2007	101.000%
2008 and thereafter	100.000%
      Notwithstanding the above, at any time prior to June 15, 2006, US Unwired may, in one or more transactions, redeem up to a total of 35% of the aggregate principal amount of 2010 notes issued under the 2010 indenture (including additional 2010 notes, if any) from the net cash proceeds of an Equity Offering, at a price equal to 100% of the aggregate principal amount of the 2010 notes redeemed, plus a premium equal to the interest rate per annum on the 2010 notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest, if any, on the 2010 notes redeemed to, but excluding the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of 2010 notes issued under the 2010 indenture (including additional 2010 notes, if any) remain outstanding immediately following such redemption. Any such redemption must be made within 60 days after the related Equity Offering.

2012 Notes
      On or after June 15, 2008, US Unwired may, at any time at its option, redeem the 2012 notes, in whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices, expressed as percentages of their principal amount, together with accrued and unpaid interest, if any, on the 2012 notes redeemed to but excluding the date fixed for redemption, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Redemption Price

2008	105.000%
2009	102.500%
2010 and thereafter	100.000%
      Notwithstanding the above, at any time prior to June 15, 2007, US Unwired may, in one or more transactions, redeem up to a total of 35% of the aggregate principal amount of 2012 notes issued under the 2012 indenture (including additional 2012 notes, if any) from the net cash proceeds of an Equity Offering, at a price equal to 110% of the aggregate principal amount of the 2012 notes redeemed, together with accrued and unpaid interest, if any, on the 2012 notes redeemed to, but excluding the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of 2012 notes issued under the 2012 indenture (including additional 2012 notes, if any) remain outstanding immediately following such redemption. Any such redemption must be made within 60 days after the related Equity Offering.

General
      Notice of any optional redemption of the notes, or portion thereof, will be given by first-class mail to Holders at their addresses appearing in the security register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state whether the redemption applies to the 2010 notes or the 2012 notes, the redemption date, the redemption price, if less than all the outstanding notes are to be redeemed, principal amounts of the particular notes to be redeemed, that on the redemption date the redemption price will become due and payable upon each note to be redeemed and the place or places where such notes are to be surrendered for payment of the redemption price.
      At US Unwired’s option, any redemption or notice of redemption may be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. Notice of any redemption upon an Equity Offering may be given prior to completion of the related Equity Offering.
      If less than all the notes of either series are to be redeemed at any time, the trustee will select notes from such series for redemption as follows:

(1) if the notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the notes are listed; or

(2) if the notes are not listed on any securities exchange, on a pro rata basis, by lot or by such other method as the trustee deems fair and appropriate.
No Sinking Fund
      The notes are not entitled to the benefit of any sinking fund.
Change of Control
      Upon the occurrence of a Change of Control, each Holder of a note shall have the right to require US Unwired to repurchase such note on the terms and conditions set forth in the indentures. US Unwired shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase. US Unwired or a third party on its behalf may, but shall not be required to, satisfy US Unwired’s obligations under this covenant by mailing such an Offer to Purchase prior to, and contingent upon, the anticipated consummation of a transaction resulting in a Change of Control; provided that US Unwired and any such third party shall comply with all applicable laws and regulations, including Rule 14e-l under the Exchange Act, and the Offer to Purchase shall not close unless the transaction resulting in a Change of Control also occurs.
      US Unwired may be prohibited from making or satisfying the Offer to Purchase under the terms of its future Indebtedness.
      “Change of Control” means any of the following:

(1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of US Unwired and its Restricted Subsidiaries taken as a whole to any “person,” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of US Unwired;

(3) the consummation of any transaction, including without limitation, any merger or consolidation, the result of which is that any “person,” as defined above, other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Power of US Unwired; or

(4) the first day on which a majority of the members of the Board of Directors of US Unwired are not Continuing Directors.
      US Unwired will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indentures, US Unwired will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indentures by virtue of such conflict; provided that US Unwired shall not be relieved of its obligation to make an offer to repurchase the notes under the Change of Control provisions of the indentures by reason of such conflict.
      Subject to the limitations discussed below, US Unwired could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect US Unwired’s capital structure. Except for the limitations contained in “— Certain Covenants — Limitation on Consolidated Indebtedness,” the indentures do not contain any covenants or provisions that may afford Holders of the notes protection in the event of some highly leveraged transactions.
      In certain circumstances, US Unwired’s ability to complete a Change of Control repurchase may be limited by the terms of certain of US Unwired’s future Indebtedness. If a Change of Control were to occur, certain of US Unwired’s or US Unwired’s Subsidiaries’ other Indebtedness could be required to be repaid, repurchased or amended. Future Indebtedness of US Unwired and its Subsidiaries, including Indebtedness which may rank equally in right of payment to either series of notes, may also contain prohibitions on the repurchase of the notes and on the occurrence of some events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when US Unwired is prohibited or prevented from repurchasing the notes, US Unwired could seek the consent of the applicable lenders to allow the repurchase or could attempt to refinance the borrowings that contain the prohibition. If US Unwired does not obtain such a consent or repay those borrowings, US Unwired will remain prohibited from repurchasing the notes. In that case, US Unwired’s failure to purchase tendered notes would constitute an Event of Default under the indentures. Finally, US Unwired’s ability to pay cash to the Holders of the notes following the occurrence of a Change of Control may be limited by US Unwired’s then existing financial resources, including its ability to access the cash flow of its Subsidiaries. Sufficient funds may not be available when necessary to make any required repurchases.
      The definition of Change of Control includes a phrase relating to the merger, sale, transfer or other conveyance of “all or substantially all” the assets of US Unwired on a consolidated basis. Although there is case law interpreting the phrase “substantially all,” there is no precise established definition or quantification of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require US Unwired to repurchase such notes as a result of a merger, sale, transfer or other conveyance of less than all of the assets of US Unwired on a consolidated basis to another Person or group may be uncertain.
Certain Covenants

Limitation on Consolidated Indebtedness
      The indentures provide that US Unwired will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness including Acquired Indebtedness, except that US Unwired and any Guarantor may Incur Indebtedness, if US Unwired’s Operating Cash Flow Ratio would have been less than 6.5 to 1.0 if such Incurrence is prior to December 31, 2006 and less than 5.5 to 1.0 if such Incurrence is on or after December 31, 2006.
      Notwithstanding the above, US Unwired and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the above limitations:

(1) Indebtedness evidenced by the notes on the Issue Date and a like aggregate principal amount of Exchange Notes and any Subsidiary Guarantees of the foregoing;

(2) Indebtedness incurred by US Unwired under one or more Credit Agreements (including additional notes) in an aggregate principal amount not to exceed $100.0 million at any time outstanding, reduced by the amount of repayments and permanent reductions of Indebtedness Incurred under this clause (2) due to the application of Net Cash Proceeds after the Issue Date as set forth in the “— Limitation on Asset Sales and Sales of Subsidiary Stock” covenant and increased by the aggregate principal amount of any 2010 notes redeemed or repurchased by US Unwired after the Issue Date (other than as required by such covenant);

(3) Indebtedness of US Unwired or any of its Restricted Subsidiaries owing to US Unwired or any of its Restricted Subsidiaries (“Intercompany Indebtedness”); provided that (A) in the case of any such Indebtedness of US Unwired, such obligations will be unsecured and subordinated by their terms in all respects to the Holders’ rights pursuant to the notes and the Subsidiary Guarantees and (B) if any event occurs that causes a Person that is a Restricted Subsidiary to no longer be a Restricted Subsidiary, then this clause (3) will no longer be applicable to such Indebtedness of that Person;

(4) Indebtedness of US Unwired or any Restricted Subsidiary issued in exchange for, or to renew, replace, extend, refinance or refund, any Indebtedness of US Unwired or such Restricted Subsidiary Incurred pursuant to clause (1), (4), (6), (8), (11) or (14) or pursuant to the first paragraph of this covenant; provided, however, that:

(A) such Indebtedness does not exceed the principal amount (or in the case of Redeemable Stock or Preferred Stock that constitutes Indebtedness, the aggregate redemption or repurchase price or liquidation value) of Indebtedness so exchanged, renewed, replaced, extended, refinanced or refunded plus all accrued interest, dividends and redemption premiums on the Indebtedness and all fees, expenses, penalties and redemption premiums incurred in connection therewith;

(B) such exchanging, renewing, replacing, extending, refinancing or refunding Indebtedness has (x) a final maturity that is equal to or later than the final maturity of the Indebtedness being so exchanged, renewed, replaced, extended, refinanced or refunded and (y) an Average Life, at the time of such exchange, renewal, replacement, extension, refinancing or refunding of such Indebtedness, that is equal to or greater than the Average Life of the Indebtedness being so exchanged, renewed, replaced, extended, refinanced or refunded;

(C) in the case of any exchanging, renewing, replacing, extending, refinancing or refunding of Indebtedness subordinated to the notes (or Redeemable Stock or Preferred Stock that constitutes Indebtedness), the exchanging, renewing, replacing, extending, refinancing or refunding Indebtedness ranks subordinate in right of payment to the notes to substantially the same extent as, or to a greater extent than, the Indebtedness so exchanged, renewed, replaced, extended, refinanced or refunded; and

(D) no Indebtedness of US Unwired may be exchanged, renewed, replaced, extended, refinanced or refunded by the Incurrence of Indebtedness or the issuance of Capital Stock by any Restricted Subsidiary that is not a Guarantor;

(5) Indebtedness Incurred by US Unwired or any of its Restricted Subsidiaries under Hedge Agreements to protect US Unwired or any of its Restricted Subsidiaries from interest or foreign currency risk on Indebtedness permitted to be Incurred by the indentures or to manage such risk, provided that the notional principal amount of any such Hedge Agreements does not exceed the principal amount of Indebtedness to which such Hedge Agreements relate, and such Hedge Agreements are not for speculative purposes;

(6) Indebtedness of US Unwired and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness Incurred under clause (3) above) (“Existing Indebtedness”);

(7) any Guarantee by US Unwired or any Restricted Subsidiary of any Indebtedness permitted to be Incurred under the Indenture;

(8) Acquired Indebtedness, but only to the extent that (x) the aggregate amount of Acquired Indebtedness Incurred under this clause (8) does not exceed $10.0 million at any time outstanding, or (y) immediately after giving effect to the Incurrence of such Indebtedness US Unwired’s Operating Cash Flow Ratio would not exceed 7.0 to 1.0 on a pro forma basis;

(9) Indebtedness of US Unwired or any of its Restricted Subsidiaries in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(10) Indebtedness of US Unwired or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of US Unwired or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of US Unwired (other than guarantees of, or similar obligations under, Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of US Unwired for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by US Unwired or any Restricted Subsidiary in connection with such disposition;

(11) Indebtedness, including all outstanding Indebtedness Incurred pursuant to clause (4) above in exchange for, or to renew, replace, extend, refinance or refund any Indebtedness Incurred pursuant to this clause (11), of US Unwired or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of US Unwired or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(12) Indebtedness of US Unwired or any of its Restricted Subsidiaries owed to, including obligations in respect of letters of credit for the benefit of, any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to US Unwired or any of its Restricted Subsidiaries, in each case Incurred in the ordinary course of business;

(13) Indebtedness of US Unwired or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days after its Incurrence; and

(14) Indebtedness of US Unwired or any of its Restricted Subsidiaries, other than Indebtedness permitted pursuant to clauses (1) through (13) above, which does not exceed $15.0 million at any time outstanding, including all outstanding Indebtedness Incurred pursuant to clause (4) above in exchange for, or to renew, replace, extend, refinance or refund any such Indebtedness.
      For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clause (1) and clauses (3) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, US Unwired, in its sole discretion, will be permitted to classify (or divide and classify) such item of Indebtedness on the date of its Incurrence, and may, from time to time, reclassify (and redivide and reclassify) such item of Indebtedness, in any manner that complies with one or more categories of this covenant.
      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and payments of dividends on Redeemable Stock in the form of additional shares of the same class of Redeemable Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Redeemable Stock for the purposes of this covenant.

Limitation on Asset Sales and Sales of Subsidiary Stock
      The indentures provide that after the Issue Date, US Unwired will not, and will not permit any of its Restricted Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of US Unwired, whether owned on the Issue Date or thereafter acquired (an “Asset Sale”) unless:

(a) such Asset Sale is for Fair Market Value;

(b) at least 75% of the value of the consideration for such Asset Sale consists of:

(1) cash or Cash Equivalents,

(2) the assumption by the transferee (and release of US Unwired or the relevant Restricted Subsidiary, as the case may be) of Indebtedness and other liabilities (as shown on US Unwired’s or such Restricted Subsidiary’s balance sheet) of US Unwired or any Restricted Subsidiary (other than, in each case, contingent liabilities and Subordinated Indebtedness), or

(3) notes, obligations or other marketable securities (collectively, “Marketable Securities”) that are converted into cash or Cash Equivalents within 90 days;

(c) if such Asset Sale involves the transfer of Collateral,

(1) such Asset Sale complies with the applicable provisions of the Collateral Documents; and

(2) all consideration (other than cash or Cash Equivalents) received in such Asset Sale shall be expressly made subject to the Lien under the Collateral Documents, which Lien shall be a First Priority Lien with respect to the 2010 notes and a Second Priority Lien with respect to the 2012 notes; and

(d) the Net Cash Proceeds therefrom are, at US Unwired’s option and to the extent it so elects, applied on or prior to the date that is 365 days after the date of such Asset Sale:

(1) to the extent that such Net Cash Proceeds represent proceeds of Collateral and no Default or Event of Default has occurred and is continuing at the time of such repayment (as set forth in the Officers’ Certificate referred to below), or to the extent such Net Cash Proceeds represent proceeds of a sale of any property, business or assets not constituting Collateral to the repayment in accordance with clauses (ii) of this paragraph of First Lien Obligations, Second Lien Obligations and any other Applicable Pari Passu Indebtedness (with any such repayment of Indebtedness to be a permanent reduction thereof and, in the case of any Credit Agreement, to permanently reduce the commitments thereunder) and, in that connection, (i) US Unwired shall concurrently with such repayment deliver an Officers’ Certificate to the trustee as to whether any such Net Cash Proceeds represent proceeds of Collateral and whether any Default or Event of Default has occurred and is continuing, and (ii) such repayment shall be offered to all holders of First Lien Obligations, Second Lien Obligations and Applicable Pari Passu Indebtedness outstanding on the date such offer is made, treating all such First Lien Obligations, Second Lien Obligations and Applicable Pari Passu Indebtedness as one class for purposes of such offer (with any offer to repay the notes effected pursuant to an offer to purchase (an “Asset Sale Offer”) described below and payment pursuant to such Asset Sale Offer made concurrently with the repayment of any other First Lien Obligations, Second Lien Obligations and Applicable Pari Passu Indebtedness), and (iii) to the extent that the Net Cash Proceeds exceed the amounts applied in accordance with clause (ii) above, then the amount of such excess may be used for any purpose not otherwise prohibited by the indentures;

(2) to the extent that such Net Cash Proceeds represent proceeds of Collateral and a Default or Event of Default has occurred and is continuing at the time of such repayment (as set forth in the Officers’ Certificate referred to below), to the repayment, first in accordance with clause (ii) of this paragraph of First Lien Obligations and second in accordance with clause (iii) of this paragraph, to the extent applicable, of Second Lien Obligations (with any such repayment of Indebtedness to be a permanent reduction thereof and, in the case of any Credit Agreement, to permanently reduce the commitments thereunder) and, in that connection, (i) US Unwired shall concurrently with such repayment deliver an Officers’ Certificate to the trustee as to whether any such Net Cash Proceeds represent proceeds of Collateral and whether any Default or Event of Default has occurred and is continuing, (ii) such repayment shall be offered to all holders of First Lien Obligations outstanding on the date such offer is made, treating all such First Lien Obligations as one class for purposes of such offer (with any offer to repay the 2010 notes effected pursuant to an Asset Sale Offer and payment pursuant to such Asset Sale Offer made concurrently with the repayment of any other First Lien Obligations), and (iii) to the extent that Net Cash Proceeds exceed the aggregate principal amount of First Lien Obligations repaid in accordance with clause (ii) above, then such remaining Net Cash Proceeds shall be utilized to repay Second Lien Obligations, treating all such Second Lien Obligations as one class for purposes of such offer (with any offer to repay the 2012 notes effected pursuant to an Asset Sale Offer and payment pursuant to such Asset Sale Offer made concurrently with repayment of any other Second Lien Obligations), and (iv) to the extent the Net Cash Proceeds exceed the amounts applied in accordance with clauses (ii) and (iii) above, then the amount of such excess may be used for any purpose not otherwise prohibited by the indentures;

(3) to the making of capital expenditures or other acquisitions of long-term assets (other than Capital Stock) that are used or useful in a Telecommunications Business that is owned by US Unwired or any Guarantor; provided, that, to the extent that such Net Cash Proceeds represent proceeds of Collateral, US Unwired or the applicable Guarantor promptly grants to the Collateral Agent a security interest on such assets pursuant to the Collateral Documents to the extent required under “— Security for the Notes;”

(4) to the acquisition by US Unwired or any Guarantor of all or substantially all of the assets of, or Capital Stock representing a majority of the Voting Power of, an entity engaged primarily in a Telecommunications Business; provided, that, to the extent that such Net Cash Proceeds represent proceeds of Collateral, US Unwired or the applicable Guarantor promptly grants the Collateral Agent a security interest on such assets or Capital Stock pursuant to the Collateral Documents to the extent required under “— Security for the Notes;” or

(5) any combination of the foregoing.

      Notwithstanding the foregoing provisions of the prior paragraph:

(1) the conveyance, sale, transfer or other disposition of all or substantially all the assets of US Unwired and its Restricted Subsidiaries on a consolidated basis will be governed by the provisions of the indentures described under “— Change of Control” and/or the provisions of the indentures described under “— Consolidation, Merger, Conveyance, Transfer or Lease” and not by the provisions of this Asset Sale covenant;

(2) any Restricted Subsidiary of US Unwired may convey, sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to US Unwired or any Guarantor;

(3) US Unwired and its Restricted Subsidiaries may sell, exchange or dispose of damaged, worn out or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of US Unwired or any of its Restricted Subsidiaries; and

(4) in addition to Asset Sales permitted by the foregoing clauses (1) through (3), without compliance with the restrictions set forth in the immediately preceding paragraph, US Unwired may consummate any single Asset Sale or series of related Asset Sales with respect to assets the Fair Market Value of which does not exceed $2.0 million.
      Notwithstanding the foregoing, none of the following items will be deemed an “Asset Sale” as defined in the indentures:

(1) an issuance of Capital Stock by a Restricted Subsidiary of US Unwired to US Unwired or to a Guarantor;

(2) the sale or other disposition of cash or Cash Equivalents;

(3) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(4) the lease, sublease or licensing of any property in the ordinary course of business;

(5) a Restricted Payment (including a Permitted Investment) that is not prohibited by the covenant described under “— Limitation on Restricted Payments;”

(6) the sale of inventory in the ordinary course of business;

(7) any issuance of employee stock options or stock awards by US Unwired pursuant to benefit plans in existence on the Issue Date;

(8) the sale of assets not included in the Collateral if such assets are subject to a Lien in favor of a third party;

(9) the granting of Liens not prohibited by the indentures; and

(10) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.
      The indentures provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds not applied to the uses set forth in subsections (d)(1) through (d)(5) in the first paragraph of this covenant exceed $10.0 million, except that if US Unwired is required to repay any First Lien Obligations or Second Lien Obligations other than the notes from the Net Cash Proceeds of any Asset Sale, then US Unwired shall, concurrently with such repayment, make an Asset Sale Offer pursuant to subsection (d)(1) or (d)(2) in the first paragraph of this covenant, as applicable. Pending the final application of any such Net Cash Proceeds, US Unwired may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indentures.
      An Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), US Unwired will purchase the principal amount of notes of the applicable series required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest and Liquidated Damages, if any, to but excluding the date of the purchase or, if less than the Asset Sale Offer Amount has been tendered, all such notes tendered in response to the Asset Sale Offer.
      If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Asset Sale Offer.
      On or before the Asset Sale Purchase Date, US Unwired will, to the extent lawful, accept for payment, on a pro rata basis, treating such notes as one class with certain other Obligations as necessary in accordance with paragraphs (d)(1) and (d)(2) above, to the extent necessary, the Asset Sale Offer Amount of notes or portions thereof of the applicable series tendered pursuant to the Asset Sale Offer, or if the notes and the Obligations being treated as one class that have been tendered are less than the Asset Sale Offer Amount, all such notes and other Obligations so tendered, and will deliver to the trustee an Officers’ Certificate stating that such notes or portions thereof were accepted for payment by US Unwired in accordance with the terms of this covenant. US Unwired, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the notes of the applicable series tendered by such Holder and accepted by US Unwired for purchase, and US Unwired will promptly issue a new note of such series, and the trustee, upon written request from US Unwired, will authenticate and mail or deliver such new note to such Holder, in a principal amount equal to any unpurchased portion of the note surrendered. Any note not so accepted will be promptly mailed or delivered by US Unwired to the Holder thereof. US Unwired will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date. Upon completion of each Asset Sale Offer, the amount of accumulated Net Cash Proceeds not applied to the uses set forth in subsections (d)(1) through (d)(5) in the first paragraph of this covenant shall be reset to zero, and US Unwired and its Restricted Subsidiaries may use such amount for any purpose not otherwise prohibited by the indentures.
      US Unwired will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indentures, US Unwired will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indentures by virtue of such conflict; provided that US Unwired shall not be relieved of its obligation to make an offer to repurchase the notes under the Asset Sale provisions of the indentures by reason of such conflict.

Limitation on Restricted Payments
      The indentures prohibit US Unwired or any Restricted Subsidiary from directly or indirectly making any Restricted Payment unless, after giving effect to the Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) US Unwired would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the Operating Cash Flow Ratio test described in the first paragraph under “— Limitation on Consolidated Indebtedness”; and

(c) the total of all Restricted Payments (subject to the following paragraph) made on or after July 1, 2004 does not exceed the sum, without duplication, of (1) Cumulative Operating Cash Flow less 1.50 times Cumulative Interest Expense, in each case for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2004 to the end of US Unwired’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment, (2) 100% of the aggregate net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors) received by US Unwired since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualified Capital Stock of US Unwired (other than Qualified Capital Stock sold to a Subsidiary of US Unwired) or of debt securities or Redeemable Capital Stock that have been converted into Qualified Capital Stock of US Unwired, (3) 100% of the cash proceeds received from an Unrestricted Subsidiary to the extent of Investments (other than Permitted Investments) made in such Unrestricted Subsidiary since the Issue Date, and (4) to the extent that any Investment, other than a Permitted Investment, that was made after the Issue Date is sold or otherwise liquidated or repaid in whole or in part, or the Person in whom such Investment was made subsequently becomes a Restricted Subsidiary of US Unwired, the lesser of (x) the cash or Cash Equivalents received upon the sale, liquidation or repayment of such Investment, less the cost of disposition, if any, or the cash plus the Fair Market Value of any assets other than cash held by such Person on the date it becomes a Restricted Subsidiary of US Unwired, as applicable, and (y) the initial amount of such Investment.
      The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the preceding provision;

(2) any refinancing of any Indebtedness otherwise permitted under the provision of the indentures described under clause (4) of the second paragraph of “— Limitation on Consolidated Indebtedness”;

(3) the making of any Investment, other than a Permitted Investment, or the payment, redemption, defeasance, repurchase or other acquisition or retirement of any Capital Stock of US Unwired or any Subordinated Indebtedness prior to its scheduled maturity or the payment of dividends on any Capital Stock of US Unwired either in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of US Unwired) of Qualified Capital Stock of US Unwired; provided that the amount of any such net cash proceeds that are utilized for any such Investment, payment, redemption, defeasance, repurchase or other acquisition, retirement or dividend will be excluded from clause (c)(2) above;

(4) the repurchase, redemption, acquisition or other retirement for value of any Capital Stock of US Unwired or any of its Restricted Subsidiaries held by any employee benefit plans of US Unwired or any of its Restricted Subsidiaries, any current or former employees or directors of US Unwired or any of its Restricted Subsidiaries or pursuant to any management equity subscription agreement or stock option agreement of US Unwired or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $1.0 million in any 12-month period;

(5) any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after US Unwired shall have complied with the provisions of the indentures described under “— Change of Control” or “— Certain Covenants — Limitation on Asset Sales and Sales of Subsidiary Stock,” as the case may be;

(6) the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Redeemable Stock of US Unwired issued on or after the Issue Date in accordance with the first paragraph of the covenant described under “— Limitation on Consolidated Indebtedness”;

(8) the repurchase, redemption, retirement, defeasance or other acquisition for value of the Existing Senior Subordinated Notes; or

(9) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (1) through (8) of this paragraph, not in excess of $10.0 million in the aggregate after the Issue Date;
provided that with respect to clauses (3) through (9) above, no Default or Event of Default shall have occurred and be continuing, and the payments described in clauses (1), (4), (5) and (9) of this paragraph will count, and those described in clauses (2), (3), (6), (7) and (8) will not count, as Restricted Payments for the calculation under the first paragraph of this covenant.
      In determining whether any Restricted Payment is permitted by the covenant described above, US Unwired may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (9) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph of this covenant; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

Limitations on Distributions and Transfers by Restricted Subsidiaries
      The indentures provide that US Unwired will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to:

(a) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to US Unwired or any Restricted

Subsidiary or pay any Indebtedness or other obligation owed to US Unwired or any Restricted Subsidiary,

(b) make any loans or advances to US Unwired or any Restricted Subsidiary or

(c) transfer any of its property or assets to US Unwired or any Restricted Subsidiary.

      Notwithstanding the foregoing, US Unwired may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition:

(1) pursuant to the indentures, the notes, any Credit Agreement, the First Lien Documents, the Collateral Documents, the Intercreditor Agreement or any other agreement in effect on the Issue Date,

(2) pursuant to an agreement relating to any Indebtedness or Capital Stock of such a Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of US Unwired, other than restrictions or prohibitions adopted in anticipation of becoming a Restricted Subsidiary; provided that such restriction or prohibition shall not apply to any property or assets of US Unwired or any Restricted Subsidiary other than the property or assets of such Restricted Subsidiary and its Subsidiaries,

(3) existing under or by reason of applicable law, rule, regulation or order,

(4) pursuant to customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary,

(5) pursuant to purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (c) of this covenant,

(6) pursuant to restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with the “— Limitation on Liens” covenant described below and restrict the transfer of property subject to such agreements,

(7) pursuant to any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or disposition,

(8) pursuant to other agreements in effect on the Issue Date or applicable law,

(9) pursuant to customary provisions in joint venture agreements, leases, licenses and other agreements entered into in the ordinary course of business,

(10) pursuant to an agreement effecting an amendment, modification, restatement, supplement, renewal, increase, extension, refinancing, replacement or refunding of any agreement described in clauses (1), (2) and (8) above; provided that the provisions contained in such amendment, modification, restatement, supplement, renewal, increase, extension, refinancing, replacement or refunding agreement relating to such restriction or prohibition are not materially more restrictive, taken as a whole, than the provisions contained in the agreement which is the subject thereof, and

(11) pursuant to other Indebtedness of US Unwired or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the date of the indentures in accordance with the covenant described under “— Limitation on Consolidated Indebtedness” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are no more restrictive than those contained in clauses (1), (2) or (8) of this paragraph, as determined by the Board of Directors of US Unwired in good faith.

Limitation on the Activities of US Unwired and Its Restricted Subsidiaries
      The indentures provide that US Unwired will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Telecommunications Business, except to the extent it is not material to US Unwired and its Restricted Subsidiaries, taken as a whole, as determined in good faith by US Unwired’s Board of Directors.

Limitation on Transactions with Affiliates
      US Unwired will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, other than US Unwired or a Restricted Subsidiary (each of the foregoing transactions, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to US Unwired or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by US Unwired or such Restricted Subsidiary with an unrelated Person; and

(2) US Unwired delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a determination by the Board of Directors of US Unwired set forth in a Board Resolution and an Officers’ Certificate certifying that each such Affiliate Transaction complies with clause (1) above.
However, this limitation on transactions with Affiliates will not limit, or be applicable to, any written agreement in effect on the Issue Date and any amendments, extensions or renewals of any such agreements, so long as any such amendment, extension or renewal is not materially more disadvantageous, taken as a whole, to US Unwired or to any Restricted Subsidiary than the original agreement or arrangement in effect on the date of the indentures. In addition, the following items will not be deemed to be Affiliate Transactions:

(i) any employment, service or termination agreement entered into by US Unwired or any of its Restricted Subsidiaries in the ordinary course of business;

(ii) transactions between or among US Unwired and/or its Restricted Subsidiaries;

(iii) transactions with a Person that is an Affiliate of US Unwired solely because US Unwired owns Capital Stock in, or controls, such Person;

(iv) reasonable and customary fees and compensation (including loans or advances) paid to, and indemnity provided on behalf of, officers, directors and employees of US Unwired or any Restricted Subsidiary of US Unwired, as determined by the Board of Directors of US Unwired;

(v) sales or issuances of Qualified Capital Stock to Affiliates or employees of US Unwired and its Subsidiaries; and

(vi) Restricted Payments that are not prohibited by the provisions of the indentures as described above under “— Limitation on Restricted Payments.”

Limitation on Liens
      The indentures provide that US Unwired will not, and will not permit any of its Restricted Subsidiaries to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired securing any Indebtedness except for Permitted Liens.
Consolidation, Merger, Conveyance, Transfer or Lease
      The indentures provide that US Unwired will not, directly or indirectly, consolidate with or merge into any Person or permit any other Person to consolidate with or merge into US Unwired, or transfer, sell, convey or lease, or otherwise dispose of all or substantially all of its assets to any Person (in one transaction or a series of related transactions), unless:

(1) (a) US Unwired is the surviving entity or (b) if US Unwired is not the surviving entity, then the successor or transferee assumes all the obligations of US Unwired under the notes, the indentures and the Collateral Documents and the surviving entity is a corporation organized and validly existing under the laws of the United States of America, the District of Columbia or any state of the United States,

(2) (a) immediately after giving effect to such transaction, US Unwired (or its successor or transferee) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Operating Cash Flow Ratio test described in the first paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness” or (b) the Operating Cash Flow Ratio for US Unwired, or its successor or transferee, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the Reference Period, not be greater than such Operating Cash Flow Ratio for US Unwired immediately prior to such transaction,

(3) after giving effect to such transaction no Default or Event of Default has occurred and is continuing,

(4) an Officers’ Certificate covering such conditions is delivered to the trustee,

(5) US Unwired or the Person formed by such consolidation or merger, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral, which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdictions,

(6) the Collateral owned by or transferred to US Unwired or the Person formed by such consolidation or merger, as applicable, will: (a) continue to constitute Collateral under the indentures and the Collateral Documents; and (b) not be subject to any Lien other than Permitted Liens, and

(7) US Unwired shall have delivered to the trustee an Officers’ Certificate stating that such transaction and, if supplemental indentures or supplemental Collateral Documents are required in connection with such transaction, such supplemental indentures and Collateral Documents comply with the applicable provisions of the indentures, that all conditions precedent in the indentures relating to such transaction have been satisfied and an Opinion of Counsel that such supplemental indentures and Collateral Documents are enforceable, subject to customary qualifications.
      Notwithstanding the foregoing, without complying with clause (2) above, US Unwired may consummate any Change of Domicile transaction.
      The Person formed by such consolidation or merger will succeed to, and be substituted for, and may exercise every right and power of US Unwired under the indentures and the Collateral Documents, but the predecessor company in the case of

(1) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of US Unwired or such Subsidiary Guarantor as an entirety or virtually as an entirety), or

(2) a lease,
shall not be released from any of the obligations or covenants under the indentures and the Collateral Documents, including with respect to the payment of the notes.

Company Reports
      Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, US Unwired will furnish to the Holders of the notes:

(1) All quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K, if US Unwired were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by US Unwired’s certified independent accountants; and

(2) All current reports that would be required to be filed with the Commission on Form 8-K if US Unwired were required to file such reports.
      In addition, whether or not required by the rules and regulations of the Commission, US Unwired (if necessary) will file a copy of all such information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.
      Notwithstanding anything to the contrary, however, once the Parent has provided a Parent Guarantee of the notes, the reports and other information required to be filed with the Commission and provided by US Unwired as described above may instead be those filed with the Commission by the Parent and furnished with respect to the Parent only, without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X.
Payments for Consent
      US Unwired will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes, unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Events of Default and Remedies
      The following are Events of Default in the indentures with respect to the notes:

(1) failure to pay the principal of or premium, if any, on the notes at Maturity;

(2) failure to pay any interest, if any, on the notes for a period of 30 consecutive days or more after those amounts become due and payable;

(3) failure to offer to purchase or purchase notes, in the time periods required by the indentures, required to be purchased by US Unwired pursuant to any of the provisions of the indentures described under “— Change of Control” or “— Certain Covenants — Limitation on Asset Sales and Sales of Subsidiary Stock;”

(4) failure to perform or comply with the provisions of the indentures described under “— Consolidation, Merger, Conveyance, Transfer or Lease;”

(5) failure to perform any other covenant or agreement of US Unwired under the indentures that continues for 30 days after written notice to US Unwired by the trustee or Holders of at least 25% in aggregate principal amount of outstanding notes of the applicable series;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by US Unwired or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

•	is caused by a failure to pay principal at final maturity (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) the rendering of a final judgment or judgments against US Unwired, a Significant Subsidiary or any group of Subsidiaries that taken together would constitute a Significant Subsidiary in an amount in excess of $10.0 million, excluding amounts covered by insurance, which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired;

(8) the Subsidiary Guarantee of a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, ceases to be in full force and effect or any such Subsidiary Guarantee is declared to be null and void and unenforceable or is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors which is a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, denies its liability under its Subsidiary Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the applicable indenture);

(9) unless all of the Collateral shall have been released from the Liens in accordance with the provisions of the Collateral Documents and the indentures, (a) any default by US Unwired or any of its Restricted Subsidiaries party thereto in the performance of the Collateral Documents which adversely affects the enforceability, validity, perfection (in the case of Collateral for which perfection is required under the Collateral Documents) or priority of any of the Liens on a material portion of the Collateral granted to the Collateral Agent for its benefit and the benefit of the trustee and the Holders, (b) the repudiation or disaffirmation by US Unwired or any of its Restricted Subsidiaries party thereto of its material obligations under the Collateral Documents or (c) the determination in a final, non-appealable judicial proceeding that any material rights under the Collateral Documents are unenforceable or invalid against US Unwired or any of its Restricted Subsidiaries that are party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Collateral Documents or otherwise cured within 30 days after written notice to US Unwired by the trustee or Holders of at least 25% in aggregate principal amount of outstanding notes with respect to any of the events specified in this clause (9)); and

(10) certain events of bankruptcy, insolvency or reorganization affecting US Unwired, a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      If an Event of Default, other than an event described under clause (10) above with respect to US Unwired, shall occur and be continuing, either the trustee or the Holders of at least 25% in aggregate principal amount of the applicable series of notes by notice as provided in such indenture may declare the principal amount of such series of notes to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such series of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of the series of notes, have been cured or waived as provided in such indenture. If an Event of Default described under clause (10) above with respect to US Unwired shall occur, both series of notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holder. The Holders of a majority in aggregate principal amount of the outstanding notes of either series may waive any past Default or Event of Default under the respective indentures, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of such indentures which cannot be amended without the consent of the Holder of each outstanding note affected.
      No Holder of any note will have any right to institute any proceeding with respect to either indenture or for any remedy under it, unless such Holder shall have previously given to the trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding notes of the affected series shall have made written request to the trustee and the trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes of the affected series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.
      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of US Unwired with the intention of avoiding payment of the premium that US Unwired would have had to pay if it then had elected to redeem either series of the notes pursuant to the optional redemption provisions of the indentures, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of such notes.
      Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.
Modification and Waiver
      Modifications and amendments to each indenture may be made by US Unwired, the Guarantors and the trustee with the consent of the Holders of a majority in aggregate principal amount of the applicable notes then outstanding; provided, however, that no such modification or amendment may, without the consent of each Holder of the affected notes,

(1) change the Stated Maturity of the principal of, or any installment of interest, if any, on any note,

(2) reduce the principal amount of, or premium, if any, or interest on any note of such series,

(3) change the place or currency of payment of principal of, or premium, if any, or interest on any such series of notes,

(4) impair the right to institute suit for the enforcement of any payment on or with respect to any note of such series, except a rescission of acceleration of such series of notes by the Holders of a majority in aggregate principal amount of such series of notes under certain circumstances,

(5) reduce the percentage of aggregate principal amount of any series of notes outstanding necessary to amend the applicable indenture,

(6) reduce the percentage of aggregate principal amount of any series of notes outstanding necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults,

(7) release any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together would constitute a Significant Subsidiary, from any of its or their Obligations under its or their Subsidiary Guarantee or the indentures, except in accordance with the terms of the applicable indentures,

(8) modify the provisions with respect to modification and waiver,

(9) modify or add any provision of the applicable indenture affecting the contractual ranking of the notes in a manner that adversely affects the Holders of the applicable series of notes, or

(10) alter the provisions under “— Optional Redemption” or waive a redemption payment with respect to any note thereunder.
      Modifications and amendments of the Collateral Documents may be made by US Unwired, the Guarantors and the 2010 Notes Trustee with the consent of a majority in aggregate principal amount of the holders of the First Lien Obligations (other than the holders of the Hedging Obligations) then outstanding, and modifications and amendments of the Intercreditor Agreement may be made by US Unwired, the Guarantors and the 2010 notes trustee with the consent of a majority in aggregate principal amount of the Holders of the First Lien Obligations (other than holders of the Hedging Obligations) then outstanding, and the 2012 Notes Trustee with the consent of a majority in aggregate principal amount of the holders of the Second Lien Obligations; provided, however, that no such modification or amendment during any First Lien Obligation Period may, without the consent of a majority of the Holders of the Second Lien Obligations, release any Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions.
      Notwithstanding the preceding, without the consent of any Holder of notes, US Unwired, the Guarantors and the trustee may amend or supplement the indentures or the notes:

(1) to cure any ambiguity, defect or inconsistency,

(2) to provide for uncertificated notes in addition to or in place of certificated notes,

(3) to provide for the assumption of US Unwired’s obligations to Holders of notes in the case of a consolidation, amalgamation, combination or merger or sale of all or substantially all of US Unwired’s assets in accordance with the provisions described above under “— Consolidation, Merger, Conveyance, Transfer or Lease,”

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indentures of any such Holder,

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act of 1939, as amended,

(6) to release any Guarantor from its Obligations under its Subsidiary Guarantee and the indentures in accordance with the terms of the indentures,

(7) to evidence and provide for the acceptance of appointment of a successor trustees,

(8) to provide for the issuance of additional notes in accordance with the indentures,

(9) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indentures,

(10) to release Collateral from the Liens of the indentures and the Collateral Documents when permitted or required by the indentures or the Collateral Documents,

(11) to add any Subsidiary as a Guarantor in respect of the notes, or

(12) to create additional Liens upon any property or assets of US Unwired or any of its Subsidiaries as collateral security for the notes.
      The consent of the Holders of the notes is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

      The Holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by US Unwired and its Restricted Subsidiaries with certain restrictive provisions of the indentures.
Defeasance
      Each indenture provides that US Unwired, at its option,

(1) will be discharged from any and all obligations in respect of the notes outstanding under such indenture (except for certain obligations to register the transfer or exchange of such notes, to replace mutilated, lost, destroyed or stolen notes, and to maintain paying agents and hold moneys for payment in trust) or

(2) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under such indenture and the notes outstanding thereunder, in either case clause (1) or (2) upon irrevocable deposit with the trustee, in trust for the benefit of the Holders of the applicable series of notes, of money and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any and each installment of interest, if any, on the outstanding notes of the applicable series in accordance with the terms of the applicable indenture and the notes outstanding thereunder. Such trust may only be established if, among other things,

(a) with respect to clause (1), US Unwired shall have delivered to the trustee an Opinion of Counsel to the effect that US Unwired has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in law, which provides that Holders of the applicable series of notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), US Unwired shall have delivered to the trustee an Opinion of Counsel to the effect that the Holders of the applicable series of notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; provided, that, this clause (a) shall not be applicable if, within 90 days of the date of the deposit, US Unwired has made an offer to purchase the notes at a price of at least 100% of principal amount of such notes plus a Make-Whole Premium and purchased all notes tendered in such offer;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than an Event of Default resulting from the borrowing of funds to be applied to such deposit;

(c) such deposit does not cause the trust so created to be subject to the Investment Company Act of 1940, as amended, or such trust shall be qualified under such act or exempt from regulation thereunder; and

(d) certain other customary conditions precedent.
Notices
      Notices to Holders of notes will be sent by mail to the addresses of such Holders as they may appear in the security register.

Title
      US Unwired, the trustee and any agent of the trustee may treat the Holder of any note as its absolute owner (whether or not such note may be overdue) for the purpose of making payment and for all other purposes.
No Personal Liability of Directors, Officers, Employees or Shareholders
      No director, officer, employee, incorporator or shareholder of US Unwired or its Subsidiaries, as such, shall have any liability for any obligations of US Unwired under the notes, the indentures or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.
Governing Law
      The indentures and the notes are governed by, and construed in accordance with, the laws of the State of New York.
The Trustee
      The indentures provide that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the Holders of a majority in principal amount of the notes of an applicable series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.
      US Unwired and its Restricted Subsidiaries will be required to furnish to the trustee annually a statement as to the performance by them of their respective obligations under the indentures and as to any default in such performance.
      From time to time, US Unwired and/or its affiliates may enter into other transactions with the trustee.
Certain Definitions
      Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in the case of both of the preceding clause (1) and clause (2), other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.
      “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Applicable Pari Passu Indebtedness” means:

(1) with respect to any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Pari Passu Indebtedness secured by all or any part of the Collateral; and

(2) with respect to any other asset, Pari Passu Indebtedness that is required to be repaid (or that under the terms thereof is required to be offered to be repaid) upon a sale of such asset.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP.
      “Average Life” means, as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the product of (x) the number of years from such date of determination to the date of each successive scheduled amortization, redemption or principal payment of such Indebtedness (or similar payment with respect to such Preferred Stock), times (y) the amount of such payment; by

(2) the sum of all such payments.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.
      “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of US Unwired to have been duly adopted by the Board of Directors of US Unwired, to be in full force and effect on the date of such certification and delivered to the trustee.
      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.
      “Capital Lease Obligation” means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with GAAP.
      “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, including voting and non-voting) of equity of such Person; provided that in no event shall “Capital Stock” of any Person include any debt security convertible or exchangeable into equity of such Person until conversion or exchange, as applicable.
      “Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case, maturing within one year after the date of acquisition;

(2) time deposits, certificates of deposit, banker’s acceptances, money market deposits and commercial paper issued by, or deposited with, any domestic bank or trust company of recognized standing having capital and surplus in excess of $200 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and, in each case, maturing within one year after the date of acquisition;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above; and

(4) investments in mutual or money market funds substantially all of whose assets comprise securities of the types described in clauses (2) and (3) above.
      “Change of Domicile” means a transaction or series of related transactions, including, without limitation, (1) a merger, amalgamation, combination or consolidation of US Unwired with or into another Person, (2) the acquisition of all the Capital Stock of US Unwired or (3) the sale, transfer or other conveyance of all or substantially all the assets of US Unwired on a consolidated basis to another Person, the sole purpose of which is to reincorporate US Unwired under the laws of the United States, in another state of the United States or in the District of Columbia.
      “Collateral” has the meaning set forth under “— Security for the Notes.”
      “Collateral Agent” means the Collateral Agent under the Collateral Documents.
      “Collateral Documents” means, collectively, all agreements, deeds of trust, mortgages, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Collateral Agent in the Collateral.
      “Commission” means the United States Securities and Exchange Commission.
      “Consolidated Indebtedness” of any Person means at any date of determination, the Indebtedness of such Person and its Restricted Subsidiaries that would be reflected on the balance sheet of such Person at such date, on a consolidated basis in accordance with GAAP.
      “Consolidated Interest Expense” of any Person means for any period the interest expense included in an income statement of such Person and its Restricted Subsidiaries in accordance with GAAP, on a consolidated basis, for such period, including without limitation or duplication (or, to the extent not so included, with the addition of),

(1) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;

(2) the amortization of Indebtedness discounts;

(3) any payments or fees, other than reimbursement or similar obligations, with respect to letters of credit, bankers’ acceptances or similar facilities;

(4) net payment obligations under Hedge Agreements;

(5) the portion other than Attributable Debt of any rental obligations in respect of any Sale and Leaseback Transaction; and

(6) Preferred Stock dividends accrued or payable on Redeemable Stock of such Person.
      “Consolidated Net Income” of any Person means for any period the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (to the extent included and without duplication):

(1) the net income (or loss) of any Person, other than such Person, that is not a Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person or a Restricted Subsidiary of such Person by such other Person during such period,

(2) gains or losses from sales of assets other than sales of inventory in the ordinary course of business,

(3) for purposes of the “— Limitation on Restricted Payments” covenant, the net income, if positive, of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at that time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Restricted Subsidiary, except (a) to the extent such restrictions with respect to the payment of dividends or similar distributions have been validly waived and (b) to the extent of the amount of dividends or distributions that have actually been paid in the calculation period,

(4) all extraordinary gains and extraordinary losses.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of US Unwired who:

(5) was a member of such Board of Directors on the date of the indentures; or

(6) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Credit Agreement” means one or more debt facilities, indentures, note purchase agreements, commercial paper facilities or other agreements evidencing or governing Indebtedness, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors, providing for revolving credit loans, term loans, debt securities (including, without limitation, additional 2010 notes or additional 2012 notes), receivable or inventory financing (including through the sale of receivables or inventory to such lenders or to special purposes entities formed to borrow from such lenders against such receivables or inventory), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.
      “Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or the “Administrative Agent” or the “Trustee” under the Credit Agreement or any other representative of the Lenders then most recently designated as such by the requisite percentage of such Lenders in a written notice delivered to the trustee and the Collateral Agent.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the notes until a successor Depositary shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Depositary” shall mean such successor Depositary. The Depositary initially is The Depository Trust Company.
      “Domestic Subsidiary” means any Restricted Subsidiary of US Unwired that was formed under the laws of the United States or any state of the United States or the District of Columbia.
      “Equity Offering” means any public or private sale of Qualified Capital Stock by US Unwired for the account of US Unwired.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Exchange Notes” means (1) the 2010 notes issued in exchange for the original notes under the Registration Rights Agreement, and (2) the 2012 notes issued in exchange for the original notes under the Registration Rights Agreement.
      “Excluded Real Property” means all owned and leased real property (other than fixtures) of US Unwired or any Restricted Subsidiary other than (i) that described in clause (ii) of the first paragraph under “— Security for the Notes — Additional Collateral; Acquisition of Assets or Property” and (ii) the headquarters building of US Unwired in Lake Charles, Louisiana.

      “Existing Senior Subordinated Notes” means, to the extent outstanding on the Issue Date, the 13 3/8% Senior Subordinated Discount Notes due 2009 issued by US Unwired pursuant to an indenture dated as of October 29, 1999, as amended through the Issue Date, by and among US Unwired, the guarantors named therein and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, as trustee.
      “Fair Market Value” means, with respect to any assets or Person, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be conclusively determined by US Unwired’s Board of Directors and if such assets have a Fair Market Value in excess of $5.0 million, shall be evidenced by a Board Resolution, dated within 30 days of the relevant transaction.
      “FCC” means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.
      “FCC License” means any cellular telephone, microwave, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction and/or the operation of any System, granted or issued by the FCC.
      “First Lien Documents” shall mean the 2010 indenture, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 notes, any Credit Agreement designated as a “First Lien Document” for purposes of the Intercreditor Agreement, all Hedge Agreements evidencing Hedging Obligations that constitute First Lien Debt and all other documents and instruments pursuant to which any Indebtedness constituting First Lien Obligations has been Incurred or is outstanding, Lien Document as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.
      “First Lien Obligations” means:

(1) the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 Note Obligations;

(2) all Indebtedness of US Unwired and its Subsidiaries under any Credit Agreement that is (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Agreement or any loan required to be made under any Credit Agreement to satisfy such reimbursement obligation, was, when such letter of credit was issued) permitted to be Incurred by clause (2) or (7) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness” and that is designated as “First Lien Obligations” for purposes of the Intercreditor Agreement;

(3) all other Indebtedness of US Unwired and its Subsidiaries (including any additional 2010 notes) designated as “First Lien Obligations” for purposes of the Intercreditor Agreement permitted to be Incurred by clauses (2) or (7) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness”; and

(4) Hedging Obligations that are designated as First Lien Obligations by US Unwired in an Officer’s Certificate.
      “First Lien Obligation Period” means any period during which (1) any First Lien Obligations are outstanding (and, for purposes hereof, notes that have been defeased pursuant to the Indentures shall be deemed to be not outstanding), (2) any commitments pursuant to which First Lien Obligations may be Incurred are in effect or (3) any letters of credit issued under any First Lien Documents are outstanding but have not been discharged or fully cash collateralized in accordance with the terms of the applicable First Lien Document.
      “First Priority Liens” has the meaning set forth under “— Brief Description of the Notes and the Guarantees.”
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and

statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or entities as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.
      “Governmental Entity” means any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, including, without limitation, the FCC and the Commission.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means each of US Unwired’s Domestic Restricted Subsidiaries that has not been released from its liability under its Subsidiary Guarantee in accordance with the terms of the applicable indenture and each of US Unwired’s Subsidiaries required to become a Guarantor as described under “— The Subsidiary Guarantees.”
      “Hedge Agreements” means any interest rate or currency exchange rate swap, cap, collar, floor, caption, or swaption agreements, or any similar arrangements arising at any time between US Unwired or any Restricted Subsidiary, on the one hand, and any Person, on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.
      “Hedging Obligations” means any Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (5) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness.”
      “Holder” means a Person in whose name a note is registered in the security register.
      “Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).
      “Indebtedness” means (without duplication), with respect to any Person:

(1) every obligation of such Person for money borrowed,

(2) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

(3) every reimbursement or similar obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(4) every obligation of such Person issued or assumed as the deferred and unpaid purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

(5) every Capital Lease Obligation of such Person,

(6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination,

(7) Attributable Debt of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party,

(8) all obligations under Hedge Agreements, and

(9) every obligation of the type referred to in clauses (1) through (8) of another Person that such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor, or otherwise or for which such Person provides any form of credit support, and if such credit support takes the form of a Lien on any assets of the specified Person (which Lien is permitted to be Incurred by the applicable indenture) where such Indebtedness is without recourse to such Person, the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such assets as of the date of determination and (B) the amount of such Indebtedness;
provided that for all purposes of the indentures,

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, and

(B) Indebtedness shall not include any liability for federal, state, local or other taxes.
      For purposes of the indentures, the amount of any Indebtedness under any Hedge Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedge Agreement had terminated at the end of such fiscal quarter, and in making such determination, if such Hedge Agreement or any related agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person then, in each such case, the amount of such obligations shall be the net amount so determined, unless the counterparty under such agreement is in default under such agreement or defaults in making the corresponding payment to such Person.
      “Intercreditor Agreement” means the Intercreditor Agreement in the form attached to the indentures, among US Unwired, the Guarantors, the Collateral Agent, the 2010 Notes Trustee and the 2012 Notes Trustee, as amended, supplemented, restated, replaced or otherwise modified from time to time. As described under “— Intercreditor Agreement,” upon the incurrence of any First Lien Obligations under a Credit Agreement, the Credit Agreement Agent shall become a party to the Intercreditor Agreement.
      “Investment” by any Person in any other Person means (without duplication):

(1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests, or other securities of such other Person;

(2) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person or any commitment to make any such advance, loan or extension (other than commission, travel and similar advances to officers and employees in the ordinary course of business);

(3) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person;

(4) the making of any capital contribution by such Person to such other Person; and

(5) the designation by the Board of Directors of US Unwired of any Person to be an Unrestricted Subsidiary.
      For purposes of the covenant described in “— Certain Covenants — Limitation on Restricted Payments,”

(A) “Investment” shall include and be valued at the Fair Market Value of such Person’s pro rata interest in the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the lesser of (x) the Fair Market Value of such Person’s pro rata interest in the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (y) the Fair Market Value of the

amount of such Person’s Investments (other than Permitted Investments) made in (net of cash distributions received from) such Unrestricted Subsidiary since the Issue Date and

(B) the amount of any Investment shall be the Fair Market Value of such Investment at the time any such Investment is made.

      “Issue Date” means the time and date of the first issuance of the notes under the indentures.
      “Lenders” means, at any time, the parties to any Credit Agreement then holding (or committed to provide) loans, letters of credit, debt securities or other extensions of credit that constitute (or when provided will constitute) part of the First Lien Obligations or Second Lien Obligations, as applicable.
      “Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
      “Liquidated Damages” means the liquidated damages payable under the Registration Rights Agreement.
      “Make-Whole Premium” means with respect to any note on any date, the excess of:

(a) the present value at such date of (i) the redemption price of such series of notes on the Stated Maturity or on the applicable redemption date, as the case may be, plus (ii) all required interest payments due on the note through the Stated Maturity or the applicable redemption date, as the case may be (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date; over

(b) the principal amount of the note.
      “Maturity” means, when used with respect to any note, the date on which the principal of such note becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.
      “Net Cash Proceeds” means the aggregate amount of cash and Cash Equivalents received by US Unwired and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash or Cash Equivalents of (a) any note or installment receivable at any time or (b) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash or Cash Equivalents are received within one year after such Asset Sale), less all out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of US Unwired) of income, franchise, sales and other applicable taxes required to be paid by US Unwired or any Restricted Subsidiary of US Unwired in connection with such Asset Sale and any reserve for adjustment in respect of the sale price of such asset (including for indemnification payments) established in accordance with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither US Unwired nor any of its Restricted Subsidiaries:

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable, as a guarantor or otherwise; or

(c) constitutes the lender other than with respect to amounts that are lent by US Unwired or one of its Restricted Subsidiaries to an Unrestricted Subsidiary in compliance with the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and

“— Certain Covenants — Limitation on Transactions with Affiliates” and are otherwise permitted by the indentures;

(2) no default with respect to which, including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of US Unwired or any of its Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment of that other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders will not have any recourse to the assets of US Unwired or the stock or assets of any of its Restricted Subsidiaries.
      “Note Obligations” means the notes, the Subsidiary Guarantees and all other Obligations of any obligor under the indentures, the notes, the Subsidiary Guarantees and the Collateral Documents.
      “Obligations” means any principal, interest, penalties, fees, indemnities, reimbursement obligations, guarantee obligations, costs, expenses (including fees and disbursements of counsel), damages and other liabilities and obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the documentation governing or made, delivered or given in connection with, any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to US Unwired or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).
      “Offer to Purchase” means a written offer (the “Offer”) sent by US Unwired to each Holder at his, her or its address appearing in the security register on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase (or, in the case of any Offer to Purchase made prior to the occurrence of the Change of Control and contingent upon such occurrence, the later of (x) 60 days after the date of such Offer to Purchase and (y) the date of occurrence of such Change of Control) and a settlement date (the “Purchase Date”) for purchase of notes within five Business Days after the Expiration Date. The Offer shall also state the section of the relevant indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the outstanding notes offered to be purchased by US Unwired, the purchase price to be paid by US Unwired, and the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase.
      “Officers’ Certificate” means a certificate signed by two officers, at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of US Unwired, and delivered to the trustee.
      “Operating Cash Flow” for any Person for any period means:

(1) the Consolidated Net Income of such Person for such period, plus

(2) the sum, without duplication (and only to the extent such amounts are deducted in determining such Consolidated Net Income), of:

(a) the provisions for income taxes for such period for such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP,

(b) depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and

(c) Consolidated Interest Expense of such Person for such period,

less the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period (and only to the extent such amounts are included in determining such Consolidated Net Income).
      In the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of US Unwired’s Operating Cash Flow shall be made on a pro forma basis on the assumption that the percentage of US Unwired’s common equity interest in such Restricted Subsidiary throughout the applicable Reference Period was equivalent to its common equity interest on the date of the determination.
      “Operating Cash Flow Ratio” means, on any date (the “Transaction Date”), with respect to any Person, the ratio of

(1) Consolidated Indebtedness of such Person and its Restricted Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness and the application of the proceeds thereof on such Transaction Date) divided by

(2) 200% of the aggregate amount of Operating Cash Flow during the Reference Period of such Person;
provided, that for purposes of such computation, in calculating Operating Cash Flow and Consolidated Indebtedness:

(A) the transaction giving rise to the need to calculate the Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period;

(B) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through consolidations, amalgamations, combinations or mergers during the Reference Period or subsequent thereto and on or prior to the Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period;

(C) businesses disposed of by such Person or any of its Restricted Subsidiaries during the Reference Period or subsequent thereto and on or prior to the Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period; and

(D) the Indebtedness of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person’s common equity interest in such Restricted Subsidiary on the date of determination of the Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary’s Indebtedness would be included in the calculation of such Person’s aggregate Indebtedness).
      “Opinion of Counsel” means a written opinion of counsel, who may be counsel for US Unwired, and who shall be reasonably acceptable to the trustee, delivered to the trustee.
      “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of US Unwired.
      “Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of US Unwired under the Indenture and any Outstanding Securities.
      “Pari Passu Indebtedness” means any Indebtedness of US Unwired or any Guarantor or Parent that is not subordinated in right of payment to any other Indebtedness of US Unwired or such Guarantor, as the case may be.
      “Paying Agent” means the paying agent for the notes, as appointed under the indentures.

      “Permitted Holder” means (i) Brown Brothers Harriman & Co., (ii) Investcorp S.A., (iii) any member of the family of William L. Henning and their descendants, (iv) Sprint Corporation and (v) any Sprint PCS Affiliate and, in each case, the Affiliates of each of the foregoing.
      “Permitted Investments” means:

(1) Investments in Cash Equivalents;

(2) Investments in US Unwired or a Restricted Subsidiary;

(3) Investments in a Person substantially all of whose assets are of a type generally used in a Telecommunications Business (an “Acquired Person”) if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired Person immediately thereupon either (a) is merged or consolidated with or into US Unwired or any Restricted Subsidiary or (b) transfers or conveys all or substantially all of its assets to, or is liquidated into, US Unwired or any of its Restricted Subsidiaries;

(4) Investments in accounts and notes receivable acquired in the ordinary course of business;

(5) any securities received in connection with an Asset Sale and any Investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Telecommunications Business, that complies with the “— Limitation on Asset Sales and Sales of Subsidiary Stock” covenant;

(6) advances and prepayments for asset purchases in the ordinary course of business in a Telecommunications Business of US Unwired or a Restricted Subsidiary;

(7) customary loans or advances made in the ordinary course of business to officers, directors or employees of US Unwired or any of its Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses not to exceed $3.0 million at any one time outstanding;

(8) Investments received in satisfaction of judgments, settlements of debt or compromises of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(9) Investments arising from Hedge Agreements permitted to be Incurred pursuant to clause (5) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness”;

(10) receivables owing to US Unwired or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(11) Investments that are deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person (only to the extent that the making of such Investment through the acquisition of such Person was already deemed to be a Restricted Payment made pursuant to the covenant under “— Certain Covenants — Limitation on Restricted Payments” as of the date of such acquisition);

(12) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits;

(13) any acquisition of assets, Capital Stock or other securities solely in exchange for issuance of Qualified Capital Stock of US Unwired; and

(14) other Investments not to exceed $15.0 million at any time outstanding.

      “Permitted Liens” means:

(1) Liens existing on the Issue Date securing obligations of US Unwired or any of its Restricted Subsidiaries outstanding on the Issue Date (“Existing Liens”);

(2) First Priority Liens or Second Priority Liens securing Indebtedness of US Unwired or any Restricted Subsidiary under any Credit Agreements, which Indebtedness is permitted to be Incurred under clause (2) or (7) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness”, and which Liens are created under the Collateral Documents in favor of the Collateral Agent;

(3) Liens created under the Collateral Documents in favor of the Collateral Agent for the benefit of, or to secure the notes, the Subsidiary Guarantees or the Note Obligations, in each case issued on the Issue Date (including Liens resulting from the defeasance of obligations with respect to the 2010 notes and the 2012 notes);

(4) Second Priority Liens securing Pari Passu Indebtedness permitted to be Incurred under the first paragraph of “— Certain Covenants — Limitation on Consolidated Indebtedness,” provided that, (i) at the time such Indebtedness is Incurred, US Unwired’s Senior Secured Operating Cash Flow Ratio would be less than 3.0 to 1.0; (ii) such Indebtedness has an Average Life and final stated maturity that is equal to or greater than that of the latest Stated Maturity of the then outstanding notes; (iii) such Second Priority Liens are on an equal and ratable basis with the Second Priority Liens securing the 2012 notes; and (iv) the assets securing such Pari Passu Indebtedness also are a part of the Collateral;

(5) Liens in favor of US Unwired or any Restricted Subsidiary that is a Guarantor;

(6) Liens to secure Indebtedness of US Unwired or a Restricted Subsidiary outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the indentures;

(7) (a) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition) by US Unwired or any Restricted Subsidiary and (b) Liens in respect of Acquired Indebtedness existing at the time of the relevant acquisition by US Unwired or any Restricted Subsidiary; provided that such Liens do not extend to any assets of US Unwired or any Restricted Subsidiary other than the assets being acquired and as long as such Liens were not Incurred in anticipation of such acquisition;

(8) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings of), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (1), (3), (5) and (6) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased, except for amounts relating to accrued interest, dividends and redemption premiums on the Indebtedness and fees, expenses, penalties and redemption premiums incurred in connection therewith;

(9) Liens Incurred or deposits made to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of tenders, bids, trade contracts, government contracts, import duties, payment of rent, leases (other than capital leases) or licenses or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord Liens on leased properties;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent, that are not yet subject to penalties or interest for non-payment or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, suppliers’ or other like Liens arising in the ordinary course of business and deposits made to obtain the release of such Liens and with respect to obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

(12) easements, rights-of-way, zoning ordinances and similar charges, restrictions, exceptions or other irregularities, reservations of, or rights of others for: licenses, sewers, electric lines, telegraph and telephone lines, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not materially interfere with the ordinary conduct of the business of US Unwired or any of its Restricted Subsidiaries;

(13) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(14) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) Incurred or pledges or deposits made in the ordinary course of business, in connection with workers’ compensation, unemployment insurance and other types of social security;

(15) deposits made in the ordinary course of business to secure liability to insurance carriers other than in connection with financing premiums;

(16) any attachment, appeal or judgment Lien not constituting an Event of Default under clause (7) of the first paragraph of the section described under “— Events of Default and Remedies”;

(17) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(18) any interest or title of a lessor or lessee or sublessor or sublessee under any operating lease entered into by US Unwired and its Restricted Subsidiaries in the ordinary course of business;

(19) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by US Unwired and its Restricted Subsidiaries in the ordinary course of business;

(20) rights of set-off as to deposit accounts or other funds maintained with a depository or other financial institution;

(21) Liens on property subject to capital leases to the extent the related Capital Lease Obligation is permitted to be Incurred pursuant to clause (11) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness”;

(22) Liens securing Hedge Agreements permitted to be Incurred pursuant to clause (5) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness,” so long as the related Indebtedness is, and the indentures permit such related Indebtedness to be, secured by a Lien on the same property securing such Hedge Agreements and such Lien is of equal priority with the Lien securing such related Indebtedness;

(23) Liens securing Indebtedness permitted to be Incurred pursuant to clause (10), (12) or (13) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness”; and

(24) any other Liens in respect of any Indebtedness, which Indebtedness does not exceed $10.0 million in the aggregate at any time outstanding.

      “Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.
      “Preferred Stock” means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
      “pro forma basis” means on a pro forma basis as calculated by the chief financial officer of US Unwired in good faith in accordance with Regulation S-X, as amended, under the Securities Act.
      “Qualified Capital Stock” means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock.
      “Rating Organization” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies Inc., or Moody’s Investors Service, Inc. or their respective subsidiaries.
      “Redeemable Stock” of any Person means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation, is required to be redeemed prior to the 91st day after the final Stated Maturity of the applicable series of notes or is redeemable at the option of the holder thereof at any time prior to the 91st day after the final Stated Maturity of the applicable series of notes, except to the extent such Capital Stock is solely redeemable with any Capital Stock that is not Redeemable Stock; provided that:

(1) only the portion of the Capital Stock which is mandatorily redeemable or is so redeemable at the option of the holder prior to such date shall be deemed Redeemable Stock;

(2) if such Capital Stock is issued in the ordinary course of business to any employee or to any plan for the benefit of employees of US Unwired or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Redeemable Stock solely because it may be required to be repurchased by US Unwired or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and

(3) any Capital Stock that would not constitute Redeemable Stock but for provisions in it giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or “asset sale” occurring prior to the final Stated Maturity of the notes shall not constitute Redeemable Stock if the “change of control” or “asset sale” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Change of Control” or “Asset Sale” covenant, as applicable, in the indentures and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to US Unwired’s repurchase of the notes as required pursuant to such “Change of Control” or “Asset Sale” covenant, as applicable.
      “Reference Period” with regard to any Person means the last two completed fiscal quarters of such Person for which financial statements are available immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the indentures.
      “Registration Rights Agreement” means the registration rights agreement entered into on the Issue Date among US Unwired, the Guarantors and the Initial Purchasers.
      “Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws, the partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, judgment, writ, injunction, decree or order of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      “Restricted Payment” means, with respect to any Person:

(1) any declaration or payment of a dividend or making any other payment or other distribution (including, without limitation, any payment in connection with any merger or consolidation involving such Person or any Restricted Subsidiary of such Person) on or on account of any shares of Capital Stock of such Person or any Restricted Subsidiary of such Person (other than a dividend payable solely in shares of the Qualified Capital Stock of such Person or options, warrants or other rights to acquire the Qualified Capital Stock of such Person and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to US Unwired or another Wholly Owned Restricted Subsidiary of US Unwired);

(2) any payment on account of the purchase, redemption, retirement or acquisition (including by way of issuing any Indebtedness or Redeemable Stock in exchange for Qualified Capital Stock) of (A) any shares of Capital Stock of such Person or any Subsidiary of such Person held by Persons other than such Person or any of its Restricted Subsidiaries or any shares of Capital Stock of the direct or indirect parent of such Person or (B) any option, warrant or other right to acquire shares of Capital Stock of such Person or any Restricted Subsidiary of such Person or any of its Restricted Subsidiaries, in each case, other than pursuant to the cashless exercise of options, warrants or other rights to acquire Capital Stock of such Person;

(3) any Investment (other than a Permitted Investment) made by such Person; and

(4) any payment on or with respect to any Subordinated Indebtedness of such Person or any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any such Indebtedness of such Person, except a payment of interest or principal at the stated maturity thereof;
provided that the term “Restricted Payment” does not include the payment of a dividend or other distribution by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock.
      “Restricted Subsidiary” of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.
      “S&P” means Standard & Poor’s Ratings Services and its successors.
      “Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.
      “Second Lien Obligations” means:

(1) the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes and the 2012 Note Obligations;

(2) all Indebtedness of US Unwired and its Subsidiaries under any Credit Agreement that is (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Agreement or any loan required to be made under any Credit Agreement to satisfy such reimbursement obligation, was, when such letter of credit was issued) permitted to be Incurred by clause (2) or (7) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness” and that is designated as a “Second Lien Obligation” for purposes of the Intercreditor Agreement; and

(3) all other Indebtedness of US Unwired and its Subsidiaries (including any additional 2012 notes) designated as “Second Lien Obligations” for purposes of the Intercreditor Agreement permitted to be Incurred by clauses (2) or (7) of the second paragraph under “— Certain Covenants — Limitation on Consolidated Indebtedness.”
      “Second Priority Liens” has the meaning set forth under “— Brief Description of the Notes and the Guarantees.”
      “Securities Act” means the Securities Act of 1933, as amended.
      “Senior Secured Indebtedness” means all unsubordinated Indebtedness of US Unwired or of any Restricted Subsidiary, whether outstanding on the Issue Date or thereafter Incurred, that is either (1) secured by a Lien on any part of the Collateral or (2) secured by a Lien on any asset received in exchange for or otherwise in respect of Collateral (including, without limitation, assets received under the “— Limitation on Asset Sales and Sales of Subsidiary Stock” covenant and assets subject to Permitted Liens under clause (7) of the definition thereof) or any asset described in this clause (2), in each case, including, without limitation, the notes, all other Second Lien Obligations, all Indebtedness outstanding under any Credit Agreement and all other First Lien Obligations.
      “Senior Secured Operating Cash Flow Ratio” means, on any date (the “Senior Secured Transaction Date”), with respect to any Person, the ratio of:

(1) consolidated Senior Secured Indebtedness of such Person and its Restricted Subsidiaries on the Senior Secured Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness and the application of the proceeds thereof on such Senior Secured Transaction Date) divided by

(2) the aggregate amount of Operating Cash Flow during the Reference Period of such Person;
provided, that for purposes of such computation, in calculating Operating Cash Flow and consolidated Senior Secured Indebtedness:

(A) the transaction giving rise to the need to calculate the Senior Secured Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period;

(B) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through consolidations, amalgamations, combinations or mergers during the Reference Period or subsequent thereto and on or prior to the Senior Secured Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period;

(C) businesses disposed of by such Person or any of its Restricted Subsidiaries during the Reference Period or subsequent thereto and on or prior to the Senior Secured Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period; and

(D) the Indebtedness of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person’s common equity interest in such Restricted Subsidiary on the date of determination of the Senior Secured Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary’s Indebtedness would be included in the calculation of such Person’s aggregate Indebtedness).
      “SFAS 150” means Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” of the Financial Accounting Standards Board.
      “Significant Subsidiary” means any Restricted Subsidiary of US Unwired that is a “significant subsidiary” as defined in Article 1-02(w) of Regulation S-X under the Securities Act.
      “Sprint” means Sprint Corporation and/or its Affiliates, or their successors, including Sprint Nextel.

      “Sprint Agreements” means the long term agreements, including management agreements, service agreements, and trademark and license agreements, entered into by certain operating subsidiaries of U.S. Unwired Inc. with Sprint PCS, granting such operating subsidiaries with the right, among other things, to exclusively market PCS products and services under the Sprint and Sprint PCS brand names in such operating subsidiaries’ markets.
      “Sprint PCS” means Sprint Corporation, Sprint Spectrum, L.P., Wireless, L.P. and Sprintcom, Inc. or any Affiliates thereof or their successors.
      “Sprint PCS Affiliate” means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.
      “Stated Maturity,” when used with respect to any note or any installment of interest thereon, means the date specified in such note as the date on which the principal of such note or such installment of interest is due and payable.
      “Subordinated Indebtedness” means Indebtedness of US Unwired or any Restricted Subsidiary, whether outstanding on the date hereof or hereafter Incurred, which is by its terms expressly subordinate or junior in right of payment to any other Indebtedness of US Unwired or a Restricted Subsidiary, as the case may be.
      “Subsidiary” means, as applied to any Person, (1) any corporation of which more than 50% of the outstanding Capital Stock (other than directors’ qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than 50% of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person or (2) any other entity which is directly or indirectly controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.
      “Subsidiary Guarantee” means, in respect of either series of notes, the Guarantee by each Guarantor of US Unwired’s obligations under the applicable indenture and the notes issued under such indenture, executed pursuant to the provisions of such indenture.
      “Telecommunications Business” means the business of (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities, (2) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products or (3) evaluating, owning, operating, participating in or pursuing any other business that is incidental or reasonably related to those identified in clause (1) or (2) above or is a reasonable extension thereof, in each case as determined in good faith by US Unwired’s Board of Directors.
      “Treasury Rate” means, as of any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Stated Maturity or applicable redemption date, as the case may be; provided, however, that if the period from such date to the Stated Maturity or applicable redemption date, as the case may be, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “2010 Note Obligations” means Note Obligations in respect of the 2010 notes.
      “2010 Notes Trustee” has the meaning set forth under “Security for the Notes — Intercreditor Agreement.”

      “2012 Note Obligations” means Note Obligations in respect of the 2012 notes.
      “2012 Notes Trustee” has the meaning set forth under “Security for the Notes — Intercreditor Agreement.”
      “Unrestricted Subsidiary” of any Person means (1) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. Any Subsidiary of US Unwired may be designated by the Board of Directors of US Unwired as an Unrestricted Subsidiary by a Board Resolution, but only if the Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with US Unwired or any Restricted Subsidiary of US Unwired, unless the terms of any such agreement, contract, arrangement or understanding are no less favorable, as determined in good faith by the Board of Directors of US Unwired, to US Unwired or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of US Unwired; and

(3) is a Person with respect to which neither US Unwired nor any of its Restricted Subsidiaries has any direct or indirect obligation

(a) to subscribe for additional Capital Stock or

(b) to maintain or preserve that Person’s financial condition or to cause that Person to achieve any specified levels of operating results.
      Any such designation by the Board of Directors of US Unwired shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to that designation and an Officers’ Certificate certifying that that designation complied with the preceding conditions and was permitted by the covenant described above under “— Certain Covenants — Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall, after that time, cease to be an Unrestricted Subsidiary for purposes of the indentures, and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of US Unwired as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenants described above under “— Certain Covenants — Limitation on Consolidated Indebtedness,” US Unwired shall be in default of that covenant). The Board of Directors of US Unwired may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of US Unwired of any outstanding Indebtedness of such Unrestricted Subsidiary, and that designation shall only be permitted if:

(A) the Indebtedness is permitted under the covenant described above under “— Certain Covenants — Limitation on Consolidated Indebtedness” calculated on a pro forma basis as if that designation had occurred at the beginning of the Reference Period and

(B) no Default or Event of Default would occur or be in existence following that designation.
      Notwithstanding anything to the contrary in this description of notes or in the indentures, IWO Holdings Inc. and its subsidiaries shall each be deemed an Unrestricted Subsidiary as of the Issue Date and shall thereafter remain an Unrestricted Subsidiary unless and until designated by the Board of Directors as a Restricted Subsidiary in accordance with the terms of the indentures.
      “Voting Power” of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily have voting power for the election of directors of such Person.
      “Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted

Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.
BOOK-ENTRY; DELIVERY AND FORM
The Global Notes
      The notes were issued in global form, called global notes, without interest coupons.
      Upon issuance, the global notes were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
      Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC, called DTC participants, or persons who hold interests through DTC participants. Under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC credits portions of the principal amount of the global note to the accounts of the DTC participants who acquired the notes; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
      Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for the Global Notes
      All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.
      DTC has advised US Unwired that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers of the notes, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
      So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indentures.
      As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
      Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither US Unwired nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
      Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
      Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.
      Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.
      DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither US Unwired, Sprint Nextel nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.
Certificated Notes
      Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies US Unwired at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

•	other events specified in the indentures should occur.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
      The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004 combine the historical consolidated statements of operations of Sprint and Nextel Communications, giving effect to the merger as if it had occurred on January 1, 2004. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. Intercompany transactions have not been eliminated as the preliminary estimates are not material to the pro forma condensed combined statements of operations. In connection with the merger, Sprint changed its name to Sprint Nextel Corporation.
      These unaudited pro forma condensed combined statements of operations should be read in conjunction with the historical consolidated financial information and accompanying notes of Sprint and Nextel Communications, which have been incorporated by reference into or included in this prospectus. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of the operating results that would have occurred if the merger had been completed at the dates indicated.
      The unaudited pro forma condensed combined statements of operations were prepared using the purchase method of accounting with Sprint treated as the acquiring entity. Accordingly, consideration paid by Sprint to complete the merger with Nextel Communications was allocated to Nextel Communications’ assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that are in the process of being finalized. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below.
      We expect to incur significant costs over the next several years associated with integrating the Sprint and Nextel Communications businesses. Management’s development of these integration plans is underway. The impact of these plans, assuming they were in place at the date of completion of the merger, could increase or decrease the amount of goodwill and intangible assets recognized in accordance with EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. The unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities.
      Following the merger, we also expect to incur certain other costs that are attributable to the merger, such as retention payments payable to both Sprint and Nextel Communications employees. These costs are currently estimated to be approximately $200 million. Approximately 50% of the retention costs were paid upon completion of the merger and 50% are payable to employees if still employed at the end of the transition period, not to exceed one year. Additionally, prior to the merger, Nextel Communications incurred costs of $50 million related to consideration payable to Motorola in connection with the transaction contemplated by the merger agreement in exchange for Motorola’s agreement not to dispose of its Nextel Communications class B common stock (or the Sprint Nextel securities into which such shares were converted) for a period of time after completion of the merger and to agree to modifications of certain provisions of those securities. Since these costs are not expected to have a continuing impact on our operations, they have not been included in the unaudited pro forma condensed combined statements of operations presented below.
      We intend to spin off our local telecommunications business as a separate entity to our stockholders. There are significant operational and technical challenges that will need to be addressed in order to successfully separate the assets and operations of the local telecommunications business from the rest of our operations. The contemplated spin-off will also require the creation of a new publicly traded company with a capital structure appropriate for that company, the creation and staffing of operational and corporate functional groups and the creation of transition services arrangements between us and the spun-off company. The spin-off may result in additional and unforeseen expenses, and the completion of the spin-off cannot be assured. Completion of the spin-off will be conditioned, among other things, upon receipt of required consents and approvals from various federal and state regulatory agencies, including state public utility or service commissions. These consents and approvals, if received, may impose conditions and limitations on our business and operations. These conditions and limitations could jeopardize or delay completion of the spin-off and could reduce the anticipated benefits of the spin-off.
      In addition, the company to be spun off is expected to have total indebtedness of about $7.25 billion when the spin-off is completed. A portion of this debt is currently outstanding. The remainder will be issued to us and to one or more third parties. We will receive the new debt securities and the cash proceeds from the new third party borrowings in partial exchange for the assets contributed to the company to be spun-off. We will sell or exchange the debt securities issued to us and intend to use the proceeds from any such sale and the proceeds paid to us by the spun-off company to repay various obligations. Because the amount of indebtedness to be incurred by the subsidiary to be spun off has not yet been determined, the proceeds to be received by us in connection with the spin-off and available to repay our obligations cannot yet be determined.
      Additionally, if we are unable to complete the contemplated spin-off on a tax-free basis, the contemplated spin-off will not occur. As a result of these uncertainties, the contemplated spin-off has not been reflected in these unaudited pro forma condensed combined statements of operations.
      These unaudited pro forma condensed combined statements of operations reflect a preliminary allocation of the purchase price as if the merger had been completed on January 1, 2004. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed as described above. The purchase price of $37,808 million has been calculated as follows (in millions except per share amounts and ratios):

Number of shares of Nextel class A and class B common stock outstanding at August 12, 2005	1,145.52
Stock exchange ratio	1.26750218
Multiplied by Sprint series 1 common stock average stock price for the period two business days before and through the two business days after the December 15, 2004 announcement of the merger	$24.55

Estimated value of shares issued		$35,645
Number of shares of Nextel class A and class B common stock outstanding at August 12, 2005	1,145.52
Cash exchange ratio	.03249782
Multiplied by Sprint series 1 common stock average stock price on the NYSE during the 20 trading day period ending on the date of completion of the merger	$26.0415

Estimated cash distribution to Nextel common stockholders		969
Estimated fair value of vested Nextel stock options, exchanged for Sprint Nextel stock options, which were outstanding as of August 12, 2005		606
Estimated fair value of unvested Nextel stock options, exchanged for Sprint Nextel stock options, which were outstanding as of August 12, 2005		518
Estimated transaction costs		70

Estimated purchase price		$37,808

      The purchase price has been assigned to the preliminary estimated fair values of the assets acquired and liabilities assumed as follows (in millions):

Preliminary
Fair Value

Current assets	$5,501
Property, plant and equipment	8,454
Goodwill	15,549
Spectrum licenses	14,240
Other indefinite life intangibles	400
Customer relationships and other definite life intangibles	10,448
Other assets	111
Investments	2,680
Current liabilities	(2,910)
Long-term debt	(8,984)
Deferred income taxes, net	(7,865)
Other long-term liabilities	(334)
Deferred compensation included in stockholders’ equity	518

Total	$37,808

SPRINT NEXTEL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Millions, except per share data)

		Nextel
	Sprint	Communications			Pro Forma
	Nextel	(1/1/05-	Pro Forma		Sprint
Nine Months Ended September 30, 2005	Corporation	8/12/05)	Adjustments		Nextel

Net Operating Revenues	$23,384	$9,260	$129	(a)(j)	$32,773

Operating Expenses
Costs of services and products	9,760	2,905	131	(a)(b)(j)	12,796
Selling, general and administrative	6,567	3,046	148	(c)(k)	9,761
Depreciation	3,364	1,253	(135	)(d)(j)	4,482
Amortization	467	7	1,532	(e)	2,006
Restructuring and asset impairments	71	—	—		71

Total operating expenses	20,229	7,211	1,676		29,116

Operating Income	3,155	2,049	(1,547)		3,657
Interest expense	(927)	(317)	11	(f)	(1,233)
Premium on early retirement of debt	—	(37)	—		(37)
Other income, net	314	49	(15	)(g)	348

Income from continuing operations before income taxes	2,542	1,744	(1,551)		2,735
Income tax expense	(954)	(378)	304	(h)(i)(l)	(1,028)

Income from Continuing Operations	$1,588	$1,366	$(1,247)		$1,707

Diluted Earnings per Common Share from Continuing Operations(m)	$0.91				$0.58

Basic Earnings per Common Share from Continuing Operations(m)	$0.92				$0.58

Sprint Nextel diluted weighted average common shares(n)	1,745.0				2,957.0

Sprint Nextel basic weighted average common shares	1,725.1				2,935.1

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

SPRINT NEXTEL
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(Millions, except per share data)

			Purchase				Accounting		Pro Forma
	Sprint	Nextel	Accounting		Income Tax		Conformity		Sprint
Year Ended December 31, 2004	Corporation	Communications	Adjustments		Adjustments		Adjustments		Nextel

Net Operating Revenues	$27,428	$13,368	$(23	)(a)	$—		$129	(j)	$40,902

Operating Expenses					—
Costs of services and products	11,576	4,003	(22	)(a)(b)	—		224	(j)	15,781
Selling, general and administrative	7,704	4,241	286	(c)	—		(60	)(j)(k)	12,171
Depreciation	4,713	1,807	(270	) (d)	—		—		6,250
Amortization	7	34	3,260	(e)	—		—		3,301
Restructuring and asset impairments	3,731	—	—		—		—		3,731

Total operating expenses	27,731	10,085	3,254		—		164		41,234

Operating Income (Loss)	(303)	3,283	(3,277)		—		(35)		(332)
Interest expense	(1,248)	(594)	20	(f)	—		—		(1,822)
Premium on early retirement of debt	(60)	(117)	—		—		—		(177)
Other income, net	8	73	(16	)(g)	—		—		65

Income (loss) from continuing operations before income taxes	(1,603)	2,645	(3,273)		—		(35)		(2,266)
Income tax (expense) benefit	591	355	(1,404	)(h)	1,305	(i)	15	(l)	862

Income (Loss) from Continuing Operations	$(1,012)	$3,000	$(4,677)		$1,305		$(20)		$(1,404)

Diluted and Basic Loss per Common Share from Continuing Operations(m)	$(0.71)								$(0.50)

Sprint Corporation diluted and basic weighted average common shares	1,443.4								1,443.4

Nextel Communications diluted and basic weighted average common shares									1,110.9
Nextel Communications zero coupon convertible preferred stock as if converted									4.7

Nextel Communications diluted and basic weighted average common shares after preferred stock conversion									1,115.6
Stock exchange ratio									1.26750218

Former Nextel Communications diluted and basic weighted average common shares converted to Sprint Nextel Corporation									1,414.0

Sprint Nextel diluted and basic weighted average common shares									2,857.4

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS
      (a) Reflects the pro forma intercompany eliminations.
      (b) Reflects the adjustment to record estimated adjustment to lease expense related to the difference between book value, i.e., fair value, of Nextel Communications’ lease liabilities.
      (c) Reflects the adjustment to selling, general and administrative expense for estimated deferred compensation expense resulting from unvested options held by Nextel Communications employees at completion of the merger. The fair value of the unvested options has been allocated to deferred compensation based on the portion of the vesting period remaining as a percentage of the total vesting period. The fair value of the options was calculated using the Black-Scholes pricing model.
      (d) Reflects the estimated adjustment to depreciation expense for the preliminary purchase price adjustment made to Nextel Communications’ property, plant and equipment.
      (e) Reflects the estimated adjustment to amortization expense for the preliminary purchase price adjustment made to Nextel Communications’ intangible assets. The customer relationships are being amortized over 5 years using an accelerated method.
      (f) Reflects the estimated adjustment to interest expense for the preliminary purchase price adjustment made to Nextel Communications’ outstanding debt. For purposes of the unaudited pro forma condensed combined financial statements, the adjustment is being amortized over the average remaining life of the Nextel Communications’ debt outstanding at August 12, 2005.
      (g) Reflects the estimated adjustment to interest income earned that would have been foregone had the purchase occurred on January 1, 2004.
      (h) Reflects the estimated adjustment to tax expense to eliminate the benefits recognized by Nextel Communications in the first, second and third quarters of 2005 as well as in the second, third and fourth quarters of 2004 for the reversal of valuation allowances previously established for capital loss carryforwards and net operating loss carryforwards, net of amount recognized for tax uncertainties. Had the merger taken place on January 1, 2004, any adjustment to the previously established valuation allowance would have reduced goodwill in accordance with SFAS No. 109, Accounting for Income Taxes.
      (i) Reflects the adjustment of the estimated incremental income taxes that would have been recorded for pro forma results of operations related to the pro forma adjustments discussed in Notes (a), (b), (c), (d), (e), (f) and (g). A combined statutory federal and blended state income tax rate of 40% was used for these adjustments.
      (j) Reflects the estimated reclassification of certain items included in Nextel Communications’ net operating revenue, costs of services and products and selling, general and administrative to conform to Sprint’s reporting classification.
      (k) Reflects the estimated adjustment to selling, general and administrative expense, which would have been recognized had the options granted to Nextel Communications employees in 2003, 2004 and the first, second and third quarters of 2005 been accounted for in accordance with SFAS No. 123. Effective January 1, 2003, Sprint adopted SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an Amendment of FASB Statement 123, using the prospective method. Nextel has historically accounted for stock-based compensation in accordance with Accounting Principles Board , or APB, Opinion No. 25, Accounting for Stock Issued to Employees.

      (l) Reflects the adjustment of the estimated income taxes that would have been recorded for pro forma results of operations related to the pro forma adjustments discussed in Note (k).
      (m) As the effects of including the incremental shares associated with options, restricted stock units, and employees stock purchase plan shares are antidilutive for the year ended December 31, 2004, both diluted loss per common share and basic loss per common share reflect the same calculation in the 2004 unaudited pro forma condensed combined statement of operations. Pro forma diluted and basic loss per common share from continuing operations is calculated as follows (in millions, except per share amounts):

	Nine Months
	Ended
	September 30,	Year Ended
	2005	December 31, 2004

Pro forma income (loss) from continuing operations	$1,707	$(1,404)
Less:
Preferred stock dividends paid	(5)	(7)
Earnings allocated to participating securities	—	(9)

Pro forma income (loss) from continuing operations applicable to common stock	$1,702	$(1,420)

Pro forma Sprint Nextel diluted weighted average common shares (see Note (n))	2,957.0	2,857.4

Pro forma diluted earnings (loss) per share from continuing operations	$0.58	$(0.50)

Pro forma Sprint Nextel basic weighted average common shares	2,935.1	2,857.4

Pro forma basic earnings (loss) per share from continuing operations	$0.58	$(0.50)

      (n) Certain incremental shares associated with options, restricted stock units and employees stock purchase plan shares are excluded in the calculation of weighted average common shares for the nine months ended September 30, 2005 as they are antidilutive.
LEGAL MATTERS
      Jones Day will pass upon the validity of the guarantees. Jones Day will rely as to certain matters under Kansas law upon the opinion of Michael T. Hyde, Esq., our in-house counsel. As of November 16, 2005, Mr. Hyde beneficially owned approximately 29,800 shares of our series 1 common stock, had options to purchase 64,063 shares of our series 1 common stock and had restricted stock units representing 3,690 shares of our series 1 common stock.
EXPERTS
      The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of and for the year ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements and financial statement schedule of Sprint Nextel Corporation (formerly Sprint Corporation) as of December 31, 2003 and for the years ended December 31, 2003 and 2002 included in its annual report on Form 10-K/ A for the year ended December 31, 2004 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included therein and incorporated by reference herein. The consolidated financial statements and financial statement schedule are incorporated herein by reference in reliance on Ernst & Young’s report given on their authority as experts in accounting and auditing.
      The consolidated financial statements of Nextel Communications, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Emerging Issues Task Force Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, in 2003 and the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN GET MORE INFORMATION
Available Information
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.
      Our SEC filings are also available at the office of The New York Stock Exchange, or the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.
      We have filed a registration statement with the SEC under the Securities Act, of which this prospectus forms a part, to register the guarantees to be issued in connection with the consent solicitation. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement and its exhibits. As a result, statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If any contract, agreement or other document is filed as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.
Incorporation of Documents by Reference
      The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to Sprint Nextel Corporation, 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Investor Relations, telephone: (703) 433-4300. This prospectus incorporates by reference the following documents:

•	Annual report on Form 10-K/ A for the fiscal year ended December 31, 2004 filed on April 29, 2005;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2005 filed on May 9, 2005, for the quarter ended June 30, 2005 filed on August 8, 2005 and for the quarter ended September 30, 2005 filed on November 9, 2005; and

•	Current reports on Form 8-K filed on January 21, 2005, February 14, 2005, February 17, 2005, March 15, 2005, April 21, 2005 (of the two current reports on Form 8-K filed on April 21, 2005, only the filing made under Item 1.01 is incorporated herein by reference), May 20, 2005, June 10, 2005, June 14, 2005, June 22, 2005, June 23, 2005 (two reports), July 11, 2005, July 13, 2005 (two reports), July 18, 2005, July 19, 2005, July 29, 2005, August 4, 2005, August 9, 2005 (two reports), August 12, 2005, August 16, 2005, August 17, 2005, August 18, 2005, September 6, 2005, September 9, 2005, October 6, 2005, October 14, 2005, October 31, 2005 and November 21, 2005 and current reports on Form 8-K/A filed on April 19, 2005 (two reports) and October 4, 2005.
We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the expiration date.
      This additional information is a part of this prospectus from the date of filing of those documents.
      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Nextel Communications, Inc.
Reston, Virginia
      We have audited the accompanying consolidated balance sheets of Nextel Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nextel Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” in 2003. As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in 2002.
      We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 14, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
McLean, Virginia
March 14, 2005

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2004 and 2003

	2004	2003

		(As restated)
		(See Note 1)
	(Dollars in millions)
ASSETS
Current assets
Cash and cash equivalents	$1,479	$806
Short-term investments	335	1,165
Accounts and notes receivable, net	1,452	1,276
Due from related parties	132	70
Handset and accessory inventory	322	223
Deferred tax assets (note 9)	882	—
Prepaid expenses and other current assets (note 2)	605	148

Total current assets	5,207	3,688
Investments	360	408
Property, plant and equipment, net	9,613	9,093
Intangible assets, net (note 5)	7,223	7,038
Other assets	341	283

	$22,744	$20,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$986	$663
Accrued expenses and other	1,304	1,382
Due to related parties	297	285
Current portion of long-term debt and capital lease obligation	22	487

Total current liabilities	2,609	2,817
Long-term debt	8,527	9,725
Deferred income taxes (note 9)	1,781	1,873
Other liabilities	311	258

Total liabilities	13,228	14,673

Commitments and contingencies (notes 6 and 10)
Zero coupon mandatorily redeemable preferred stock, convertible, 245,245 shares issued and outstanding	108	99
Stockholders’ equity
Common stock, class A, 1.088 billion and 1.068 billion shares issued and outstanding	1	1
Common stock, class B, nonvoting convertible, 36 million shares issued; 30 million and 36 million shares outstanding	—	—
Paid-in capital	12,610	11,942
Accumulated deficit	(3,363)	(6,363)
Treasury stock, at cost	(141)	—
Deferred compensation, net	(33)	(16)
Accumulated other comprehensive income	334	174

Total stockholders’ equity	9,408	5,738

	$22,744	$20,510

The accompanying notes including note 13 “— Related Party Transactions”
are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

		(As restated)	(As restated)
		(See Note 1)	(See Note 1)
	(In millions, except per share amounts)
Operating revenues
Service revenues	$11,925	$9,892	$8,186
Handset and accessory revenues	1,443	928	535

	13,368	10,820	8,721

Operating expenses
Cost of service (exclusive of depreciation included below)	1,926	1,674	1,488
Cost of handset and accessory revenues	2,077	1,495	1,047
Selling, general and administrative	4,241	3,453	3,039
Restructuring and impairment charges	—	—	35
Depreciation	1,807	1,643	1,541
Amortization	34	51	54

	10,085	8,316	7,204

Operating income	3,283	2,504	1,517

Other income (expense)
Interest expense	(594)	(844)	(1,048)
Interest income	29	42	58
(Loss) gain on retirement of debt, net of debt conversion costs of $0, $0 and $160	(117)	(245)	354
Gain on deconsolidation of NII Holdings	—	—	1,218
Equity in earnings (losses) of unconsolidated affiliates, net	15	(58)	(309)
Realized gain on sale of investments, net	26	223	—
Other, net	3	2	(39)

	(638)	(880)	234

Income before income tax benefit (provision)	2,645	1,624	1,751
Income tax benefit (provision)	355	(113)	(391)

Net income	3,000	1,511	1,360
(Loss) gain on retirement of mandatorily redeemable preferred stock	—	(7)	485
Mandatorily redeemable preferred stock dividends and accretion	(9)	(58)	(211)

Income available to common stockholders	$2,991	$1,446	$1,634

Earnings per common share
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

Weighted average number of common shares outstanding
Basic	1,111	1,047	884

Diluted	1,152	1,089	966

The accompanying notes including note 13 “— Related Party Transactions”
are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2004, 2003 and 2002

												Accumulated Other
												Comprehensive Income

	Convertible		Class A		Class B							Unrealized
	Preferred Stock		Common Stock		Common Stock				Treasury Stock			Gain	Cumulative	Cash
							Paid-in	Accumulated			Deferred	(Loss) on	Translation	Flow
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Compensation	Investments	Adjustments	Hedge	Total

	(In millions)
Balance, December 31, 2001 (as restated) (note 1)	8	$283	763	$1	36	$—	$8,581	$(9,234)	—	$—	$(17)	$7	$(229)	$(29)	$(637)
Net income (as restated)								1,360							1,360
Other comprehensive income, net of income tax:
Foreign currency translation adjustment													228		228
Net unrealized gains on available- for-sale securities:
Unrealized holding losses												(37)			(37)
Reclassification adjustment for losses included in net income												37			37
Cash flow hedge:
Reclassification of transition adjustment included in net income														8	8
Unrealized loss on cash flow hedge														(6)	(6)

Total comprehensive income															1,590
Common stock issued under equity plans			8	—			49								49
Conversion of preferred stock into common stock	(4)	(147)	24	—			147								—
Exchange of debt securities for common stock			98	—			867								867
Exchange of mandatorily redeemable preferred stock for common stock			75	—			601								601
Deferred compensation and other							11				10				21
Gain on retirement of mandatorily redeemable preferred stock							485								485
Dividends and accretion on mandatorily redeemable preferred stock							(211)								(211)

Balance, December 31, 2002 (as restated) (note 1)	4	136	968	1	36	—	10,530	(7,874)	—	—	(7)	7	(1)	(27)	2,765
Net income (as restated)								1,511							1,511
Other comprehensive income, net of income tax:
Foreign currency translation adjustment													(4)		(4)
Net unrealized gains on available- for-sale securities:
Unrealized holding gains, net of income tax of $102 (as restated)												172			172
Cash flow hedge:
Reclassification of transition adjustment included in net income														4	4
Unrealized gain on cash flow hedge														23	23

Total comprehensive income															1,706
Common stock issued under direct stock purchase plan and other equity plans			47	—			707								707
Conversion of preferred stock into common stock	(4)	(136)	22	—			136								—
Exchange of debt securities for common stock			31	—			588								588
Deferred compensation and other							24				(9)				15
Increase on issuance of equity by affiliates, net of deferred income tax							22								22
Loss on retirement of mandatorily redeemable preferred stock							(7)								(7)
Dividends and accretion on mandatorily redeemable preferred stock							(58)								(58)

Balance, December 31, 2003 (as restated) (note 1)	—	—	1,068	1	36	—	11,942	(6,363)	—	$—	(16)	179	(5)	—	5,738
Net income								3,000							3,000
Other comprehensive income, net of income tax:
Foreign currency translation adjustment													2		2
Unrealized holding gains on available- for-sale securities, net of income tax of $109												158			158

Total comprehensive income															3,160
Common stock issued under equity plans and other			20	—			267								267
Deferred compensation							32				(17)				15
Purchase of treasury stock (note 1)				—	(6)				6	(141)					(141)
Release of valuation allowance attributable to stock options (note 9)							337								337
Stock option tax deduction benefit							82								82
Adjustment to equity method investment, net of deferred income tax							(41)								(41)
Accretion on zero coupon mandatorily redeemable preferred stock							(9)								(9)

Balance, December 31, 2004	—	$—	1,088	$1	30	$—	$12,610	$(3,363)	6	$(141)	$(33)	$337	$(3)	$—	$9,408

The accompanying notes including note 13 “— Related Party Transactions” are an integral part of these consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002

		(As restated)	(As restated)
		(See Note 1)	(See Note 1)
	(In millions)
Cash flows from operating activities
Net income	$3,000	$1,511	$1,360
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs and accretion of senior notes	24	46	316
Provision for losses on accounts receivable	127	129	334
Amortization of deferred gain from sale of towers	(96)	(105)	—
Restructuring and impairment charges	—	—	24
Depreciation and amortization	1,841	1,694	1,595
Loss (gain) on retirement of debt	117	245	(514)
Debt conversion expense	—	—	160
Gain on deconsolidation of NII Holdings	—	—	(1,228)
Equity in (earnings) losses of unconsolidated affiliates, net	(15)	58	309
Realized gain on investments, net	(26)	(223)	—
Tax benefit from the release of valuation allowance, net	(1,113)	—	—
Income tax provision	651	62	391
Other, net	41	59	71
Change in assets and liabilities, net of effects from acquisitions
Accounts and notes receivable	(328)	(350)	(492)
Handset and accessory inventory	(110)	29	(21)
Prepaid expenses and other assets	(285)	(65)	(21)
Accounts payable, accrued expenses and other	460	222	239

Net cash provided by operating activities	4,288	3,312	2,523

Cash flows from investing activities
Capital expenditures	(2,513)	(1,716)	(1,863)
Proceeds from maturities and sales of short-term investments	2,761	2,511	3,486
Purchases of short-term investments	(1,933)	(2,825)	(3,068)
Payments for purchases of licenses, investments and other, net of cash acquired	(338)	(279)	(432)
Proceeds from sales of investments and other	77	248	2
Cash relinquished as a result of the deconsolidation of NII Holdings	—	—	(250)
Payments for acquisitions, net of cash acquired	—	—	(111)

Net cash used in investing activities	(1,946)	(2,061)	(2,236)

Cash flows from financing activities
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(1,421)	(4,598)	(843)
Proceeds from issuance of debt securities	494	2,483	—
Repayments under bank credit facility	(1,626)	(2,965)	(47)
Borrowings under bank credit facility	1,000	2,269	47
Proceeds from issuance of stock	236	689	35
Repayments under capital lease and finance obligations	(9)	(44)	(100)
Payment for capital lease buy-out	(156)	(54)	—
Mandatorily redeemable preferred stock dividends paid	—	(57)	(19)
Purchase of treasury stock	(141)	—	—
Debt financing costs and other	(46)	(14)	(1)
Proceeds from sale-leaseback transactions	—	—	6

Net cash used in financing activities	(1,669)	(2,291)	(922)

Net increase (decrease) in cash and cash equivalents	673	(1,040)	(635)
Cash and cash equivalents, beginning of period	806	1,846	2,481

Cash and cash equivalents, end of period	$1,479	$806	$1,846

The accompanying notes including note 13 “— Related Party Transactions”
are an integral part of these consolidated financial statements

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Operations and Significant Accounting Policies
      Operations. We are a leading provider of wireless communications services in the United States. We provide a comprehensive suite of advanced wireless services, that include: digital wireless mobile telephone service, walkie-talkie features including our Nextel Direct Connect®, and Nextel Nationwide Direct Connectsm, and Nextel International Direct Connectsm walkie-talkie features, and wireless data transmission services. As of December 31, 2004, we provided service to over 16.2 million subscribers, which consisted of 15.0 million subscribers of Nextel-branded service and 1.2 million subscribers of Boost Mobiletm — branded pre-paid service.
      Our all-digital packet data network is based on integrated Digital Enhanced Network, or iDEN®, wireless technology provided by Motorola, Inc. We, together with Nextel Partners, Inc., currently utilize the iDEN technology to serve 297 of the top 300 U.S. markets where about 260 million people live or work. Nextel Partners provides digital wireless communications services under the Nextel brand name in mid-sized and tertiary U.S. markets, and has the right to operate in 98 of the top 300 metropolitan statistical areas in the United States ranked by population. As of December 31, 2004, we owned about 32% of the outstanding common stock of Nextel Partners. In addition, as of December 31, 2004, we also owned about 18% of the outstanding common stock of NII Holdings, Inc, which provides wireless communications services primarily in selected Latin American markets. We have agreements with NII Holdings that enable our subscribers to use our Direct Connect walkie-talkie features in the Latin American markets that it serves as well as between the United States and those markets.
      On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint Corporation pursuant to which we will merge into a wholly-owned subsidiary of Sprint. The new company will be called Sprint Nextel Corporation. The merger is expected to close in the second half of 2005 and is subject to shareholder and regulatory approvals, as well as other customary closing conditions. As a result, there can be no assurances that the merger will be completed or as to the timing thereof.
      Principles of Consolidation. The consolidated financial statements include the accounts of Nextel Communications, Inc. and its wholly owned and majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. We use the equity method to account for equity investments in unconsolidated companies in which we exercise significant influence over operating and financial policies but do not have control. We recognize all changes in our proportionate share of the unconsolidated affiliate’s equity resulting from the affiliate’s equity transactions as adjustments to our investment and stockholders’ equity balances. We use the cost method to account for equity investments in unconsolidated companies in which we do not exercise significant influence over operating or financial policies and do not have a controlling interest. Additional information regarding our equity investments can be found in note 3.
      Use of Estimates. We prepare our financial statements in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results could differ from those estimates.
      Cash and Cash Equivalents. Cash equivalents consist of time deposits and highly liquid short-term investments with maturities of 90 days or less at the time of purchase.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental cash flow information.

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$2,513	$1,716	$1,863
Change in capital expenditures accrued and unpaid or financed	(153)	140	41

	$2,360	$1,856	$1,904

Interest costs
Interest expense	$594	$844	$1,048
Interest capitalized	9	35	48

	$603	$879	$1,096

Cash paid for interest, net of amounts capitalized	$586	$794	$712

Cash received for interest	$27	$30	$54

Cash paid for income taxes	$85	$50	$7

      Investments. Marketable debt securities with maturities greater than 90 days and less than one year at the time of purchase are classified as short-term investments. Debt securities that we have the ability and intent to hold until maturity are accounted for as held-to-maturity securities and recorded at amortized cost. As of December 31, 2004 and 2003, our short-term investments consisted of commercial paper and corporate and government bonds.
      Marketable debt and equity securities intended to be held more than one year are classified within investments. All of our investments in marketable debt and equity securities are classified as available-for-sale as of the balance sheet date and are reported at fair value. Unrealized gains and losses, net of income tax, are recorded as other comprehensive income (loss). We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, on available-for-sale securities in other income (expense). We record restricted investments in publicly traded companies intended to be held-to-maturity at amortized cost. We record equity investments in privately held companies at cost.
      We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment.
      Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses. Because we have well over seven million accounts, it is not practical to review the collectibility of each account individually when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance for our portfolio of customers, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. When collection efforts on individual accounts have been exhausted, the account is written off by reducing the allowance for doubtful accounts.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Handset and Accessory Inventory. Handsets and accessories are valued at the lower of cost or market. We determine cost by the first-in, first-out, or FIFO, method. Handset costs in excess of the revenues generated from handset sales, or handset subsidies, are expensed at the time of sale. We do not recognize the expected handset subsidies prior to the time of sale because we expect to recover the handset subsidies through service revenues. We account for rebates received from vendors in accordance with Emerging Issues Task Force, or EITF, Issue No. 02-16, “Accounting by a Reseller for Cash Consideration Received by a Vendor.” Additional information can be found in “— Customer Related Direct Costs.” Each month, we estimate future handset purchases and related discounts. To the extent that such estimates change period to period, adjustments are made to our estimates of discounts earned, which could impact our cost of handset revenues. The amount of these discounts recorded for the year ended December 31, 2004 was less than 5% of our cost of handset and accessory revenues recorded for the year.
      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost. We capitalize costs for network and non-network software, which are included in property, plant and equipment, developed or obtained for internal use when incurred during the application development stage. For those software projects that are under development, we periodically assess the probability of deployment into the business to determine if an impairment charge is required. The gross amount of assets recorded under capital lease and finance obligations included in property, plant and equipment is $6 million as of December 31, 2004 and $276 million as of December 31, 2003. Amortization of assets recorded under capital leases is recorded in depreciation expense. Maintenance and repairs are charged to operations as incurred.
      Network asset inventory and construction in progress includes materials, transmission and related equipment, labor, engineering, site development, interest and other costs relating to the construction and development of our network. Assets under construction are not depreciated until placed into service.
      We calculate depreciation using the straight-line method based on estimated economic useful lives of up to 31 years for buildings, 3 to 20 years for network equipment and internal-use software and 3 to 12 years for non-network internal-use software, office equipment and other assets. We amortize leasehold improvements over the shorter of the lease terms or the estimated useful lives of the assets. We periodically review the estimated economic useful lives and salvage value of our property, plant and equipment and make adjustments to those estimates after considering historical experience, capacity requirements, consulting with the vendor and assessing new product and market demands, strategic decisions or technology matters and other factors. When these factors indicate property, plant and equipment assets may not be useful for as long as originally anticipated, we depreciate the remaining book values over the remaining estimated useful lives. In the first quarter 2003, we shortened the estimated useful lives of some of our network assets. As a result of these changes in estimates, we recorded $79 million or $0.08 per common share of additional depreciation expense for the year ended December 31, 2003.
      Asset Retirement Obligations. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 143, “Accounting for Asset Retirement Obligations, we record an asset retirement obligation and an associated asset retirement cost when we have a legal obligation in connection with the retirement of tangible long-lived assets. Our obligations under SFAS No. 143 arise from certain of our leases and relate primarily to the cost of removing our equipment from such lease sites.
      Capitalized Software to be Sold, Leased or Otherwise Marketed. We capitalize costs for software products that will be sold, leased or otherwise marketed when technological feasibility has been established. At each balance sheet date, we evaluate the recoverability of the unamortized capitalized costs of these software products. We classify software products to be sold, leased or otherwise marketed as

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
noncurrent other assets. As of December 31, 2004 and 2003, we had $93 million and $74 million in net unamortized software, respectively.
      Intangible Assets. Effective January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, we are no longer required to amortize goodwill and intangible assets with indefinite useful lives, which consist of our Federal Communications Commission, or FCC, licenses. We are required to test these assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We perform our annual review for impairment on October 1 of each year using a residual value approach. We measure the fair value of our 800 and 900 megahertz, or MHz, licenses by deducting the fair values of our net assets as well as the fair values of certain unrecorded identified intangible assets, other than these FCC licenses, from our reporting unit’s fair value, which was determined using a discounted cash flow analysis. The analysis was based on our long-term cash flow projections, discounted at our corporate weighted average cost of capital. If the fair value of the goodwill or intangible asset is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. Prior to 2002, we amortized our indefinite useful life assets and goodwill over their respective useful lives, which for our FCC licenses is 40 years and for the goodwill related to the acquisition of our Nextel stores is 10 years. For those intangible assets that have finite useful lives, we continue to amortize them over their estimated useful lives using the straight-line method. Additional information regarding our intangible assets and the adoption of SFAS No. 142 can be found in note 5.
      At the September 2004 meeting of the EITF, the Securities and Exchange Commission, or SEC, staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing, must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. Under this new accounting guidance, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses in the first quarter 2005 using the direct value method. As we have not yet completed an impairment test using the direct value method, we are unable to assess the impact on our financial statements of adopting this requirement. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.
      Valuation of Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of these assets, a loss, if any, is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on our current business and technology strategy, our views of growth rates for our business, anticipated future economic and regulatory conditions and expected technological availability. For purposes of recognition and measurement of impairment losses, we group our long-lived assets with other assets and liabilities at the enterprise level, which for us is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.
      Derivative Instruments and Hedging Activities. From time to time, we use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt, which is caused by interest rate fluctuations. We do not use derivative instruments for trading or other speculative purposes.
      Derivative instruments designated in hedging relationships that mitigate exposure to changes in the fair value of our debt are considered fair value hedges. Derivative instruments designated in hedging relationships that mitigate exposure to the variability in future cash flows of our debt are considered cash

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
flow hedges. We formally document all relationships between hedging instruments and hedged items and the risk management objective and strategy for each hedge transaction.
      We record all derivatives in other assets or other liabilities on our balance sheet at their fair values. If the derivative is designated as a fair value hedge and the hedging relationship qualifies for hedge accounting, changes in the fair values of both the derivative and the hedged portion of our debt are recognized in interest expense in our statement of operations. If the derivative is designated as a cash flow hedge and the hedging relationship qualifies for hedge accounting, the effective portion of the change in fair value of the derivative is recorded in other comprehensive income (loss) and reclassified to interest expense when the hedged debt affects interest expense. The ineffective portion of the change in fair value of the derivative qualifying for hedge accounting and changes in the fair values of derivative instruments not qualifying for hedge accounting are recognized in interest expense in the period of the change. For hedge transactions that qualify for hedge accounting using the short-cut method, there is no net effect on our results of operations.
      At inception of the hedge and quarterly thereafter, we perform a correlation assessment to determine whether changes in the fair values or cash flows of the derivatives are deemed highly effective in offsetting changes in the fair values or cash flows of the hedged items. If at any time subsequent to the inception of the hedge, the correlation assessment indicates that the derivative is no longer highly effective as a hedge, we discontinue hedge accounting and recognize all subsequent derivative gains and losses in the results of operations.
      Debt Financing Costs. We amortize our debt financing costs as interest expense over the terms of the underlying obligations.
      Revenue Recognition. Operating revenues primarily consist of wireless service revenues and revenues generated from handset and accessory sales. Service revenues primarily include fixed monthly access charges for mobile telephone, Nextel Direct Connect and other wireless services, variable charges for mobile telephone and Nextel Direct Connect usage in excess of plan minutes, long-distance charges derived from calls placed by our customers and activation fees. We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts, billing disputes and fraud or unauthorized usage. We recognize excess usage and long distance revenue at contractual rates per minute as minutes are used. As a result of the cutoff times of our multiple billing cycles each month, we are required to estimate the amount of subscriber revenues earned but not billed from the end of each billing cycle to the end of each reporting period. These estimates are based primarily on rate plans in effect and historical minutes of use. We recognize revenue from handset sales when title to the handset passes to the customer. In addition, we recognize the portion of the activation fees allocated to the handset unit of accounting in the statement of operations when title to the handset passes to the customer. We defer the portion of the activation fees allocated to the service unit of accounting, together with an equal amount of costs, and recognize such deferred fees and costs on a straight-line basis over the contract life in the statement of operations.
      Effective July 1, 2003, we adopted EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Accordingly, for all handset sale arrangements entered into beginning in the third quarter 2003, we recognize revenue when title to the handset passes to the customer. Prior to July 1, 2003, in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” we recognized revenue from handset sales on a straight-line basis over the then expected customer relationship period of 3.5 years, beginning when title to the handset passed to the customer. Accordingly, on July 1, 2003, we reduced our current assets and liabilities by about $563 million and our noncurrent assets and liabilities by about $783 million, representing substantially all of the revenues and costs associated with the original sale of the handsets that were deferred under SAB No. 101. The cumulative effect of adopting EITF Issue No. 00-21 did not materially impact our statements of

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operations. We have recognized revenue from accessory sales when title passes upon delivery of the accessory to the customer in all reporting periods included in the financial statements.
      Customer Related Direct Costs. Upon the adoption of EITF Issue No. 00-21 effective July 1, 2003, we recognize the cost of handset revenues when title to the handset passes to the customer. Other customer related direct costs, such as commissions are expensed as incurred. Prior to July 1, 2003, we recognized the costs of handset revenues over the then expected customer relationship period of 3.5 years in amounts equivalent to revenues recognized from handset sales and handset costs in excess of the revenues generated from handset sales, or subsidies, were expensed at the time of sale.
      Treasury Stock. In 2004, we purchased 6 million shares of our class B common stock from Motorola for $141 million in cash. We account for treasury stock under the cost method. In 2005, we converted these shares into shares of our class A common stock pursuant to the terms of our certificate of incorporation.
      Stock-Based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is calculated on a straight-line basis over the vesting period and is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of our class A common stock and the relevant exercise price. We account for stock-based compensation for non-employees, who are not members of our board of directors, at fair value using a Black-Scholes option-pricing model in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and other applicable accounting principles. We recorded stock-based compensation expense of $15 million during 2004, $15 million during 2003 and $13 million during 2002. In addition, in February 2004, we elected to settle $21 million of obligations under our long-term incentive plan with deferred shares as permitted by that plan. See note 12.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      We comply with the disclosure provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Consistent with the provisions of SFAS No. 123 as amended, had compensation costs been determined based on the fair value of the awards granted since 1995, our income available to common stockholders and earnings per common share would have been as follows:

	Year Ended December 31,

	2004	2003	2002

	(In millions, except
	per share amounts)
Income available to common stockholders, as reported	$2,991	$1,446	$1,634
Stock-based compensation expense included in reported net income, net of income tax of $4, $0 and $0	11	35	8
Stock-based compensation expense determined under fair value based method, net of income tax of $55, $0 and $0	(205)	(360)	(350)

Income available to common stockholders, pro forma	$2,797	$1,121	$1,292

Earnings per common share
As reported
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

Pro forma
Basic	$2.52	$1.07	$1.46

Diluted	$2.45	$1.04	$1.40

      Additional information regarding the assumptions used in our calculation of the fair value of the awards can be found in note 12.
      Advertising Costs. Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled $642 million during 2004, $462 million during 2003 and $345 million during 2002.
      Research and Development. Research and development costs are fully expensed as incurred.
      Foreign Currency. In May 2002, we began accounting for our investment in NII Holdings and its non-U.S. subsidiaries and affiliates under the equity method, and in November 2003, we began accounting for our investment in NII Holdings under the cost method. Prior to the change to the equity method, results of operations for our non-U.S. subsidiaries and affiliates were translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities were translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements were reported as other comprehensive income (loss). The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated were recorded as foreign currency transaction gains (losses). We no longer have any significant non-U.S. subsidiaries and affiliates.
      Income Taxes. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of these benefits is considered to be more likely than not. Additional information regarding income taxes can be found in note 9.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Earnings Per Common Share. Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method and the dilutive effects of shares issuable upon the conversion of our convertible senior notes and convertible preferred stock computed using the if-converted method.

	Year Ended December 31,

	2004	2003	2002

	(In millions, except
	per share amounts)
Income available to common stockholders — basic	$2,991	$1,446	$1,634
Interest expense and accretion eliminated upon the assumed conversion of:
4.75% convertible senior notes due 2007	—	13	15
6% convertible senior notes due 2011	16	—	37
Zero coupon convertible preferred stock mandatorily redeemable 2013	10	—	8

Income available to common stockholders — diluted	$3,017	$1,459	$1,694

Weighted average number of common shares outstanding — basic	1,111	1,047	884
Effect of dilutive securities:
Class A convertible preferred stock	—	4	33
Equity plans	25	27	6
4.75% convertible senior notes due 2007	—	11	12
6% convertible senior notes due 2011	11	—	26
Zero coupon convertible preferred stock mandatorily redeemable 2013	5	—	5

Weighted average number of common shares outstanding — diluted	1,152	1,089	966

Earnings per common share
Basic	$2.69	$1.38	$1.85

Diluted	$2.62	$1.34	$1.75

      About 8.2 million shares issuable upon the assumed conversion of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2004 due to their antidilutive effects. Additionally, about 65.8 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2004 as the exercise prices exceeded the average market price of our class A common stock.
      About 38.5 million shares issuable upon the assumed conversion of our convertible senior notes and zero coupon convertible preferred stock could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2003 due to their antidilutive effects. Additionally, about 62.7 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from the calculation of diluted earnings per common share for the year ended December 31, 2003 as the exercise prices exceeded the average market price of our class A common stock.
      About 8.4 million shares issuable upon the assumed conversion of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2002 due to their antidilutive effects. Additionally, about 84.3 million shares issuable under our incentive and other equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the year ended December 31, 2002 as the exercise prices exceeded the average market price of our class A common stock.
      Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.
      Concentrations of Risk. We believe that the geographic and industry diversity of our customer base minimizes the risk of incurring material losses due to concentrations of credit risk.
      Motorola is our primary source of network equipment and manufactures all of the handsets we sell, other than the BlackBerry® devices, which are manufactured by Research in Motion, or RIM. We expect to continue to rely principally on Motorola or its licensees for the manufacture of handsets and a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN network. Accordingly, we must rely on Motorola to develop handsets and equipment capable of supporting the features and services we plan to offer to our customers. In addition, because we are one of a limited number of wireless carriers that have deployed iDEN technology, we bear a substantially greater portion of the costs associated with the development of new equipment and features than would be the case if our network utilized a more widely adopted technology platform. If Motorola fails or refuses to develop and deliver system infrastructure and handsets or enhancements that we require on a timely, cost- effective basis, we may not be able to adequately service our existing subscribers or add new subscribers and may not be able to offer competitive services; thereby materially and adversely affecting our results. If Motorola is unable or unwilling to provide handsets and related equipment and software applications, or to develop new technologies or features for us due to changes in our relationship, or if Motorola fails or refuses to do so on a timely, cost-effective basis, we may not be able to adequately service our existing subscribers or add new subscribers and may not be able to offer competitive services. If Motorola fails or refuses to provide its cooperation and support in connection with the FCC’s reconfiguration process related to the 800 MHz spectrum band, then our ability to satisfy our obligations under the Report and Order described in note 15 would be adversely affected.
      We also have arrangements with several third party outsourcing vendors that provide services related to such activities as customer care, customer billing and network construction. An adverse change in the ability of any such vendor to provide services to us could adversely affect our operations.
      We operate in a highly regulated environment subject to rapid technological and competitive changes. To the extent that there are changes in economic conditions, technology or the regulatory environment, our business plans could change, which could affect the recoverability of certain assets.

Restatement of Consolidated Financial Statements.
      Like other companies, we have reviewed our accounting practices with respect to leasing transactions. We have concluded that there was an error in our practices related to the determination of the lease term under certain leases that relate primarily to our cell sites. We have historically used the initial non-cancelable portion of the lease as the lease term, excluding any renewal periods. We have determined that SFAS No. 13, “Accounting for Leases”, requires consideration of renewal periods when the existence of a “penalty”, as defined in SFAS No. 13, would require us to conclude at the inception of the lease that

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
there was reasonable assurance that one or more of the renewal options would be exercised. We considered a number of factors in determining whether a penalty, as defined in SFAS No. 13, existed such that the exercise of one or more of the renewal options would be reasonably assured at the inception of the lease. The primary factor that we considered is that a significant dollar amount of leasehold improvements at a lease site would be impaired by non-renewal after the initial non-cancelable portion of the lease. The result of our assessment was to increase the lease term as defined in SFAS No. 13 for most of our operating leases. As we recognize rent expense on our operating leases on a straight-line basis and many of our leases contain escalating rent payments over the term of the lease, the impact of this change in lease term was to increase deferred rent liability at December 31, 2003 by approximately $92 million.
      NII Holdings has advised us that it will restate certain financial results for the year ended December 31, 2003 and for the two months ended December 31, 2002. During the period November 2002 through October 2003, we owned on average 33% of the common stock of NII Holdings and accounted for our investment under the equity method. Accordingly, we have restated our consolidated statements of operations for the years ended December 31, 2003 and December 31, 2002 to reflect our percentage share of these adjustments. Although these adjustments did not impact our operating income for 2003 or 2002, they increased our losses on the line item “Equity in losses of unconsolidated affiliates, net” by $18 million in 2003 and by $7 million in 2002 and decreased our “Income available to common stockholders” by $8 million in 2003 and by $7 million in 2002 in our consolidated statements of operations.
      The combined effect of these two changes were increases to accumulated deficit of $107 million and $81 million as of December 31, 2003 and 2002, respectively, and an increase to accumulated deficit of $55 million as of January 1, 2002.
      The following is a summary of the effects of the restatement on our (a) consolidated balance sheet as of December 31, 2003, (b) consolidated statements of operations and cash flows for the years ended December 31, 2003 and 2002 and (c) consolidated statements of changes in stockholders’ equity as of December 31, 2003, 2002 and 2001.
Consolidated Balance Sheet

	As Previously
	Reported	As Restated

	(In millions)
As of December 31, 2003
Deferred income taxes	$1,867	$1,873
Other liabilities	166	258
Total liabilities	14,575	14,673
Accumulated deficit	(6,256)	(6,363)
Accumulated other comprehensive income	165	174
Total stockholders’ equity	5,836	5,738

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidated Statements of Operations

	As Previously
	Reported	As Restated

	(In millions, except
	per share amounts)
Year ended December 31, 2003
Cost of service (exclusive of depreciation)	$1,656	$1,674
Operating income	2,522	2,504
Equity in losses of unconsolidated affiliates, net	(40)	(58)
Realized gain on sale of investments, net	213	223
Income before income tax provision	1,650	1,624
Net income	1,537	1,511
Income available to common stockholders	1,472	1,446
Earnings per common share
Basic	$1.41	$1.38

Diluted	$1.36	$1.34

Year ended December 31, 2002
Cost of service (exclusive of depreciation)	$1,469	$1,488
Operating income	1,536	1,517
Equity in losses of unconsolidated affiliates, net	(302)	(309)
Income before income tax provision	1,777	1,751
Net income	1,386	1,360
Income available to common stockholders	1,660	1,634
Earnings per common share
Basic	$1.88	$1.85

Diluted	$1.78	$1.75

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	As Previously
	Reported	As Restated

	(In millions)
As of December 31, 2003
Net income	$1,537	$1,511
Unrealized holding gains	163	172
Total comprehensive income	1,723	1,706
Accumulated deficit	(6,256)	(6,363)
Total stockholders’ equity	5,836	5,738
As of December 31, 2002
Net income	$1,386	$1,360
Total comprehensive income	1,616	1,590
Accumulated deficit	(7,793)	(7,874)
Total stockholders’ equity	2,846	2,765
As of December 31, 2001
Accumulated deficit	$(9,179)	$(9,234)
Total stockholders’ deficit	(582)	(637)
Consolidated Statements of Cash Flows

	As Previously
	Reported	As Restated

	(In millions)
Year ended December 31, 2003
Net income	$1,537	$1,511
Equity in losses of unconsolidated affiliates, net	40	58
Realized gain on investments, net	(213)	(223)
Changes in assets and liabilities, net of effects from acquisitions Accounts payable, accrued expenses and other	204	222
Year ended December 31, 2002
Net income	$1,386	$1,360
Equity in losses of unconsolidated affiliates, net	302	309
Changes in assets and liabilities, net of effects from acquisitions Accounts payable, accrued expenses and other	220	239

New Accounting Pronouncements.
      FASB Interpretation No 46. In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities — an interpretation of ARB No. 51,” to address perceived weaknesses in accounting for entities commonly known as special-purpose or off-balance-sheet. In addition to numerous FASB Staff Positions written to clarify and improve the application of Interpretation No. 46, the FASB announced a deferral for certain entities, and an amendment to Interpretation No. 46 entitled FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities.” Interpretation No. 46 establishes consolidation criteria for entities for which “control” is not easily discernable under Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” which is based on the premise that equity holders control the entity by virtue of voting rights.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Interpretation No. 46 provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than from voting interests. Interpretation No. 46 defines the term variable interest entity, or VIE, and is based on the premise that if a business enterprise absorbs a majority of the VIE’s expected losses and/or receives a majority of its expected residual returns (measures of risk and reward), that enterprise (the primary beneficiary) has a controlling financial interest in the VIE. Under Interpretation No. 46, the assets, liabilities, and results of the activities of the VIE should be included in the consolidated financial statements of the primary beneficiary. We were required to apply the provisions of Interpretation No. 46R in the first quarter 2004. As we did not have any VIEs during 2004, the adoption of this new method of accounting for VIEs did not affect our financial condition or results of operations.
      EITF Topic D-108. In September 2004, the EITF issued Topic D-108, “Use of the Direct Method to Value Intangible Assets”. In EITF Topic D-108, the SEC staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. As permitted we performed our annual impairment test as of October 1, 2004 to measure the fair value of our 800 and 900 MHz FCC licenses in our national footprint using the residual value approach. Under this new accounting guidance, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses in the first quarter 2005 using the direct value method. As we have not yet completed an impairment test using the direct value method, we are unable to assess the impact on our financial statements of adopting this requirement. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.
      SFAS No. 123R. In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment.” The statement is a revision of FASB Statement No. 123, “Accounting for Stock Based Compensation” and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The statement focuses primarily on accounting for transactions in which we obtain employee services in share-based payment transactions. This statement requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This standard is scheduled to become effective in the first interim reporting period beginning after June 15, 2005. Assuming that the effective date is not delayed, we will apply this new standard to our interim reporting period beginning July 1, 2005. We have not yet determined the amount of impact on the consolidated statements of operations following adoption and subsequent to 2005 or the transition method we will use.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Supplemental Balance Sheet Information

	December 31,

	2004	2003

	(In millions)
Accounts and notes receivable
Trade	$1,482	$1,336
Other receivables	34	26
Less allowance for doubtful accounts	(64)	(86)

	$1,452	$1,276

Prepaid expenses and other current assets
Prepaid expenses	$262	$120
Investment in NII Holdings	293	—
Deferred costs of handset sales and activation (note 1)	50	28

	$605	$148

Property, plant and equipment
Buildings and improvements	$303	$221
Network equipment and software	14,343	12,541
Non-network internal use software, office equipment and other	1,351	1,095
Less accumulated depreciation and amortization	(7,340)	(5,562)

	8,657	8,295
Network asset inventory and construction in progress	956	798

	$9,613	$9,093

Accounts payable
Trade	$519	$343
Other payables	467	320

	$986	$663

Accrued expenses and other
Payroll related	$220	$288
Deferred access revenues	367	310
Accrued interest	129	148
Deferred gain from sale of towers	61	94
Deferred handset sales and activation fees (note 1)	42	28
Other	485	514

	$1,304	$1,382

Other liabilities
Deferred gain from sale of towers	$32	$92
Other	279	166

	$311	$258

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Investments

	December 31,

	2004	2003

	(In millions)
Marketable equity securities, excluding current portion of NII Holdings investment of $293	$293	$307
Marketable debt securities, NII Holdings	—	67
Equity method investments, at cost net of equity in earnings (loss)
Nextel Partners, net of equity in net losses of $330 and $346	24	—
Other	3	4
Nonmarketable equity securities, at cost	40	30

	$360	$408

      NII Holdings. NII Holdings provides wireless communications services using iDEN technology primarily in selected Latin American markets. In November 2002, NII Holdings, which prior to that time had been our substantially wholly-owned subsidiary, completed its reorganization under Chapter 11 of the U.S. Bankruptcy Code, having filed a voluntary petition for reorganization in May 2002 in the United States Bankruptcy Court for the District of Delaware after it and one of its subsidiaries defaulted on credit and vendor finance facilities. Prior to its bankruptcy filing, NII Holdings was accounted for as one of our consolidated subsidiaries. As a result of NII Holdings’ bankruptcy filing in May 2002, we began accounting for our investment in NII Holdings using the equity method. In accordance with the equity method of accounting, we did not recognize equity losses of NII Holdings after May 2002 as we had already recognized $1,408 million of losses in excess of our investment in NII Holdings through that date. NII Holdings’ net operating results through May 2002 have been presented as equity in losses of unconsolidated affiliates, as permitted under the accounting rules governing a mid-year change from consolidating a subsidiary to accounting for the investment using the equity method.
      Upon NII Holdings’ emergence from bankruptcy in November 2002, we recognized a non-cash pre-tax gain on deconsolidation of NII Holdings in the amount of $1,218 million consisting primarily of the reversal of equity losses we had recorded in excess of our investment in NII Holdings, partially offset by charges recorded when we consolidated NII Holdings, including, among other items, $185 million of cumulative foreign currency translation losses. At the same time, we began accounting for our new ownership interest in NII Holdings using the equity method, under which we recorded our proportionate share of NII Holdings’ results of operations. In November 2003, we sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million, based on an average per share carrying amount.
      In 2004, we tendered NII Holdings’ 13% notes that we owned to NII Holdings, in exchange for $77 million in cash resulting in a $28 million realized gain in other (expense) income in the accompanying condensed consolidated statements of operations. As of December 31, 2004, we accounted for the shares of NII Holdings common stock as an available-for-sale investment. A portion of our investment in NII Holdings was reclassified to other current assets as of December 31, 2004. As of December 31, 2004, we owned about 18% of the outstanding common stock of NII Holdings.
      Under roaming agreements with NII Holdings, we expensed $21 million during 2004, $8 million during 2003 and $7 million during 2002 for our subscribers roaming on NII Holdings’ networks and earned roaming revenues of $6 million during 2004 and $1 million during 2003 and 2002 for NII Holdings’ subscribers roaming on our network. We recorded the roaming revenues we earned from NII Holdings as service revenues and we recorded the roaming expenses we were charged as cost of service. We had a net

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
payable due to NII Holdings of $2 million as of December 31, 2004 and we had a net receivable due from NII Holdings of $1 million as of December 31, 2003. All payments due to and due from NII Holdings are settled in accordance with customary commercial terms for comparable transactions.
      Timothy M. Donahue, a member of our board of directors and our President and Chief Executive Officer, was a director of NII Holdings until March 2004.
      Nextel Partners. Nextel Partners provides digital wireless communications services under the Nextel brand name in mid-sized and tertiary U.S. markets having the right to operate in 98 of the top 300 metropolitan statistical areas in the United States ranked by population. In January 1999, we entered into agreements with Nextel Partners and other parties, including Motorola, relating to the formation, capitalization, governance, financing and operation of Nextel Partners. As part of those transactions in 1999, we sold assets and transferred specified FCC licenses to Nextel Partners in exchange for equity interests in Nextel Partners having a total agreed value of $140 million and cash of $142 million, which also included the reimbursement of costs and net operating expenses.
      As a result of Nextel Partners’ initial public offering in February 2000, our equity interest was converted into voting class B common stock and our total ownership interest was diluted. As a result of the initial public offering and subsequent transactions, including our purchase from Motorola in 2004 of about 5.6 million shares of Nextel Partners common stock, we owned about 32% of the outstanding common stock of Nextel Partners as of December 31, 2004. We account for our investment in Nextel Partners using the equity method. As of December 31, 2004, assuming conversion of our class B shares of Nextel Partners into class A shares of Nextel Partners, the market value of our investment is about $1,654 million.
      We entered into the relationships with Nextel Partners principally to accelerate the build-out of our network outside the largest metropolitan market areas that initially were the main focus of our network coverage. As an inducement to obtain Nextel Partners’ commitment to undertake and complete the anticipated network expansion, we agreed that we would not offer wireless communications services under the Nextel brand name, iDEN services on 800 MHz frequencies, or wireless communications services that allow interconnection with landline telecommunications in Nextel Partners’ territory. We also have roaming agreements with Nextel Partners covering all of the U.S. market areas in which Nextel Partners currently provides, or will in the future provide, iDEN-based services.
      The certificate of incorporation of Nextel Partners establishes circumstances in which we will have the right or obligation to purchase the outstanding shares of class A common stock of Nextel Partners at specified prices. We may pay the consideration of any such purchase in cash, shares of our class A common stock, or a combination of both.
      Specifically, under the terms of the certificate of incorporation of Nextel Partners, during the 18 month period following completion of the proposed merger with Sprint, the holders of a majority of the Nextel Partners class A common stock can vote to require us to purchase all of the outstanding shares of Nextel Partners that we do not already own for the appraised fair market value of those shares. The Nextel Partners stockholders will not be entitled to take that action if the proposed merger with Sprint is not completed. We do not know if the stockholders of Nextel Partners will elect to require us to purchase the Nextel Partners class A shares if the proposed merger with Sprint is completed.
      Subject to various limitations and conditions, we may be required to purchase the outstanding shares of Nextel Partners’ class A common stock in certain other circumstances if:

•	(i) we elect to cease using iDEN technology on a nationwide basis; (ii) this technology change means that Nextel Partners cannot offer nationwide roaming comparable to that available to its

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subscribers before our change; and (iii) we elect not to pay for the equipment necessary to permit Nextel Partners to make a technology change;

•	we elect to terminate the relationship with Nextel Partners because of its breach of the operating agreements;

•	we breach the operating agreements; or

•	Nextel Partners fails to implement changes required by us to match changes we have made in our business, operations or systems.
      If we purchase the outstanding shares of Nextel Partners’ class A common stock:

•	as a result of the termination of our operating agreements with Nextel Partners as a result of our breach, the purchase price could involve a premium based on a pricing formula.

•	as a result of the termination of our operating agreements as a result of a breach by Nextel Partners, the purchase price could involve a discount based on a pricing formula.

•	as a result of the election of a majority of the non-Nextel stockholders to require us to purchase, after Nextel Partners’ failure to implement changes in business, operations or systems required by us, the purchase price will be an amount equal to the higher of the fair market value as determined by the appraisal process and a 20% rate of return on each tranche of invested capital in Nextel Partners, whether contributed in cash or in kind, from the date of its contribution through the purchase date, which value will be divided over all of Nextel Partners’ capital stock.

•	for any other reason, the purchase price will be the fair market value of the class A common stock. Under the certificate of incorporation of Nextel Partners, fair market value is defined as the price that a buyer would be willing to pay for all of Nextel Partners’ outstanding capital stock in an arm’s-length transaction and includes a control premium, as determined by an appraisal process.
      Subject to various limitations and conditions, including possible deferrals by Nextel Partners, we will have the right to purchase the outstanding shares of Nextel Partners’ class A common stock on January 29, 2008. We may not transfer our interest in Nextel Partners to a third party before January 29, 2011, and Nextel Partners’ class A common stockholders have the right, and in specified instances the obligation, to participate in any sale of our interest.
      During 2003, we received $15 million for the sale of FCC licenses and network assets to Nextel Partners. Additionally, Nextel Partners completed an offering of its common stock in 2003 and as a result, we recorded an increase of $5 million in paid-in capital in our stockholders’ equity in accordance with SAB No. 51. Also in the second half of 2003, Nextel Partners redeemed its 12% nonvoting mandatorily redeemable preferred stock that we held for $39 million. As our investment in Nextel Partners had been written down to zero during the second quarter 2003 through the application of the equity method of accounting, we recorded a gain of $39 million.
      Under our roaming agreement with Nextel Partners, we expensed $155 million during 2004, $112 million during 2003 and $78 million during 2002 for our customers roaming on Nextel Partners’ network and earned roaming revenues of $87 million during 2004, $61 million during 2003 and $38 million during 2002 for Nextel Partners subscribers roaming on our network. We also provide telecommunications switching services to Nextel Partners under a switch sharing agreement. For these services, we earned $39 million in 2004, $44 million in 2003 and $52 million in 2002, which we recorded as a reduction to cost of service. We also charged Nextel Partners $20 million in 2004, $11 million in 2003 and $6 million in 2002 for administrative services provided under a services agreement. We recorded these amounts as a reduction to selling, general and administrative expenses. We earned $5 million in 2004 and $4 million in 2003 in royalty fees, which we recorded as other income (expense). We have a net receivable due from Nextel Partners of $10 million as of December 31, 2004 and $16 million as of December 31, 2003. All

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
payments due to and due from Nextel Partners are settled in accordance with customary commercial terms for comparable transactions.
      As of December 31, 2004, Mr. Donahue was a director of Nextel Partners.
      SpectraSite. In 1999, we received an ownership interest in SpectraSite Holdings, Inc. in connection with a sale and leaseback transaction of certain of our telecommunication towers. The ownership interest constituted continuing involvement and, accordingly, these transactions were accounted for by the financing method. In the exchange, we also received $560 million in cash, which we reflected as a finance obligation on our balance sheet.
      During 2002, we recognized a $37 million other-than temporary reduction in the fair value of our investment in SpectraSite and we sold all of our equity investment in SpectraSite for a de minimis amount. The sale of our equity investment ended our continuing involvement in SpectraSite for substantially all of our tower leases and we recorded a $291 million deferred gain, which we began amortizing over the original remaining lease terms through 2007. Payments under the leases are accounted for as operating leases and are included in rent expense in cost of service. As of December 31, 2004, we had a remaining deferred gain of $93 million.

4.	Significant Transactions
      Acquisitions. In May 2004, we purchased certain multichannel multipoint distribution system, or MMDS, FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of WorldCom, Inc. We paid an aggregate cash purchase price of $144 million, of which $137 million was paid in 2004 and the remainder was paid prior to 2004. Also, in June 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of Nucentrix Broadband Networks, Inc. We paid an aggregate cash purchase price of $51 million, of which $49 million was paid in 2004 and the remainder was paid prior to 2004. Both of these transactions were accounted for as asset purchases. These licenses relate to spectrum that we may use in connection with the deployment of certain broadband or other wireless services.
      In January 2003, we purchased the 900 MHz FCC licenses of NeoWorld Communications, Inc. through the acquisition of all of its stock. Pursuant to our agreements, we paid an aggregate cash purchase price of $280 million, of which $201 million was paid in 2003 and the remainder was paid prior to 2003. We accounted for this transaction as an asset purchase because we purchased FCC licenses that were not being used to generate revenues and we did not acquire any employees or customers.
      In February 2002, we purchased from Chadmoore Wireless Group, Inc. 800 MHz and 900 MHz FCC licenses for an aggregate cash purchase price of $142 million, including $6 million of accrued acquisition and transaction costs, $111 million of which was paid to Chadmoore in 2002. We accounted for this acquisition as a business combination and substantially all of the purchase price was allocated to licenses.
      No significant business combinations were completed during 2004 or 2003.
      Restructuring and Impairment Charges. In January 2002, we announced a five-year information technology outsourcing agreement with Electronic Data Systems Corp., or EDS, under which EDS manages our corporate data center, database administration, helpdesk, desktop services and other technical functions. Additionally, in January 2002, we announced an eight-year customer relationship management agreement with International Business Machines Corporation and TeleTech Holdings, Inc. to manage our customer care centers. In connection with these outsourcing agreements, we recorded a $35 million restructuring and impairment charge in the first quarter 2002, which primarily represents the future lease payments related to facilities we planned to vacate net of estimated sublease income. The restructuring

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
charge also includes employee separation costs associated with the involuntary termination of about 700 employees throughout the organization and the write-off of impaired assets. The employee separations were completed by the end of 2002. As of December 31, 2004, our restructuring liability was $6 million relating to lease cancellation costs.

5.	Intangible Assets

		December 31, 2004			December 31, 2003

		Gross		Net	Gross		Net
	Useful	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Lives	Value	Amortization	Value	Value	Amortization	Value

	(In millions)
Amortized intangible assets
Customer lists	3 years	$40	$38	$2	$98	$75	$23
Spectrum sharing and noncompete agreements and other	Up to 10 years	77	24	53	82	17	65

		117	62	55	180	92	88

Unamortized intangible assets
FCC licenses	Indefinite	7,140		7,140	6,922		6,922
Goodwill	Indefinite	28		28	28		28

		7,168		7,168	6,950		6,950

Total intangible assets		$7,285	$62	$7,223	$7,130	$92	$7,038

      FCC licenses, our most significant intangible assets, authorize wireless carriers to use radio frequency spectrum, and are issued on both a site-specific and wide-area basis, enabling wireless carriers to provide service either in specific 800 MHz economic areas or 900 MHz metropolitan trading areas in the United States. Currently, our 800 MHz and 900 MHz licenses are issued for periods of 10 years and our 700 MHz licenses are issued for a period of 15 years. All of our FCC licenses are subject to construction and/or operational and technical requirements. The FCC has routinely granted license renewals if the licensees provide substantial services in their licensed area and have complied with applicable rules and policies and the Communications Act of 1934, as amended. We believe that we have met and will continue to meet all requirements necessary to retain and secure renewal of our FCC licenses. Our book value in our FCC licenses are at cost or if acquired in a business combination at an allocated amount based on the fair value.
      During the year ended December 31, 2004, we acquired FCC licenses for an aggregate purchase price of $225 million, which included deposits for licenses paid prior to 2004 that were recorded in other assets until we acquired the relevant licenses. These acquisitions consisted primarily of two transactions. In May 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of WorldCom. We paid an aggregate cash purchase price of $144 million, of which $137 million was paid in 2004 and the remainder was paid prior to 2004. Also, in June 2004, we purchased certain MMDS FCC licenses, interests in certain MMDS FCC licenses and other immaterial network assets of Nucentrix Broadband Networks. We paid an aggregate cash purchase price of $51 million, of which $49 million was paid in 2004 and the remainder was paid prior to 2004. Both of these transactions were accounted for as asset purchases. These licenses relate to spectrum that we may use in connection with the deployment of certain broadband or other wireless services. During the year ended December 31, 2004, we also wrote off $58 million of fully amortized customer lists, which did not have an impact on our results of operations or financial condition.
      During the year ended December 31, 2003, we acquired FCC licenses for an aggregate purchase price of $366 million, which included both the licenses of NeoWorld Communications and deposits for other licenses paid prior to 2003 that were recorded in other assets until we acquired the relevant licenses. In

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
connection with the acquisition of stock of NeoWorld Communications, we recorded an additional deferred tax liability of $86 million, in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.” The offsetting increase related to recognizing this deferred tax liability was recorded to FCC licenses.
      For intangible assets with finite lives, we recorded aggregate amortization expense of $34 million and $51 million for the years ended December 31, 2004 and 2003, respectively. Based only on the amortized intangible assets existing at December 31, 2004, we estimate the amortization expense to be $9 million during 2005, $5 million during 2006, $4 million during 2007, $3 million during 2008 and $3 million during 2009. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives and other relevant factors.
      We performed our annual impairment test of FCC licenses and goodwill as of October 1, 2004 and concluded that there was no impairment as the fair values of these intangible assets were greater than their carrying values. We concluded, based on the guidance in EITF Issue No. 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets,” that the unit of accounting for our 800 MHz and 900 MHz FCC licenses is our nationwide footprint. Using a residual value approach, we measured the fair value of our 800 MHz and 900 MHz FCC licenses by deducting the fair values of our net assets as well as the fair values of certain unrecorded identified intangible assets, other than these FCC licenses, from our reporting unit’s fair value, which was determined using a discounted cash flow analysis that was based on our long-term cash flow projections, discounted at our corporate weighted average cost of capital. Under the new accounting guidance announced by the SEC staff at the September 2004 EITF meeting, we must perform an impairment test to measure the fair value of our 800 and 900 MHz licenses as of January 1, 2005 using the direct value method, see note 1. We will reflect an impairment charge, if any, resulting from the change to a direct value method as a cumulative effect of a change in accounting principle in our first quarter 2005 results.
      We have invested about $350 million in 700 MHz licenses that are currently not used in our network. The FCC, as part of its resolution of the problem of interference with public safety systems operating in the 800 MHz band, as described in note 15, gave us minimal credit for our 700 MHz licenses against our total obligation under the FCC’s process to resolve the interference problem. In the third quarter of 2004, we performed a direct method valuation of our 700 MHz licenses and determined that the 700 MHz licenses were not impaired.
      Adoption of SFAS No. 142. In connection with the adoption of SFAS No. 142 in 2002, we ceased amortizing FCC license costs, as we believe that our portfolio of FCC licenses represents an intangible asset with an indefinite useful life. As a result, in the first quarter of 2002, we incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to our net operating losses. This cumulative charge was required because we had significant deferred tax liabilities related to our FCC licenses that have a significantly lower tax basis than book basis. Historically, we did not need a valuation allowance for the portion of our net operating loss equal to deferred tax liabilities related to FCC licenses expected to reverse during our net operating loss carryforward period. Because we ceased amortizing FCC licenses in connection with the adoption of SFAS No. 142, we can no longer estimate the amount, if any, of deferred tax liabilities related to our FCC licenses that will reverse during the carryforward period. Accordingly, we increased our valuation allowance. We have recorded an incremental non-cash charge of $33 million during 2004, $62 million during 2003, and $51 million during 2002 to the income tax provision related to FCC licenses for which we have a tax basis. As these FCC licenses are no longer amortized for book purposes but are amortized for tax purposes, we are recording additional deferred tax liabilities as amortization occurs for tax purposes. In 2004 we released our net operating loss valuation allowance, which reversed all of the previous

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
incremental charges recorded to the income tax provision related to FCC licenses for which we have a tax basis.

6.	Long-Term Debt, Capital Lease and Mandatorily Redeemable Preferred Stock

		Retirements	Borrowings,
	Balance	and	Debt-for-Debt	Balance
	December 31,	Repayments	Exchange and	December 31,
	2003	of Principal	Other	2004

	(Dollars in millions)
9.375% senior serial redeemable notes due 2009	$1,599	$(567)	$(1,032)	$—
5.25% convertible senior notes due 2010	607	—	—	607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $36 and $7	895	(171)	(510)	214
6% convertible senior notes due 2011	608	(608)	—	—
6.875% senior serial redeemable notes due 2013, including a deferred premium of $0 and $5 and net of an unamortized discount of $0 and $58	500	—	864	1,364
5.95% senior serial redeemable notes due 2014, including a deferred premium of $0 and $12 and net of an unamortized discount of $0 and $59	—	—	1,046	1,046
7.375% senior serial redeemable notes due 2015, net of unamortized premium of $8 and unamortized discount of $3	2,008	—	126	2,134
Bank credit facility, interest payable quarterly at an adjusted rate calculated based either on the U.S. prime rate or London Interbank Offered Rate, or LIBOR (2.4% to 4.7% — 2004; 2.4% to 6.9% — 2003)	3,804	(1,626)	1,000	3,178
Capital lease obligation	165	(165)	—	—
Other	26	(16)	(4)	6

Total long-term debt	10,212	$(3,153)	$1,490	8,549

Less current portion	(487)			(22)

	$9,725			$8,527

Zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; convertible into 4,779,386 shares of class A common stock; 245,245 shares issued and outstanding; stated at accreted liquidation preference value at 9.25% compounded quarterly	$99	$—	$9	$108

      9.375% Senior Notes. Cash interest on the 9.375% senior serial redeemable notes due 2009 began to accrue May 15, 2000, at an annual rate of 9.375%. These notes were senior unsecured indebtedness and

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ranked equal in right of payment with all of our other unsubordinated, unsecured indebtedness. These senior notes were partially exchanged through debt-for-debt exchange transactions in 2004 and were fully retired later in 2004. See “— 2004 Debt-for-Debt Exchanges” and “— 2004 Debt Retirements.”
      5.25% Convertible Senior Notes. Cash interest on the 5.25% convertible senior notes due 2010 is payable semiannually in arrears on January 15 and July 15, at an annual rate of 5.25%. We may choose to redeem some or all of these notes at a redemption price that currently is 102.333% of the aggregate principal amount of these notes, plus accrued and unpaid interest. These notes are convertible at the option of the holders into our class A common stock at any time prior to redemption, repurchase or maturity at a conversion price of $74.40 per share, subject to adjustment. These notes are senior unsecured indebtedness and rank equal in right of payment with all of our other unsubordinated, unsecured indebtedness.
      9.5% Senior Notes. Cash interest on these notes is payable semiannually in arrears on February 1 and August 1, at an annual rate of 9.5%. We may choose to redeem some or all of these notes commencing on February 1, 2006 at an initial redemption price of 104.75% of the aggregate principal amount of these notes, plus accrued and unpaid interest. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. In July 2001, we entered into three interest rate swap agreements to hedge the risk of changes in fair value attributable to changes in market interest rates associated with $500 million of our 9.5% senior serial redeemable notes. As a result of this hedge and in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” we recognized an increase to the carrying value of these notes. During the third quarter 2003, we terminated all three swap agreements in exchange for cash received of about $38 million. As a result of the terminations, we recorded a premium of about $38 million, which is recognized as an adjustment to interest expense in our statement of operations over the remaining life of the hedged debt. Additional information regarding our hedging activities can be found in note 8. These senior notes were partially exchanged through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      6% Convertible Senior Notes. Cash interest on these notes began to accrue on June 1, 2001, at an annual rate of 6%. These notes were senior unsecured indebtedness and ranked equal in right of payment with all our other unsubordinated, unsecured indebtedness. These senior notes were retired in 2004. See “— 2004 Debt Retirements.”
      6.875% Senior Notes. In October 2003, we completed the sale of $500 million in principal amount of our 6.875% senior serial redeemable notes due 2013, which we refer to as the 6.875% senior notes, in a transaction that generated about $500 million in net cash proceeds to us. Cash interest on these notes is payable semiannually in arrears on April 30 and October 31 commencing April 30, 2004, at an annual rate of 6.875%. We may choose to redeem some or all of these notes commencing on October 31, 2008 at an initial redemption price of 103.438% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before October 31, 2006, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 106.875% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 6.875% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      5.95% Senior Notes. In March 2004, we completed the sale of $500 million in principal amount of our 5.95% senior serial redeemable notes due 2014, which we refer to as the 5.95% senior notes, in a transaction that generated about $494 million in net cash proceeds to us. Cash interest on these notes is payable semiannually in arrears on March 15 and September 15 commencing September 15, 2004, at an

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
annual rate of 5.95%. We may choose to redeem some or all of these notes commencing on March 15, 2009 at an initial redemption price of 102.975% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before March 15, 2007, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 105.95% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 5.95% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      7.375% Senior Notes. In July 2003, we completed the sale of $1,000 million in principal amount of our 7.375% senior serial redeemable notes due 2015, which we refer to as the 7.375% senior notes, in a transaction that generated about $983 million in net cash proceeds to us. In September 2003, we completed the sale of an additional $1,000 million in principal amount of our 7.375% senior notes due 2015, which generated about $1,000 million in net cash proceeds to us. The senior notes issued in July 2003 and September 2003 are a single series of notes. Cash interest on these notes is payable semiannually in arrears on February 1 and August 1, at an annual rate of 7.375%. We may choose to redeem some or all of these notes commencing on August 1, 2008 at an initial redemption price of 103.688% of the aggregate principal amount of these notes, plus accrued and unpaid interest. On or before August 1, 2006, we may choose to redeem a portion of the principal amount of the outstanding notes using the proceeds of one or more sales of qualified equity securities at a redemption price of 107.375% of the notes’ principal amount, plus accrued and unpaid interest to the date of redemption, so long as a specified principal amount of notes remains outstanding immediately following the redemption. These notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness. Additional 7.375% senior notes were issued through debt-for-debt exchange transactions in 2004. See “— 2004 Debt-for-Debt Exchanges.”
      Zero Coupon Preferred Stock. No dividends are payable with respect to the zero coupon convertible preferred stock due 2013; however, the liquidation preference accretes from the initial liquidation preference of $253.675 per share at issuance date at an annual rate of 9.25% compounded quarterly to a liquidation preference of $1,000 per share at maturity in 2013. The zero coupon preferred stock is convertible at the option of the holders prior to redemption or maturity into our class A common stock at a conversion rate of 19.4882 shares of our class A common stock for each share of zero coupon preferred stock, subject to adjustment upon the occurrence of specified events. Generally, holders of our zero coupon convertible preferred stock are not entitled to vote on any matter required or permitted to be voted on by the holders of our class A common stock. We may choose to redeem some or all of the preferred stock starting December 23, 2005, and the preferred stock may be tendered by the holders for acquisition by us on December 23, 2005 and 2008, in each case at a redemption price equal to the liquidation preference on the redemption date. The zero coupon preferred stock is mandatorily redeemable on December 23, 2013 at the fully accreted liquidation preference of $1,000 per share. We may elect, subject to the satisfaction of specified requirements, to pay any redemption or tender price with our class A common stock.
      Series D Preferred Stock. Shares of our series D exchangeable preferred stock due 2009 had a liquidation preference of $1,000 per share. Dividends on the series D preferred stock accrued at an annual rate of 13% of the liquidation preference, were cumulative from the date of issuance and were payable quarterly in cash. These shares of preferred stock were retired in 2003.
      Series E Preferred Stock. Shares of our series E exchangeable preferred stock due 2010 had a liquidation preference of $1,000 per share. Dividends on the series E preferred stock accrued at an annual rate of 11.125% of the liquidation preference, were cumulative from the date of issuance and were payable

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
quarterly in cash or, on or prior to February 15, 2003 at our option, in additional shares of series E preferred stock. These shares of preferred stock were retired in 2003.
      2004 Debt Retirements. For the year ended December 31, 2004, we purchased and retired a total of $1,346 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $1,421 million in cash. As a result, we recognized an $83 million loss in other income (expense) in the statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps. Additional information regarding out interest rate swaps and the deferred premium can be found in note 8.
      2004 Debt-for-Debt Exchanges. For the year ended December 31, 2004, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $1,032 million in principal amount of the 9.375% senior notes and $481 million in principal amount of our 9.5% senior notes for a total of $1,647 million in principal amount of new senior notes. The new senior notes consist of $918 million in principal amount of 6.875% senior notes issued at a $61 million discount to their principal amount, $592 million in principal amount of 5.95% senior notes issued at a $54 million discount to their principal amount, and $137 million in principal amount of 7.375% senior notes issued at an $11 million discount to their principal amount. These transactions were accounted for as debt modifications. As a result, the $17 million of the deferred premium resulting from the settlement of a fair value hedge associated with the 9.5% senior notes is now associated with the 5.95% and 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining life of the 5.95% and 6.875% senior notes. Additional information regarding our interest rate swaps and the related deferred premium can be found in note 8.
      2003 and 2002 Debt and Preferred Stock Retirements. For the year ended December 31, 2003, we purchased and retired a total of $4,049 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for 30.6 million shares of class A common stock valued at $588 million and $3,626 million in cash. As a result, we recognized a $204 million loss in other income (expense) in the accompanying consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs. During the same period, we also purchased and retired a total of $932 million in aggregate face amount of our outstanding mandatorily redeemable preferred stock in exchange for about $972 million in cash. As a part of these transactions, we recognized a $48 million loss in the accompanying consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired preferred stock and the write-off of unamortized financing costs. In connection with the implementation of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” effective July 1, 2003 the losses associated with our third quarter 2003 preferred stock retirements are included in other income (expense) in the accompanying consolidated statements of operations.
      For the year ended December 31, 2002, we purchased and retired a total of $1,928 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for 97.7 million shares of class A common stock valued at $596 million and about $666 million in cash. As a result, we recognized a $514 million gain in other income (expense) in the statement of operations, representing the excess of the carrying value over the purchase price of the purchased and retired notes and the write-off of unamortized debt financing costs. In accordance with SFAS No. 84, “Induced Conversions of Convertible Debt,” the shares of our class A common stock issued in excess of the shares that the holders would have been entitled to had they converted under the original terms of the convertible notes are multiplied by the fair value of the shares on the transaction date and the result is

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recorded as debt conversion expense of $160 million in other income (expense) in the statement of operations.
      Bank Credit Facility. As of December 31, 2004, our bank credit facility provided for total secured financing capacity of $6,178 million, subject to the satisfaction or waiver of applicable borrowing conditions. This facility consisted of a $4,000 million revolving loan commitment, of which $1,000 million has been borrowed, and a term loan outstanding of $2,178 million, all of which has been borrowed.
      In 2004, we amended our bank credit facility to create a new $4,000 million revolving credit facility that replaced our then-existing revolving credit facility and one of our then-existing term loans. In connection with the amendment, we borrowed $1,000 million of this new facility and used $476 million of cash on hand to repay the entire outstanding balance of one of our then-existing term loans in the amount of $1,360 million and our then-outstanding revolving loan in the amount of $116 million. This transaction was accounted for as an extinguishment of debt in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Thus, we recognized a $34 million loss in other income (expense) in the accompanying consolidated statements of operations, representing the write-off of unamortized debt financing costs associated with the old credit facility. The new revolving credit facility can be used to secure letters of credit for the full amount available under the facility.
      In 2005, we entered into a secured term loan agreement of $2,200 million, the proceeds of which were used to refinance our outstanding term loan of $2,178 million. Under the terms of the new loan, the initial interest rate will be the London Interbank Offered Rate, or LIBOR plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the then-existing term loan. The interest rate automatically will adjust to the applicable rate of our existing $4,000 million revolving credit facility, currently LIBOR plus 100 basis points, on December 31, 2005 or earlier, if the merger agreement between Nextel and Sprint is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which will remain unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default.
      Our credit facility requires compliance with two financial ratio tests: total indebtedness to operating cash flow and operating cash flow to interest expense, each as defined under the credit agreement. The maturity dates of the loans may accelerate if we do not comply with the financial ratio tests, which could have a material adverse effect on our financial condition. As of December 31, 2004, we were in compliance with all financial ratio tests under our credit facility. We are also obligated to repay the loans if certain change of control events occur. Borrowings under the facility are currently secured by liens on substantially all of our assets, and are guaranteed by us and by substantially all of our subsidiaries. Our credit facility provides for the termination of these liens and subsidiary guarantees upon satisfaction of certain conditions, including improvements in debt ratings and the repayment of our remaining outstanding term loan. There is no provision under any of our indebtedness that requires repayment in the event of a downgrade by any ratings service.
      Our ability to borrow additional amounts under the credit facility may be restricted by provisions included in some of our public notes that limit the incurrence of additional indebtedness in certain circumstances. The availability of borrowings under this facility also is subject to the satisfaction or waiver of specified borrowing conditions. As of December 31, 2004, we have satisfied the conditions under this facility and the applicable provisions of our senior note indentures did not restrict our ability to borrow the remaining amount available under the revolving credit commitment. In February 2005, we accepted the terms of the Report and Order, which requires us to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The credit facility also contains covenants which limit our ability and the ability of some of our subsidiaries to incur additional indebtedness; create liens; pay dividends or make distributions in respect of our or their capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our or their assets; guarantee obligations of other entities; enter into hedging agreements; enter into transactions with affiliates or related persons or engage in any business other than the telecommunications business. Although these covenants are similar to those contained in our previous credit facility, they have been revised under the amended credit facility to provide us with greater operating flexibility. In addition, in February 2005, we amended our credit facility primarily to modify the facility’s definition of “change in control” to exclude the proposed merger with Sprint.
      Capital Lease Obligation. In February 2004, we exercised the early buy-out option for our capital lease in which we paid $191 million in cash, $156 million of which related to the reduction of the capital lease obligation, and recorded the $35 million difference as an adjustment to the book basis of the switch assets that were being leased.
      In March 2003, we exercised the early buy-out option on another capital lease in which we paid $69 million in cash, $54 million of which related to the reduction of the capital lease obligation, and recorded the $15 million difference as an adjustment to the book basis of the switch assets that were being leased.
Future Maturities of Long-Term Debt
      For the years subsequent to December 31, 2004, scheduled annual maturities of long-term debt, including our bank credit facility and finance obligation outstanding, as of December 31, 2004 are as follows:

December 31,
2004

(In millions)
2005	$22
2006	22
2007	22
2008	22
2009	1,028
Thereafter	7,529

8,645
Add deferred premium	24
Less unamortized discount	(120)

$8,549

      We may, from time to time as we deem appropriate, enter into additional refinancing and similar transactions, including exchanges of our common stock or other securities for our debt and other long-term obligations and redemption, repurchase or retirement transactions involving our outstanding debt and equity securities, that in the aggregate may be material.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Fair Value of Financial Instruments
      We have determined the estimated fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop fair value estimates. As a result, the estimates presented below are not necessarily indicative of the amounts that we could realize or be required to pay in a current market exchange. The use of different market assumptions, as well as estimation methodologies, may have a material effect on the estimated fair value amounts.

	December 31,

	2004		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In millions)
Marketable equity securities, NII Holdings (including current portion of $293)	$586	$586	$307	$307
Marketable debt securities, NII Holdings	—	—	67	67
Long-term debt, including current portion	8,549	9,084	10,047	10,565
Mandatorily redeemable preferred stock	108	150	99	146
      Cash and Cash Equivalents, Short-Term Investments, Accounts and Notes Receivable, Accounts Payable, Accrued Expenses and Due to Related Parties. The carrying amounts of these items are reasonable estimates of their fair values.
      Marketable Debt and Equity Securities. We estimate the fair value of these securities based on quoted market prices. At December 31, 2004 and 2003, marketable debt and equity securities included within prepaid expenses and other current assets and investments consist of the following:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gain	Loss	Value

	(In millions)
2004
Available-for-sale equity securities	$33	$553	$—	$586
2003
Available-for-sale equity securities	$33	$274	$—	$307
Available-for-sale debt securities	47	20	—	67
      Long-Term Debt. We estimate the fair value of these securities based on quoted market prices of our senior notes and loans under our bank credit facility.
      Derivative Instruments. The fair value of these instruments is based on estimates obtained from bankers to settle the agreements. See note 8.
      Mandatorily Redeemable Preferred Stock. We estimate the fair value of these securities based on quoted market prices.
      Finance Obligation. We estimate the fair value of our finance obligation based on the present value of future cash flows using a discount rate available for similar obligations.
      Letters of Credit. We use letters of credit to back some lease guarantees. Outstanding letters of credit totaled $8 million at December 31, 2004 and $24 million at December 31, 2003. Pursuant to the terms of the Report and Order described in note 15 below, we are required to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum in connection with the band reconfiguration process. We

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
obtained the letter of credit using borrowing capacity under our existing revolving credit facility. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

8.	Derivative Instruments and Hedging Activities
      We use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt, which are caused by interest rate fluctuations. We do not use derivative instruments for trading or other speculative purposes. The use of derivative instruments exposes us to market risk and credit risk. Market risk is the adverse effect that a change in interest rates has on the value of a financial instrument. We manage market risk associated with our derivative instruments by establishing and monitoring limits on the degree of risk that may be undertaken. This risk is also monitored through regular communication with senior management. While derivative instruments are subject to fluctuations in values, these fluctuations are generally offset by fluctuations in fair values or cash flows of the underlying hedged items. Credit risk is the risk that the counterparty exposes us to loss in the event of nonperformance. We mitigate credit risk by dealing only with counterparties that have at least an “A” rating from either Moody’s or Standard & Poor’s, and by setting exposure limits with each approved counterparty. We currently do not hedge assets or liabilities denominated in foreign currencies or foreign currency transactions.
      From time to time, we hedge the cash flows and fair values of some of our long-term debt using interest rate swaps. We enter into these derivative contracts to manage our exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt. In an interest rate swap, we agree to exchange the difference between a variable interest rate and either a fixed or another variable interest rate, multiplied by a notional principal amount.
      In 2001, we entered into three interest rate swap agreements to hedge the risk of changes in fair value of a portion of our long-term fixed rate debt, which were attributable to changes in the LIBOR, as the benchmark interest rate. These fair value hedges qualified for hedge accounting using the short-cut method since the swap terms matched the critical terms of the hedged debt. Accordingly, there was no net effect on our results of operations for the year ended December 31, 2003 relating to the ineffectiveness of these fair value hedges. During 2003, we terminated all three swap agreements. As a result of the terminations, we recorded a deferred premium of $38 million, which we recognize as an adjustment to interest expense over the remaining life of the hedged debt. As described in note 6, a portion of this deferred premium associated with our purchase and retirement of a portion of the hedged debt was recognized as an offset to the loss on early retirement of the related senior notes. Additionally, a portion of this deferred premium has been transferred from one series of senior notes to two other series of senior notes as a result of debt-for-debt exchanges entered into during 2004. As a result, the portion of the deferred premium that was transferred to the different series of notes will now be recognized as an adjustment to the interest expense over the remaining life of those series.
      Additionally, from time to time, we use interest rate swaps to hedge the variability of future cash flows, which are caused by changes in LIBOR, as the benchmark interest rate, associated with some of our long-term variable rate debt. In February 2003, we terminated a variable-to-variable interest rate swap in the notional amount of $400 million in accordance with its original terms. There was no realized gain or loss associated with this termination. Since this swap did not qualify for cash flow hedge accounting, we recognized changes in its fair value up to the termination date in our statement of operations in the period of the change. Interest expense includes a gain of $2 million in 2003 and a gain of $10 million in 2002, representing changes in the fair value of this swap. During 2003, we terminated our remaining cash flow hedge, which was recorded at its fair value, and paid $91 million in cash to satisfy our obligations under it. As a result of the termination, unrealized losses of about $10 million, representing the effective portion of

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the change in fair value reported in accumulated other comprehensive loss, were recognized in our statement of operations. The ineffective portion of the change in fair value of our swap qualifying for cash flow hedge accounting was recognized as interest expense in our statement of operations up to the termination date in the period of the change. Interest expense includes a loss of $8 million for the year ended December 31, 2003, related to the ineffective portion of the change in the fair value, offset by a gain of $3 million relating to the termination of the swap. Interest expense includes a loss of $22 million for the year ended December 31, 2002 related to the ineffective portion of the change in the fair value of this swap.
      Interest expense related to the periodic net cash settlements on all swaps was $12 million in 2003 and $26 million in 2002. As of December 31, 2004, we did not have any significant derivative instruments.

9.	Income Taxes
      The components of the income tax benefit (provision) were as follows:

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Current
State	$(107)	$(51)	$(5)
Deferred
Federal	452	(51)	(325)
State	10	(11)	(61)

	462	(62)	(386)

Income tax benefit (provision)	$355	$(113)	$(391)

      Our income tax benefit (provision) reconciles to the amount computed by applying the U.S. statutory rate to loss before extraordinary item as follows:

	Year Ended December 31,

	2004	2003	2002

	(In millions)
Income tax provision at statutory rate	$(926)	$(568)	$(613)
State tax provision, net	(123)	(59)	(83)
Tax contingencies	(142)	—	—
Gain on deconsolidation of NII Holdings	—	—	482
Gain on retirement of debt	—	—	(109)
Decrease in valuation allowance	1,546	531	34
Equity in losses of unconsolidated affiliates	—	(16)	(86)
Other	—	(1)	(16)

	$355	$(113)	$(391)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As further discussed below, during 2004 we released substantially all our net operating loss valuation allowance and a portion of our capital loss carryforward valuation allowance which had the effect of changing the balance sheet presentation of our deferred tax assets and liabilities beginning in 2004.

	December 31, 2004

	Current	Long-term

	(In millions)
Deferred tax assets
Net operating loss carryforwards	$925	$1,452
Capital loss carryforward	—	713
Accruals and other liabilities	70	64
Federal AMT	—	30
Research credit	—	3
Investments	—	85

	995	2,347
Valuation allowance	(1)	(657)

	994	1,690

Deferred tax liabilities
Property, plant and equipment	—	1,596
Intangibles	—	1,735
Investments	112	112
Other	—	28

	112	3,471

Current deferred tax asset	$882

Long-term deferred tax liability		$1,781

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred tax assets and liabilities as of December 31, 2003 consisted of the following:

December 31,
2003

(In millions)
Deferred tax assets
Net operating loss carryforwards	$2,805
Capital loss carryforward	723
Accruals and other liabilities	176
Federal AMT	14
Research credit	3
Investments	64

3,785
Valuation allowance	(2,544)

1,241

Deferred tax liabilities
Property, plant and equipment	1,320
Intangibles	1,665
Investments	129

3,114

Net deferred tax liability	$1,873

      At December 31, 2004, we had $6,376 million of consolidated net operating loss carryforwards for federal income tax that expire in varying amounts through 2023. The net operating loss carryforwards include additional deductions for depreciation and amortization that were reported on our most recently filed tax returns. At the end of 2003, we believed that our cumulative losses, when evaluated in connection with other qualitative factors and uncertainties concerning our business and industry, provided substantial negative evidence regarding the likelihood of our eventual realization of the tax benefit of our net operating and capital loss carryforwards, which outweighed the positive evidence available. Therefore, we maintained a valuation allowance of $2,544 million as of December 31, 2003 including reserves primarily for the tax benefit of net operating loss carryforwards, as well as for capital loss carryforwards and transactions associated with the tax benefit of stock option deductions.
      Based on our cumulative operating results through June 30, 2004, and an assessment of our expected future operations, we concluded that it was more likely than not that we would be able to realize the tax benefits of our federal net operating loss carryforwards. Therefore in 2004, we decreased the valuation allowance attributable to our net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, we released the valuation allowance attributable to the tax benefit of stock option deductions and credited stockholders’ equity by $389 million. We have established a $142 million liability for probable tax exposures relating to the potential non-deductibility of certain federal and state income tax benefits.
      During 2004, we determined that it was more likely than not that we would utilize a portion of our capital loss carryforwards before their expiration. Accordingly, we decreased the valuation allowance primarily attributable to capital loss carryforwards by $212 million as a credit to tax expense during 2004. Significant changes in our assessment of the future realization of our capital loss carryforwards would require us to reconsider the need for a valuation allowance associated with the capital loss deferred tax asset.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with our adoption of SFAS No. 142 in the first quarter of 2002, we incurred a one-time cumulative non-cash charge to the income tax provision of $335 million to increase the valuation allowance related to our net operating losses and other deferred tax assets. For additional information regarding the adoption of SFAS No. 142, see note 5.
      As a result of NII Holdings’ bankruptcy reorganization in the fourth quarter 2002, we incurred a capital loss for tax purposes of $1,938 million, and accordingly, we increased our valuation allowance by $766 million.

10.	Commitments and Contingencies
      Operating Lease Commitments. We lease various equipment, office facilities, retail outlets and kiosks, switching facilities, and transmitter and receiver sites under operating leases. The non-cancelable portion of these leases ranges from monthly up to 10 years. These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index. Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term. Our lease term for most leases includes the initial non-cancelable term plus one renewal period, as the exercise of the related renewal option is reasonably assured (see note 1). Our cell site leases generally provide for an initial non-cancelable term of 5 to 7 years with 5 renewal options for 5 years each.
      For years subsequent to December 31, 2004, minimum lease payments for all operating lease obligations that have lease terms exceeding one year, net of rental income, are as follows (in millions):

2005	$515
2006	532
2007	497
2008	442
2009	373
Thereafter	726

$3,085

      Total rental expense, net of rental income, was $548 million during 2004, $500 million during 2003 and $390 million during 2002.
      Other Commitments. We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under some of the more significant agreements are $864 million in 2005, $707 million in 2006, $504 million in 2007, $288 million in 2008, $263 million in 2009 and $507 million thereafter. Amounts actually paid under some of these agreements will likely be higher due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include such items as hours contracted, subscribers and other factors. In addition, we are party to various arrangements that are conditional in nature and obligate us to make payments only upon the occurrence of certain events, such as the delivery of functioning software or a product. In addition, significant amounts expected to be paid to Motorola for infrastructure, handsets and related services are not included in the figures above due to the uncertainty surrounding the timing and extent of these payments; however, the figures above do include the minimum contractual amounts. See note 13 with respect to amounts paid to Motorola in 2004, 2003 and 2002.
      Contingencies. In April 2001, a purported class action lawsuit was filed in the Circuit Court in Baltimore, Maryland by the Law Offices of Peter Angelos, and subsequently in other state courts in Pennsylvania, New York and Georgia by Mr. Angelos and other firms, alleging that wireless telephones

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
pose a health risk to users of those telephones and that the defendants failed to disclose these risks. We, along with numerous other companies, were named as defendants in these cases. The cases, together with a similar case filed earlier in Louisiana state court, were ultimately transferred to federal court in Baltimore, Maryland. On March 5, 2003, the court granted the defendants’ motions to dismiss. The plaintiffs have appealed this decision.
      A number of lawsuits have been filed against us in several state and federal courts around the United States, challenging the manner by which we recover the costs to us of federally mandated universal service, Telecommunications Relay Service payment requirements imposed by the FCC, and the costs (including costs to implement changes to our network) to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. In general, these plaintiffs claim that our rate structure that breaks out and assesses federal program cost recovery fees on monthly customer bills is misleading and unlawful. The plaintiffs generally seek injunctive relief and damages on behalf of a class of customers, including a refund of amounts collected under these regulatory line item assessments. We have reached a settlement with the plaintiff, who purports to represent a nationwide class of affected customers, in one of the lawsuits that challenged the manner by which we recover the costs to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. The settlement was found to be fair and was approved by the court, which approval recently was affirmed by the appellate court, and a motion for rehearing was filed by one of the objectors. Assuming no further appeal is sought, the settlement renders moot a majority of these lawsuits and would not have a material effect on our business or results of operations.
      We are subject to other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our business or results of operation.
      On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint. The merger agreement contains certain termination rights for each of us and Sprint and further provides for the payment of a termination fee of $1,000 million upon termination of the merger agreement under specified circumstances involving an alternative transaction.

11.	Capital Stock and Stock Rights
      Under our certificate of incorporation, we have the authority to issue 2,180,000,000 shares of capital stock as follows:

•	2,060,000,000 shares of class A voting common stock, par value $0.001 per share;

•	100,000,000 shares of class B nonvoting common stock, par value $0.001 per share; and

•	20,000,000 shares of preferred stock, par value $0.01 per share, 800,000 shares of which have been designated as zero coupon convertible preferred stock due 2013 described in note 6.
      The following is a summary description of our common stock.

Common Stock
      Holders of common stock are entitled to share equally, share for share, if dividends are declared on the common stock, whether payable in cash, property or securities. There is no provision for cumulative voting with respect to the election of directors.
      Class A Common Stock. The holders of our class A common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Class B Common Stock. Motorola is currently the only holder of our outstanding class B nonvoting common stock. During 2004, we purchased 6 million shares of our class B common stock from Motorola. We accounted for this transaction under the cost method and currently hold these shares in treasury. A holder of our class B common stock has no right to vote on any matters submitted for action by the stockholders. However, a holder of the class B common stock does have the right to vote as a separate class, with each share having one vote, on:

•	any merger, consolidation, reorganization or reclassification of our company or our shares of capital stock;

•	any amendment to the certificate of incorporation; or

•	any liquidation, dissolution or winding up of our company;
in which the class B common stock would be treated differently from the class A common stock.
      Shares of class B common stock are convertible at any time at the option of the holder into an equal number of shares of class A common stock upon the actual or expected occurrence of any “voting conversion event” as defined in our certificate of incorporation.

Ranking
      In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment to the holders of the then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among the holders of the class A common stock and nonvoting class B common stock ratably.

Common Stock Reserved for Issuance
      As of December 31, 2004, we had reserved class A common stock for future issuance as detailed below (in millions).

5.25% convertible debt conversion rights	8.1
Zero coupon preferred stock conversion rights	4.8
Class B common stock conversion rights	29.7
Incentive equity and employee stock purchase plan and other options outstanding	114.3
Acquisitions and other	39.5

196.4

      An additional $1,000 million in aggregate dollar amount of shares of our class A common stock is available for issuance and sale under our Direct Stock Purchase Plan.

12.	Stock and Employee Benefit Plans
      Incentive Equity Plan. Our incentive equity plan provides for the issuance to our directors, officers, employees and consultants of up to 180.0 million shares of class A common stock upon the exercise or issuance of a variety of forms of equity rights, including grants of options to purchase stock and deferred shares. Typically, we grant nonqualified stock options to purchase stock under our equity incentive plan, and such options that currently are outstanding generally:

•	have been granted at prices equal to or exceeding the market value of the stock on the grant date;

•	vest over periods up to four years; and

•	expire ten years subsequent to award.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel, then that holder’s unvested options will immediately vest or otherwise become payable, subject to some limits. Stock options are nontransferable, except to family members or by will, as provided for in the incentive equity plan, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.
      A summary of the Incentive Equity Plan stock option activity for employees and directors is as follows (shares in millions):

		Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 2001	78.8	$27.14
Granted	28.6	5.37
Exercised	(4.8)	7.12
Canceled	(14.4)	25.40

Outstanding, December 31, 2002	88.2	21.45
Granted	20.9	16.87
Exercised	(16.9)	11.23
Canceled	(6.1)	30.02

Outstanding, December 31, 2003	86.1	21.70
Granted	24.4	26.02
Exercised	(17.5)	13.07
Canceled	(3.7)	24.94

Outstanding, December 31, 2004	89.3	24.45

Exercisable, December 31, 2002	46.2	23.51

Exercisable, December 31, 2003	46.0	25.73

Exercisable, December 31, 2004	48.9	28.46

      The following is a summary of the status of employees’ stock options outstanding and exercisable at December 31, 2004 (shares in millions):

	Options Outstanding			Options Exercisable

Exercise		Weighted Average	Weighted Average		Weighted Average
Price Range	Shares	Life Remaining	Exercise Price	Shares	Exercise Price

$ 2.91 - $ 6.99	13.0	7.24 years	$5.24	6.3	$5.24
7.01 - 12.98	11.0	6.98 years	10.99	5.8	10.29
13.08 - 18.97	11.5	5.68 years	15.23	8.9	15.18
19.00 - 22.97	12.0	6.88 years	21.46	9.1	21.97
23.00 - 26.66	13.0	9.16 years	23.85	2.7	24.18
27.33 - 30.94	14.9	9.28 years	27.72	2.2	27.53
31.25 - 49.16	0.9	5.30 years	39.74	0.9	39.75
50.00 - 79.59	13.0	5.15 years	61.78	13.0	61.78

	89.3			48.9

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Incentive Equity Plan also provides for the grant of deferred shares at no cost to selected employees generally in consideration of future services. These deferred shares generally vest over a service period ranging from several months to four years. An accelerated vesting schedule may be triggered in the event of a change in control of our company. We granted deferred shares during the following years with the weighted average fair values per share at grant date as indicated: 2004 — 1.2 million shares at $24.40, 2003 — 1.1 million shares at $17.37; and 2002 — 0.2 million shares at $6.59.
      Associate Stock Purchase Plan. Under our associate stock purchase plan, eligible employees may subscribe to purchase shares of class A common stock through payroll deductions of up to 10% of eligible compensation. The purchase price is the lower of 85% of market value on the last trading day preceding the first or last day of each quarter. The aggregate number of shares purchased by an employee may not exceed $25,000 of fair market value annually, subject to limitations imposed by Section 423 of the Internal Revenue Code. A total of 20.0 million shares are authorized for purchase under the plan. The Employee Stock Purchase Plan will terminate on the tenth anniversary of its adoption. Employees purchased shares under this plan during the following years at the weighted average prices per share as indicated: 2004 — 0.7 million shares at $19.62, 2003 — 1.3 million shares at $11.06 and 2002 — 3.9 million shares at $3.79.
      Fair Value Disclosures. The fair value of each option, deferred share and employee stock purchase plan grant is estimated on the measurement date using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	2004	2003	2002

Expected stock price volatility	78% - 82%	82% - 84%	69% - 83%
Risk-free interest rates	2.8% - 4.2%	2.2% - 3.6%	2.5% - 5.1%
Expected life of option and deferred share grants in years	3 - 5	3 - 5	3 - 5
Expected life of stock purchase plan grants in years	0.25	0.25	0.25
Expected dividend yield	—	—	—
      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected stock price volatility, which we estimate based on five years of our historical stock price in accordance with the provisions of SFAS No. 123. Because our stock options issued under our incentive equity plan have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of those stock options. See note 1 for the effect on our income (loss) available to common stockholders and earnings (loss) per common share had we recorded compensation costs determined based on the fair value of the awards granted using the foregoing valuation methodology. The weighted average estimated fair value of our stock options granted during 2004 was $17.25, during 2003 was $11.35 and during 2002 was $3.40.
      Employee Benefit Plans. We maintain a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code covering all eligible officers and employees. Participants may contribute up to 80% of their base salary compensation. We provide a matching contribution of 100% of the first 4% of salary contribution by employees that, prior to 2005, vested over four years. Effective January 1, 2005, the matching contribution will vest immediately, including any unvested portion of matching contributions made prior to 2005. Our contributions were $25 million during 2004, $22 million during 2003 and $18 million during 2002.
      Under our Cash Compensation Deferral Plan, we provide specified eligible employees and directors the opportunity to defer cash compensation in excess of amounts permitted under our 401(k) defined contribution plan. Eligible employees may defer up to 90% of base salary and 100% of annual bonus. We

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
may, but are not obligated to, make discretionary contributions, but have made no such contributions to date. Distribution payments are made at retirement, death, disability, termination of employment or a specific future year designated by the employee at the time of deferral. The Cash Compensation Deferral Plan is unfunded and all benefits will be paid from our general assets. Other liabilities includes $9 million as of December 31, 2004 and $6 million as of December 31, 2003, representing deferrals made by participating employees and investment earnings based on hypothetical investment elections.
      Long-Term Incentive Plan. In 2003, we adopted a long-term incentive plan designed to reward key members of our management for achieving specific performance goals over a two-year period commencing January 1, 2004. This plan offers management the opportunity to receive a cash-based payment, or a combination of cash and stock-based payments at the discretion of the compensation committee of the board of directors. We recorded compensation expense related to the long-term incentive plan of $15 million in 2004. In 2002, we had a similar long-term incentive plan designed to reward key members of our management for achieving specific performance goals over a two-year period commencing January 1, 2002. We recorded compensation expense related to this long-term incentive plan of $26 million in 2003 and $22 million in 2002.

13.	Related Party Transactions
      We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results and have the potential to have a similar impact in the future. Of these, we believe that our material relationships are with Motorola, Nextel Partners, NII Holdings and Craig O. McCaw, all of which are or have been related parties of ours. See note 3 for discussions of our transactions with NII Holdings and Nextel Partners.
      Motorola. We have a number of important strategic and commercial relationships with Motorola. Motorola is the sole supplier of the iDEN infrastructure equipment and substantially all of the handsets used throughout our network. We work closely with Motorola to improve existing products and develop new technologies and enhancements to existing technologies for use in our network. We also rely on Motorola for network maintenance and enhancement.
      In July 1995, we acquired all of Motorola’s 800 MHz SMR FCC licenses in the continental United States in exchange for shares of our class A common stock and nonvoting class B common stock. As described in note 1, in September 2004, we purchased 6 million shares of our nonvoting class B common stock from Motorola for $141 million in cash which was based on the then-current market value of the shares. As of February 28, 2005, Motorola owned 47.5 million shares of our class A common stock and 29.7 million shares of our nonvoting class B common stock, all of which can be converted into shares of class A common stock in specified circumstances at Motorola’s election, representing about 7% of our outstanding class A common stock, assuming that conversion. As a result of the reduction in Motorola’s ownership of our common stock, Motorola is no longer entitled to nominate any persons for election as members of our board of directors. In September 2004, we also purchased about 5.6 million shares of Nextel Partners class A common stock from Motorola for an aggregate cash purchase price of $77 million, which was based on the then-current market value of the shares.
      On December 14, 2004, in contemplation of our merger agreement with Sprint, and to help facilitate a tax-free spin off of Sprint’s local wireline business following the merger, we entered into an agreement with Motorola under which Motorola agreed, subject to the terms and conditions of the agreement, not to enter into a transaction that constitutes a disposition of its class B common stock of Nextel or shares of non-voting common stock issued to Motorola in connection with the transactions contemplated by the merger agreement. In consideration of Motorola’s compliance with the terms of this agreement, upon the occurrence of certain events, we have agreed to pay Motorola a consent fee of $50 million, which Motorola

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
must return to us upon the occurrence of certain events, including, specifically, if the merger with Sprint is not completed.
      Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of network equipment manufactured by Motorola. Motorola and we have also agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair, transmitter and receiver site rent and training. We entered into a new funding model for the purchase of handset models that we introduced in late 2003 and for other new models to be introduced throughout 2004 and 2005. Under this model, we prepay a certain quantity of handsets in exchange for discounts on all future handset purchases. We are also reimbursed by Motorola for co-op advertising and various marketing and promotional agreements.
      Net payables to Motorola were $169 million at December 31, 2004 and $230 million at December 31, 2003. Net amounts paid to Motorola by us during the years ended December 31, 2004, 2003 and 2002 consisted of the following:

Total
Payments

(In millions)
2004
Handsets and accessory inventory	$2,356
Network equipment and software	814
Warranty, maintenance, training and other	93

$3,263

2003
Handsets and accessory inventory	$1,461
Network equipment and software	528
Warranty, maintenance, training and other	166

$2,155

2002
Handsets and accessory inventory	$1,444
Network equipment and software	776
Warranty, maintenance, training and other	94

$2,314

      All payments due to and due from Motorola are settled in accordance with customary commercial terms for comparable transactions.
      McCaw Affiliates. In December 2003, Mr. McCaw resigned from our board, on which he had served since 1995. In 1995, Mr. McCaw acquired significant equity interests in Nextel, and we agreed to certain arrangements related to our corporate governance, including terms relating to the election of directors selected by Digital Radio, L.L.C., an affiliate of Mr. McCaw, and the approval of specified transactions and corporate actions and the formulation of specified aspects of our business strategy. In connection with these equity investments, we also reached an agreement with Mr. McCaw and Digital Radio on a number of matters relating to the ownership, acquisition and disposition of our securities and limitations on Mr. McCaw and Digital Radio’s participation in two-way terrestrial-based mobile wireless systems in North America and South America. Concurrently with the execution of the securities purchase agreement with Digital Radio and Mr. McCaw, we entered into a management support agreement with Eagle River,

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Inc., a controlled affiliate of Digital Radio, pursuant to which Eagle River would provide management and consulting services to us, our board of directors and the operations committee of the board from time to time as requested. In consideration of the services to be provided to us under the management support agreement, we entered into an incentive option agreement granting to Eagle River the option to purchase an aggregate of 2.0 million shares of our class A common stock at an exercise price of $6.13 per share. In November 2004, Eagle River exercised its option to purchase 1.2 million shares and has an option to purchase an additional 0.8 million shares. The remaining option is fully exercisable and expires in April 2005.
      In March 2003, we, Digital Radio and Mr. McCaw entered into an agreement revising these arrangements and terminated substantially all corporate governance and other rights originally granted to Digital Radio. As a result, all of the outstanding shares of the class A preferred stock and class B preferred stock held by Digital Radio converted into shares of our class A common stock in March 2003. In October 2003, we further amended these arrangements to clarify the scope of the restrictions on Mr. McCaw’s participation in specified wireless businesses to allow Mr. McCaw to acquire interests in MMDS spectrum licenses subject to his granting us certain options to purchase any such interests in excess of specified minimum amounts.
      Other Related Party Transactions. One of our directors is chairman of the board and chief executive officer of CommScope, Inc. We paid CommScope $6 million during 2004, $4 million during 2003 and $1 million during 2002 for coaxial cables and related equipment for our transmitter and receiver sites. We had amounts payable to CommScope outstanding of $1 million at December 31, 2004 and less than $1 million at December 31, 2003. One of our executive officers was a member of the board of directors of RadioFrame Networks, Inc. through December 31, 2003. We paid RadioFrame $9 million during 2003 and $6 million during 2002 for network equipment and software. We had amounts payable to RadioFrame outstanding of about $1 million as of December 31, 2003. All payments due to and due from other related parties are settled in accordance with customary commercial terms for comparable transactions.

14.	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

	(1)	(1)	(1)
	(In millions, except per share amounts)
2004
Operating revenues	$3,103	$3,289	$3,398	$3,578
Operating income	764	807	855	857
Income tax benefit (provision)	(33)	717	(98)	(231)
Net income	595	1,342	590	473
Income available to common stockholders	593	1,340	588	470
Earnings per common share(2)
Basic	$0.54	$1.21	$0.53	$0.42

Diluted	$0.52	$1.16	$0.52	$0.42

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	First	Second	Third	Fourth

	(1)	(1)	(1)	(As restated)(1)
	(In millions, except per share amounts)
2003
Operating revenues	$2,371	$2,556	$2,887	$3,006
Operating income	488	578	695	743
Income tax provision	(22)	(27)	(21)	(43)
Net income	235	294	340	642
Income available to common stockholders	203	266	338	639
Earnings per common share(2)
Basic	$0.20	$0.26	$0.32	$0.58

Diluted	$0.19	$0.25	$0.31	$0.56

      As described in note 9, we released certain income tax valuation allowances and recorded a tax benefit of $901 million in the second quarter and $175 million in the third quarter of 2004 associated with these releases.
      As described in note 3, in November 2003, we sold 3.0 million shares of NII Holdings common stock, which generated $209 million in net proceeds and a gain of $184 million.

(1)	The fourth quarter 2003 results presented above have been restated for the effects of correcting the errors described in note 1 to the consolidated financial statements. Management believes the effects of these restatements on the quarterly amounts presented are not material. The results for the first three quarters of 2003 and 2004 will be restated in our respective 2004 10-Q/A’s filed separately.

(2)	The sum of the quarterly earnings per share amounts may not equal the annual amounts because of the changes in the weighted-average number of shares outstanding during the year.

15.	Subsequent Events
      Report and Order. As part of an ongoing FCC proceeding to eliminate interference with public safety operators in the 800 MHz band, in August 2004, the FCC released the Report and Order, as supplemented by an errata and by a Supplemental Order released on December 22, 2004, which together we refer to as the Report and Order, which provides for the exchange of a portion of our FCC licenses of spectrum, which the FCC is effecting through modifications to these licenses. Related rules would be implemented in order to realign spectrum in the 800 MHz band to resolve the problem of interference with public safety systems operating in that band. The Report and Order calls for a band reconfiguration plan similar to the joint proposals submitted by the leading public safety associations and us during the course of the proceeding. In February 2005, we accepted the Report and Order and the related rights, obligations and responsibilities, which obligate us to surrender all of our holdings in the 700 MHz spectrum band and certain portions of our holdings in the 800 MHz spectrum band, and to fund the cost to public safety systems and other incumbent licensees to reconfigure the 800 MHz spectrum band through a 36-month phased transition process. Under the Report and Order, we received licenses for 10 MHz of nationwide spectrum in the 1.9 gigahertz, or GHz, band, but we are required to relocate and reimburse the incumbent licensees in the 1.9 GHz band for their costs of relocation to another band designated by the FCC.
      The Report and Order requires us to make a payment to the United States Department of the Treasury at the conclusion of the band reconfiguration process to the extent that the value of the 1.9 GHz spectrum we received exceeds the total of the value of licenses for spectrum positions in the 700 MHz and 800 MHz bands that we surrendered under the decision, plus the actual costs that we will incur to retune incumbents and our own facilities under the Report and Order. The FCC determined under the Report

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and Order that, for purposes of calculating that payment amount, the value of this 1.9 GHz spectrum is about $4,860 million and the aggregate value of this 700 MHz spectrum and the 800 MHz spectrum surrendered, net of 800 MHz spectrum received as part of the exchange, is about $2,059 million, which, because of the potential payment to the U.S. Treasury, results in minimum cash expenditures by us of about $2,801 million by us under the Report and Order. We may incur certain costs as part of the reconfiguration process for which we will not receive credit against the potential payment to the U.S. Treasury. In addition, under the Report and Order, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed $2,801 million.
      Pursuant to the terms of the Report and Order, to ensure that the band reconfiguration process will be completed, we are required to establish a letter of credit in the amount of $2,500 million to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. We obtained the letter of credit using borrowing capacity under our existing revolving credit facility. See “— K. Regulation — 2. 800 MHz band spectrum reconfiguration.”
      Term loan refinancing. In January 2005, we entered into a new $2,200 million secured term loan agreement, the proceeds of which were used to refinance the existing $2,178 million Term Loan E under our credit facility. Under the terms of the new term loan, the initial interest rate will be LIBOR plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the existing term loan. The interest rate automatically will adjust to the applicable rate of our existing $4,000 million revolving credit facility, currently LIBOR plus 100 basis points, on December 31, 2005 or earlier, if the merger agreement between Nextel and Sprint is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which will remain unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2005 and December 31, 2004
(In millions)
Unaudited

	2005	2004

ASSETS
Current assets
Cash and cash equivalents	$2,286	$1,479
Short-term investments	488	335
Accounts receivable, less allowance for doubtful accounts of $65 and $64	1,613	1,452
Due from related parties	243	132
Handset and accessory inventory	380	322
Deferred tax assets	911	882
Prepaid expenses and other current assets	700	605

Total current assets	6,621	5,207
Investments	509	360
Property, plant and equipment, net of accumulated depreciation of $8,314 and $7,340	10,279	9,613
Intangible assets, net of accumulated amortization of $20 and $62	7,728	7,223
Other assets	289	341

	$25,426	$22,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,004	$986
Accrued expenses and other	1,453	1,304
Due to related parties	660	297
Current portion of long-term debt	—	22

Total current liabilities	3,117	2,609
Long-term debt	8,576	8,527
Deferred income taxes	2,028	1,781
Other liabilities	687	311

Total liabilities	14,408	13,228

Commitments and contingencies (note 6)
Mandatorily redeemable preferred stock	7	108
Stockholders’ equity
Common stock, class A, 1,114 and 1,088 shares issued; 1,108 and 1,088 shares outstanding	1	1
Common stock, class B, nonvoting convertible, 30 and 36 shares issued; 30 shares outstanding	—	—
Paid-in capital	12,966	12,610
Accumulated deficit	(2,234)	(3,363)
Treasury stock, at cost	(141)	(141)
Deferred compensation, net	(40)	(33)
Accumulated other comprehensive income	459	334

Total stockholders’ equity	11,011	9,408

	$25,426	$22,744

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
For the Six and Three Months Ended June 30, 2005 and 2004
(In millions, except per share amounts)
Unaudited

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Operating revenues
Service revenues	$6,695	$5,715	$3,439	$2,939
Handset and accessory revenues	732	677	380	350

	7,427	6,392	3,819	3,289

Operating expenses
Cost of service (exclusive of depreciation included below)	1,150	891	598	455
Cost of handset and accessory revenues	1,093	985	561	496
Selling, general and administrative	2,451	2,049	1,251	1,078
Depreciation	1,020	874	517	442
Amortization	6	22	2	11

	5,720	4,821	2,929	2,482

Operating income	1,707	1,571	890	807

Other (expense) income
Interest expense	(256)	(309)	(128)	(155)
Interest income	31	15	18	7
Loss on retirement of debt	(37)	(51)	—	(34)
Equity in earnings (losses) of unconsolidated affiliates, net	39	(2)	22	(2)
Realized gain on sale of investment	—	26	—	—
Other, net	6	3	4	2

	(217)	(318)	(84)	(182)

Income before income tax (provision) benefit	1,490	1,253	806	625
Income tax (provision) benefit	(361)	684	(272)	717

Net income	1,129	1,937	534	1,342
Mandatorily redeemable preferred stock dividends and accretion	(16)	(4)	(10)	(2)

Income available to common stockholders	$1,113	$1,933	$524	$1,340

Earnings per common share
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

Weighted average number of common shares outstanding
Basic	1,125	1,108	1,129	1,110

Diluted	1,143	1,168	1,146	1,173

Comprehensive income, net of income tax
Unrealized gains (losses) on available-for-sale securities
Net unrealized holding gains (losses) arising during the period	$125	$67	$49	$(10)
Reclassification adjustment for gain included in net income	—	(12)	—	—
Foreign currency translation adjustment	—	2	—	—

Other comprehensive income (loss)	125	57	49	(10)
Net income	1,129	1,937	534	1,342

Comprehensive income, net of income tax	$1,254	$1,994	$583	$1,332

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Six Months Ended June 30, 2005
(In millions)
Unaudited

										Accumulated Other
										Comprehensive Income
	Class A		Class B
	Common Stock		Common Stock				Treasury Stock			Unrealized	Cumulative
					Paid-in	Accumulated			Deferred	Gain on	Translation
	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	Compensation	Investments	Adjustment	Total

Balance, January 1, 2005	1,088	$1	30	$—	$12,610	$(3,363)	6	$(141)	$(33)	$337	$(3)	$9,408
Net income						1,129						1,129
Other comprehensive income										125		125
Common stock issued under equity plans and other	15	—			201							201
Conversion of mandatorily redeemable preferred stock into common stock	5	—			105							105
Deferred compensation					17				(7)			10
Release of valuation allowance attributable to stock options					49							49
Mandatorily redeemable preferred stock dividends and accretion					(16)							(16)

Balance, June 30, 2005	1,108	$1	30	$—	$12,966	$(2,234)	6	$(141)	$(40)	$462	$(3)	$11,011

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2005 and 2004
(In millions)
Unaudited

	2005	2004

Cash flows from operating activities
Net income	$1,129	$1,937
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs and accretion of senior notes	12	11
Provision for losses on accounts receivable	80	68
Amortization of deferred gain from sale of towers	(28)	(53)
Depreciation and amortization	1,026	896
Loss on retirement of debt	37	51
Equity in (earnings) losses of unconsolidated affiliates, net	(39)	2
Realized gain on investment	—	(26)
Net tax benefit from the release of valuation allowance	(203)	(761)
Deferred income tax provision	469	30
Other, net	24	19
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(240)	(173)
Handset and accessory inventory	(60)	(246)
Prepaid expenses and other assets	(117)	(237)
Accounts payable, accrued expenses and other	261	487

Net cash provided by operating activities	2,351	2,005

Cash flows from investing activities
Capital expenditures	(1,520)	(1,188)
Purchases of short-term investments	(594)	(1,116)
Proceeds from maturities and sales of short-term investments	442	1,275
Payments for purchases of licenses, investments and other	(72)	(243)
Proceeds from sale of investment	—	77

Net cash used in investing activities	(1,744)	(1,195)

Cash flows from financing activities
Borrowings under long-term credit facility	2,200	—
Repayments under long-term credit facility	(2,178)	(139)
Proceeds from issuance of debt securities	—	494
Purchase and retirement of debt securities	—	(827)
Proceeds from issuance of stock	190	104
Payment for capital lease buy-out	—	(156)
Repayments under capital lease obligation	—	(9)
Preferred stock dividends and other	(12)	(1)

Net cash provided by (used in) financing activities	200	(534)

Net increase in cash and cash equivalents	807	276
Cash and cash equivalents, beginning of period	1,479	806

Cash and cash equivalents, end of period	$2,286	$1,082

The accompanying notes, including note 5 “— Related Party Transactions,” are an integral part of these condensed consolidated financial statements.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited

Note 1.	Basis of Presentation
      Our unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were of a normal recurring nature, except as described in the notes below. You should not expect the results of operations for interim periods to be an indication of the results for a full year. You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent quarterly report on Form 10-Q for the quarter ended March 31, 2005.
      Earnings Per Common Share. Basic earnings per common share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjusts basic earnings per common share for the effects of potentially dilutive common shares. Potentially dilutive common shares primarily include the dilutive effects of shares issuable under our equity plans computed using the treasury stock method, and the dilutive effects of shares issuable upon the conversion of our convertible senior notes and convertible preferred stock computed using the if-converted method.

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(In millions, except per share amounts)
Income available to common stockholders — basic	$1,113	$1,933	$524	$1,340
Interest expense and preferred stock accretion eliminated upon the assumed conversion of:
5.25% convertible senior notes due 2010	—	—	—	8
6% convertible senior notes due 2011	—	16	—	7
Zero coupon convertible preferred stock mandatorily redeemable 2013	—	5	—	3

Income available to common stockholders — diluted	$1,113	$1,954	$524	$1,358

Weighted average number of common shares outstanding — basic	1,125	1,108	1,129	1,110
Effect of dilutive securities:
Equity plans	18	33	17	31
5.25% convertible senior notes due 2010	—	—	—	8
6% convertible senior notes due 2011	—	22	—	19
Zero coupon convertible preferred stock mandatorily redeemable 2013	—	5	—	5

Weighted average number of common shares outstanding — diluted	1,143	1,168	1,146	1,173

Earnings per common share
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

      About 12 million shares issuable upon the assumed conversion of our convertible senior notes and zero coupon convertible preferred stock could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the six and three months ended June 30, 2005 due to their antidilutive effects. Additionally, about 14 million shares issuable under our equity plans that could also potentially dilute earnings per share in the future were excluded from the

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
calculation of diluted earnings per common share for the six and three months ended June 30, 2005 as the exercise prices exceeded the average market price of our class A common stock during these periods.
      About 8 million shares issuable upon the assumed conversion of certain of our convertible senior notes could potentially dilute earnings per share in the future but were excluded from the calculation of diluted earnings per common share for the six months ended June 30, 2004 due to their antidilutive effects. All shares issuable upon the assumed conversion of our convertible senior notes were included in the calculation of diluted earnings per common share for the three months ended June 30, 2004 due to their dilutive effects. Additionally, about 29 million shares issuable under our equity plans that could also potentially dilute earnings per share in the future were excluded from the calculation of diluted earnings per common share for the six and three months ended June 30, 2004 as the exercise prices exceeded the average market price of our class A common stock during these periods.
      Stock-Based Compensation. We account for stock-based compensation for employees and non-employee members of our board of directors in accordance with Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB Opinion No. 25, compensation expense is recognized on a straight-line basis over the vesting period and is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of the class A common stock and the relevant exercise price. We account for stock-based compensation for non-employees, who are not members of our board of directors, at fair value using a Black-Scholes option-pricing model in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation” and other applicable accounting principles. We recorded stock-based compensation expense of $11 million and $5 million for the six months ended June 30, 2005 and 2004, and $6 million and $4 million for the three months ended June 30, 2005 and 2004.
      We comply with the disclosure provisions of SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Consistent with the provisions of SFAS No. 123 as amended, had compensation costs been determined based on the fair value of the awards granted since 1995, our income available to common stockholders and earnings per common share would have been as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(In millions, except per share amounts)
Income available to common stockholders, as reported	$1,113	$1,933	$524	$1,340
Stock-based compensation expense included in reported net income, net of income tax of $4, $0, $2 and $0	6	5	3	4
Stock-based compensation expense determined under fair value based method, net of income tax of $57, $0, $29 and $0	(89)	(118)	(45)	(63)

Income available to common stockholders, pro forma	$1,030	$1,820	$482	$1,281

Earnings per common share
As reported
Basic	$0.99	$1.74	$0.46	$1.21

Diluted	$0.97	$1.67	$0.46	$1.16

Pro forma
Basic	$0.92	$1.64	$0.43	$1.15

Diluted	$0.90	$1.58	$0.42	$1.11

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Supplemental Cash Flow Information

	Six Months Ended
	June 30,

	2005	2004

	(In millions)
Capital expenditures, including capitalized interest
Cash paid for capital expenditures	$1,520	$1,188
Changes in capital expenditures accrued, unpaid or financed	166	(65)

	$1,686	$1,123

Interest costs
Interest expense	$256	$309
Interest capitalized	4	5

	$260	$314

Cash paid for interest, net of amounts capitalized	$238	$310

Cash received for interest	$31	$13

Cash paid for income taxes	$134	$38

      New Accounting Pronouncements. In September 2004, the Emerging Issues Task Force, or EITF, issued Topic D-108, “Use of the Direct Method to Value Intangible Assets.” In EITF Topic D-108, the SEC staff announced that companies must use the direct value method to determine the fair value of their intangible assets acquired in business combinations completed after September 29, 2004. The SEC staff also announced that companies that currently apply the residual value approach for valuing intangible assets with indefinite useful lives for purposes of impairment testing must use the direct value method by no later than the beginning of their first fiscal year after December 15, 2004. Under this new accounting guidance, we performed an impairment test to measure the fair value of our 800 and 900 megahertz, or MHz, and 2.5 gigahertz, or GHz, licenses in the first quarter 2005 using the direct value method and concluded that there was no impairment as the fair values of these intangible assets were greater than their carrying values. In October 2005, we will perform our annual impairment test of these Federal Communications Commission, or FCC, licenses and goodwill.
      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123R (revised 2004), “Share-Based Payment.” The statement is a revision of SFAS No. 123, and supercedes APB Opinion No. 25. The statement focuses primarily on accounting for transactions in which we obtain employee services in share-based payment transactions. This statement requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and contemplates a number of alternative transition methods for implementing the statement in the period in which it is adopted. In April 2005, the SEC delayed the effective date of this statement for most public companies. This statement is now effective for annual periods that begin after June 15, 2005. We are still in the process of determining the amount of the impact that the adoption of SFAS No. 123R will have on our consolidated statements of operations in the reporting period in which it is adopted and for the periods following its adoption and the transition method we will use.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” to address the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for nonmonetary exchanges that do not have commercial substance. This statement specifies that a nonmonetary exchange has

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We are in the process of determining the impact of the adoption of SFAS No. 153. However, we do not expect that the adoption of this statement will have a material impact on our consolidated statements of operations or consolidated balance sheets in the reporting period in which it is adopted or for the periods following its adoption.
      In June 2005, the EITF issued EITF Issue No. 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination.” This accounting guidance states that leasehold improvements that are placed in service significantly after, and not contemplated at or near, the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. Leasehold improvements acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. We are required to apply EITF Issue No. 05-6 to leasehold improvements that are purchased or acquired in reporting periods beginning after June 29, 2005. We are in the process of determining the impact of the adoption of EITF Issue No. 05-6. However, we do not expect that the adoption of this issue will have a material impact on our consolidated statements of operations or consolidated balance sheets in the reporting period in which adopted or for those periods following adoption.

Note 2.	Intangible Assets

		June 30, 2005			December 31, 2004

		Gross		Net	Gross		Net
		Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Useful Lives	Value	Amortization	Value	Value	Amortization	Value

		(In millions)
Amortized intangible assets
Customer lists	3 years	$3	$3	$—	$40	$38	$2
Spectrum sharing and noncompete agreements and other	Up to 10 years	66	17	49	77	24	53

		69	20	49	117	62	55

Unamortized intangible assets
FCC licenses	Indefinite	7,651		7,651	7,140		7,140
Goodwill	Indefinite	28		28	28		28

		7,679		7,679	7,168		7,168

Total intangible assets		$7,748	$20	$7,728	$7,285	$62	$7,223

      On February 7, 2005, we accepted the terms and conditions of the FCC’s Report and Order, which implemented a spectrum reconfiguration plan designed to eliminate interference with public safety operators in the 800 MHz band. Under the terms of the Report and Order, we surrendered our spectrum rights in the 700 MHz spectrum band and certain portions of our spectrum rights in the 800 MHz band, and received spectrum rights in the 1.9 GHz band and spectrum rights in a different part of the 800 MHz band and undertook to pay the costs incurred by us and third parties in connection with the reconfiguration plan. Based on the FCC’s determination of the values of the spectrum rights we received and relinquished, the minimum obligation incurred by us under the Report and Order will be $2,801 million. The Report and Order also provides that qualifying costs we incur as part of the reconfiguration plan, including costs to reconfigure our own infrastructure and spectrum positions, can be

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
used to offset the minimum obligation of $2,801 million; however, we are obligated to pay the full amount of the costs relating to the reconfiguration plan, even if those costs exceed that amount.
      The Report and Order requires us to complete the reconfiguration plan within a 36-month period. In addition, a financial reconciliation is required to be completed in 2008 at the end of the reconfiguration implementation at which time we would be required to make a payment to the United States Department of the Treasury to the extent that the value of the spectrum rights that we received exceeds the total of (i) the value of spectrum rights that we surrendered and (ii) the qualifying costs referred to above.
      We have accounted for this transaction as a nonmonetary exchange in accordance with APB Opinion No. 29. Accordingly, upon our acceptance of the Report and Order, we recorded the spectrum rights for the 1.9 GHz and the 800 MHz spectrum that we received under the Report and Order as FCC licenses at a value equal to the book value of the spectrum rights for the 800 MHz and 700 MHz spectrum that we surrendered under the Report and Order plus an amount equal to the portion (preliminarily estimated at $430 million) of the reconfiguration costs that represents our current estimate of amounts to be paid under the Report and Order that will not benefit our infrastructure or spectrum positions. We have recorded no gain or loss as this transaction did not represent the culmination of an earnings process. We account for all other costs incurred pursuant to the Report and Order that relate to our spectrum and infrastructure, when expended, either as fixed assets or as additions to the FCC license intangible asset, consistent with our accounting and capitalization policy. The following table presents the activities related to the Report and Order during the six months ended June 30, 2005:

	December 31,	Acceptance of		June 30,
	2004	Report and	Costs	2005
	Balance	Order	Incurred	Balance

	(In millions)
Property, plant and equipment	$—	$—	$193	$193
FCC licenses	—	430	18	448
Recorded liabilities under the Report and Order, including current portion	—	(430)	24	(406)

	$—	$—	$235	$235

      As of June 30, 2005, we had submitted $9 million in costs to the Transition Administrator under the Report and Order, all of which had been approved for credit against the $2,801 million obligation. We will seek credit against the $2,801 million minimum obligation for substantially all of the remaining $226 million of reconfiguration-related costs incurred through June 30, 2005. As of June 30, 2005, assuming full credit for expenditures made to date, our remaining minimum obligation would have been $2,566 million.
      During the six months ended June 30, 2005, we also wrote-off $48 million of fully amortized customer lists, non-compete agreements and other intangible assets with finite lives. For intangible assets with finite lives, we recorded aggregate amortization expense of $6 million and $2 million for the six months and three months ended June 30, 2005. We recorded aggregate amortization expense of $22 million and $11 million for the six months and three months ended June 30, 2004.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Long-Term Debt and Mandatorily Redeemable Preferred Stock

			Borrowings,
	December 31,		Debt-for-Debt	June 30,
	2004		Exchanges	2005
	Balance	Retirements	and Other	Balance

	(Dollars in millions)
5.25% convertible senior notes due 2010	$607	$—	$—	$607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $7 and $3	214	—	(126)	88
6.875% senior serial redeemable notes due 2013, including a deferred premium of $5 and $7 and net of an unamortized discount of $58 and $60	1,364	—	56	1,420
5.95% senior serial redeemable notes due 2014, including a deferred premium of $12 and $14 and net of unamortized discount of $59 and $63	1,046	—	75	1,121
7.375% senior serial redeemable notes due 2015, net of unamortized discount of $3 and $3	2,134	—	—	2,134
Bank credit facility	3,178	(2,178)	2,200	3,200
Other	6	—	—	6

Total long-term debt	8,549	$(2,178)	$2,205	8,576

Less current portion	(22)			—

	$8,527			$8,576

	December 31,		Preferred Stock	June 30,
	2004		Exchange and	2005
	Balance	Accretion	Conversion	Balance

	(In millions)
Zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; stated at accreted liquidation preference value at 9.25% compounded quarterly; 245,245 and 0 shares issued and outstanding	$108	$3	$(111)	$—
Series B zero coupon convertible preferred stock mandatorily redeemable 2013, no dividend; stated at accreted liquidation preference value at 9.25% compounded quarterly; 0 and 15,695 shares issued and outstanding	—	1	6	7

Total mandatorily redeemable preferred stock	$108	$4	$(105)	$7

      Debt-for-Debt Exchanges. During the six months ended June 30, 2005, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $122 million in principal amount of the 9.5% senior notes for a total of $133 million in principal amount of new senior notes. The new senior notes consist of $77 million in principal amount of 5.95% senior notes issued at a $7 million discount to their principal amount, and $56 million in principal amount of 6.875% senior notes issued at a $4 million discount to their principal amount. As a result, the $4 million of the deferred premium resulting from the settlement of a fair value hedge associated with the 9.5% senior notes is now associated with the 5.95% and 6.875% senior notes and will be recognized as an adjustment to interest expense over the remaining lives of the 5.95% and 6.875% senior notes. During the three months ended June 30, 2005, we did not enter into any non-cash debt-for-debt exchange transactions with holders of our securities.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the three months ended June 30, 2004, we entered into several non-cash debt-for-debt exchange transactions with holders of our securities. As a result, we exchanged $326 million in principal amount of our 9.375% senior notes for a total of $350 million in principal amount of new senior notes. The new senior notes consisted of $213 million in principal amount of 6.875% senior notes issued at a $16 million discount to their principal amount, and $137 million in principal amount of 7.375% senior notes issued at an $11 million discount to their principal amount.
      In July 2005, we commenced an offer to exchange our 7.375%, 6.875% and 5.95% senior notes for an equal aggregate principal amount of new senior notes. Additional information regarding the offer can be found in note 7 below.
      Debt Retirements. During the six months ended June 30, 2004, we purchased and retired a total of $779 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $827 million in cash. As part of these transactions, we recognized a $51 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps.
      During the three months ended June 30, 2004, we purchased and retired a total of $612 million in aggregate principal amount at maturity of our outstanding senior notes and convertible senior notes in exchange for $636 million in cash. As part of these transactions, we recognized a $34 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the excess of the purchase price over the carrying value of the purchased and retired notes and the write-off of unamortized debt financing costs, net of the recognition of a portion of the deferred premium associated with the termination of some of our interest rate swaps.
      Bank Credit Facility. In January 2005, we entered into a new $2,200 million secured term loan agreement, the proceeds of which were used to refinance the existing $2,178 million Term Loan E under our credit facility. The new loan provides for an initial interest rate equal to the London Interbank Offered Rate, or LIBOR, plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the refinanced term loan. The interest rate on the new term loan automatically will adjust to the applicable rate of the existing $4,000 million revolving credit facility, currently LIBOR, plus 100 basis points, on December 31, 2005 or earlier if the merger agreement between us and Sprint Corporation is terminated. The new term loan matures on February 1, 2010, at which time we will be obligated to pay the principal of the new term loan in one installment, and is subject to the terms and conditions of our existing revolving credit facility, which remains unchanged, including provisions that allow the lenders to declare borrowings due immediately in the event of default. This transaction was accounted for as an extinguishment of debt in accordance with SFAS No. 140, “Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” Thus, we recognized a $37 million loss in other income (expense) in the accompanying condensed consolidated statements of operations, representing the write-off of unamortized debt financing costs associated with the old term loan.
      In February 2005, we amended our credit facility primarily to modify the facility’s definition of “change in control” to exclude our proposed merger with Sprint.
      In June 2005, we delivered a $2,500 million letter of credit as required under the terms of the Report and Order to provide assurance that funds will be available to pay the relocation costs of the incumbent users of the 800 MHz spectrum. The letter of credit was issued pursuant to our bank credit facility and results in a corresponding reduction in the amount available under our revolving credit facility. The Report and Order provides for periodic reductions in the amount of the letter of credit, which would result in a corresponding increase in the amount of available revolving loan commitments.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Mandatorily Redeemable Preferred Stock. In March 2005, we commenced a consent solicitation with respect to our outstanding zero coupon convertible preferred stock, or zero coupon preferred stock, to effect certain proposed amendments to the terms of the zero coupon preferred stock and to the related certificate of designation, primarily to provide incentives to holders of the zero coupon preferred stock to convert their shares into shares of our class A common stock. We received consents from holders of all of the outstanding zero coupon preferred stock and, pursuant to the terms of the consent solicitation, made a cash consent payment of $15.00 per share, or a total of $4 million, to those holders during the three months ended March 31, 2005, which has been recorded as preferred stock dividends in the accompanying condensed consolidated statement of changes in stockholders’ equity.
      During the three months ended June 30, 2005, we completed an offer to exchange any and all outstanding shares of the zero coupon preferred stock for an equal number of shares of our newly issued series B zero coupon preferred stock, or series B preferred stock, the terms of which are substantially identical to the terms of the zero coupon preferred stock after giving effect to the proposed amendments, including the right to receive the special dividend of $30.00 per share payable upon conversion of the series B preferred stock into shares of our class A common stock and the acceleration of the date on which the series B preferred stock may be redeemed. The exchange offer was made to give all holders of series B preferred stock an opportunity to realize the benefits of the proposed amendments without having to wait for the amendments to be approved by the holders of our common stock. All of the shares of outstanding zero coupon preferred stock were properly tendered and accepted, and during the three months ended June 30, 2005, we issued shares of our series B preferred stock in the exchange at the liquidation preference value of $111 million.
      The series B preferred stock is convertible, at the option of the holder, at any time prior to the close of business on December 23, 2013 into shares of our class A common stock at an initial conversion rate of 19.4882 shares of class A common stock for every share of series B preferred stock. As of June 30, 2005, holders of the series B preferred stock have converted 229,550 of their shares into 4.5 million shares of our class A common stock at the liquidation preference value of $105 million. As a result of these transactions, we recorded the related special dividend of $7 million as preferred stock dividends in the accompanying condensed consolidated statement of changes in stockholders’ equity and the write-off of unamortized debt financing costs related to the zero coupon preferred stock. In July 2005, all of the remaining shares of the series B preferred stock were converted to our class A common stock.
      We may, from time to time, as we deem appropriate, enter into additional refinancing and similar transactions, including exchanges of our common stock or other securities for our debt and other long-term obligations, and redemption, repurchase or retirement transactions that in the aggregate may be material.

Note 4.	Income Taxes
      We maintain a valuation allowance against certain of our deferred tax asset amounts in instances where we determine that it is more likely than not that a tax benefit will not be realized. Historically, our valuation allowance has included amounts primarily for the benefit of net operating loss carryforwards, as well as for capital loss carryforwards, separate return net operating loss carryforwards and the tax benefit of stock option deductions relating to employee compensation. Prior to June 30, 2004, we had recorded a full valuation allowance against the tax benefits relating to our net operating loss carryforwards because, at that time, we did not have a sufficient history of taxable income to conclude that it was more likely than not that we would be able to realize the tax benefits of the net operating loss carryforwards. Accordingly, we recorded in our income statement only a small provision for income taxes, as our net operating loss carryforwards resulting from losses generated in prior years offset virtually all of the taxes that we would have otherwise incurred. Based on our cumulative operating results through June 30, 2004, and an

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
assessment of our expected future operations at that time, we concluded that it was more likely than not that we would be able to realize the tax benefits of our federal net operating loss carryforwards. Therefore, we decreased the valuation allowance attributable to our net operating loss carryforwards during the quarter ended June 30, 2004 and began recording an income tax provision based on applicable federal and state statutory rates.
      Income tax provisions for interim periods are based on estimated effective annual tax rates. Income tax expense varies from federal statutory rates primarily because of state taxes. Additionally, we establish reserves when, despite our belief that our tax return positions are fully supportable, certain positions could be challenged and the positions may not be probable of being fully sustained.

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(In millions)
Federal and state current and deferred income tax expense	$(564)	$(217)	$(297)	$(184)
Valuation allowance release	203	901	25	901

Income tax (provision) benefit	$(361)	$684	$(272)	$717

      For the six and three months ended June 30, 2005, our income tax provision was based on the combined federal and state estimated statutory rate of about 39%. The net benefit for these periods is derived primarily from the release of the portion of valuation allowance attributable to the tax impact of recognized capital gains on completed transactions, including the transaction described in the Report and Order during first quarter 2005, and capital gains that are more likely than not to be recognized on anticipated transactions. The benefit was partially offset by an increase in our tax reserves of $46 million during the first quarter 2005.
      During the six months ended June 30, 2004, we decreased the valuation allowance attributable to our net operating loss carryforwards by $901 million as a credit to tax expense. Additionally, we released the valuation allowance attributable to the tax benefit of stock option deductions and credited stockholders’ equity by $389 million. For the three months ended June 30, 2004, we recorded a $717 million tax benefit that includes the valuation allowance reversal discussed above, net of accrued amounts for current and prior years’ federal and state income taxes.
      As of June 30, 2005, our valuation allowance of $409 million was comprised primarily of the tax effect of capital losses incurred in prior years for which an allowance is still required.

Note 5.	Related Party Transactions
      We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results and have the potential to have such an impact in the future. Of these, we believe that our relationships with Motorola, Inc., Nextel Partners, Inc., and NII Holdings, Inc., all of which are deemed to be related parties of ours for purposes of financial reporting under generally accepted accounting principles, are the most significant.
      In December 2004, in contemplation of our merger agreement with Sprint, and to help facilitate a tax-free spin off of Sprint’s local wireline business following the merger, we entered into an agreement with Motorola under which Motorola agreed, subject to the terms and conditions of the agreement, not to enter into a transaction that constitutes a disposition of its class B common stock of Nextel or shares of nonvoting common stock to be issued to Motorola in connection with the merger of Sprint and Nextel. In

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
consideration of Motorola’s compliance with the terms of this agreement, upon the occurrence of certain events, we agreed to pay Motorola a consent fee of $50 million, which Motorola must return to us upon the occurrence of certain events, including, specifically, if the merger with Sprint is not completed. In July 2005, we paid the consent fee to Motorola.
      During the second quarter 2005, Motorola sold about 12 million shares of its class A common stock of Nextel. As a result, as of June 30, 2005, Motorola owned less than 5% of our outstanding class A common stock, assuming the conversion of its class B common stock of Nextel.
      As of June 30, 2005, we owned about 31% of the outstanding common stock of Nextel Partners. Nextel Partners recently filed preliminary proxy materials with the SEC regarding a potential exercise of certain “put rights” that may arise upon completion of the currently pending Sprint/ Nextel merger, the closing of which will entitle Nextel Partners stockholders to trigger a process that would lead to the purchase of all outstanding Nextel Partners common shares that we do not own. The put process can be initiated at the request of the holders of at least 20% of the Nextel Partners shares. Nextel Partners’ certificate of incorporation specifies steps for this process and for determining “fair market value,” which would be the price at which we could be required to purchase the Nextel Partners shares. These put rights do not arise if the merger with Sprint is not completed.
      As of June 30, 2005, we owned about 16% of the outstanding common stock of NII Holdings.
      We paid a total of $1,635 million during the six months ended June 30, 2005 and $1,563 million during the six months ended June 30, 2004 to these related parties, net of discounts and rebates, for infrastructure, handsets and related costs, net roaming charges and other costs. We received a total of $34 million during the six months ended June 30, 2005 and $33 million during the six months ended June 30, 2004 from these related parties for providing telecommunication switch, engineering and technology, marketing and administrative services. As of June 30, 2005, we had $243 million due from these related parties and $657 million due to these related parties. We also had a $170 million prepayment recorded in prepaid expenses and other assets on our condensed consolidated balance sheet related to handset and network infrastructure to be provided by Motorola in the future. As of December 31, 2004, we had $132 million due from these related parties and $294 million due to these related parties.

Note 6.	Commitments and Contingencies
      In April 2001, a purported class action lawsuit was filed in the Circuit Court in Baltimore, Maryland by the Law Offices of Peter Angelos, and subsequently in other state courts in Pennsylvania, New York and Georgia by Mr. Angelos and other firms, alleging that wireless telephones pose a health risk to users of those telephones and that the defendants failed to disclose these risks. We, along with numerous other companies, were named as defendants in these cases. The cases, together with a similar case filed earlier in Louisiana state court, were ultimately transferred to federal court in Baltimore, Maryland. In March 2003, the court granted the defendants’ motions to dismiss. In April 2004, the United States Court of Appeals for the Fourth Circuit reversed that dismissal and reinstated the cases, and a motion for rehearing was denied.
      A number of lawsuits have been filed against us in several state and federal courts around the United States, challenging the manner by which we recover the costs to us of federally mandated universal service, Telecommunications Relay Service payment requirements imposed by the FCC, and the costs (including costs to implement changes to our network) to comply with federal regulatory requirements to provide enhanced 911, or E911, telephone number pooling and telephone number portability. In general, these plaintiffs claim that our rate structure that breaks out and assesses federal program cost recovery fees on monthly customer bills is misleading and unlawful. The plaintiffs generally seek injunctive relief

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and damages on behalf of a class of customers, including a refund of amounts collected under these regulatory line item assessments. We have reached a preliminary settlement with the plaintiff, who represents a nationwide class of affected customers, in one of the lawsuits that challenged the manner by which we recover the costs to comply with federal regulatory requirements to provide E911, telephone number pooling and telephone number portability. The settlement has been approved by the court and affirmed by the United States Court of Appeals for the Seventh Circuit, but a petition for certiorari was filed with the U.S. Supreme Court. If not appealed successfully, the settlement would render moot a majority of these lawsuits, and would not have a material effect on our business or results of operations.
      We are subject to other claims and legal actions that arise in the ordinary course of business. We do not believe that any of these other pending claims or legal actions will have a material effect on our business or results of operations.
      On December 15, 2004, we entered into a definitive agreement for a merger of equals with Sprint. The merger agreement contains certain termination rights for both Sprint and us and further provides for the payment of a termination fee of $1,000 million upon termination of the merger agreement under specified circumstances involving an alternative transaction.
      See note 2 for information regarding our obligations under the FCC’s Report and Order.

Note 7.	Subsequent Events
      Exchange Offer and Consent Solicitations. In July 2005, we commenced an offer to exchange any and all of our outstanding 7.375%, 6.875% and 5.95% senior notes, which we refer to as the original series of senior notes, for an equal aggregate principal amount of newly issued series of 7.375%, 6.875% and 5.95% senior notes, which we refer to as the exchange series of senior notes. We are also soliciting consents from the holders of all of the original series of senior notes to effect certain proposed amendments to the terms of the original series of senior notes and the related indenture.
      The exchange series of senior notes to be issued in the exchange offer will be substantially identical to the corresponding original series of senior notes with the exception that, among other items, the exchange series of senior notes will have the benefit of a new covenant under which we will undertake to seek from Sprint, following consummation of the proposed merger between us and a subsidiary of Sprint, a guarantee of our payment obligations with respect to the exchange series of senior notes. The proposed amendments to the indenture being sought in the consent solicitation provide, among other items, that certain of the restrictive covenants relating to the original series of senior notes will terminate upon the earlier of (i) the consummation of the proposed merger between us and Sprint or (ii) the original series of senior notes achieving a rating of investment grade. Under the terms of the consent solicitation, to effect the amendments, we must receive consents from holders of not less than a majority in aggregate principal amount at stated maturity of all outstanding original series of senior notes, with the holders of all such series of notes voting together as a single class on or prior to the expiration date of August 5, 2005.

ANNEX A — PROPOSED AMENDMENTS

I.	The following provisions of each of the indentures which are identical would be amended as follows (capitalized terms used but not defined herein have the meanings given to them in each indenture, as amended by the proposed amendments; amended provisions shown in strikethrough and underlined text):

A.	Section 1.01 (Definition of “Asset Sale”)
      “Asset Sale” means, in one transaction or a series of related transactions, the conveyance, sale, transfer, assignment or other disposition, directly or indirectly, of any of the Company’s or a Restricted Subsidiary’s property, business or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired.
      Notwithstanding the foregoing, none of the following items will be deemed an Asset Sale:

(a) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Guarantor;

(b) the sale or other disposition of cash or Cash Equivalents;

(c) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(d) the lease, sublease or licensing of any property in the ordinary course of business;

(e) a Restricted Payment (including a Permitted Investment) that is not prohibited by Section 10.09;

(f) the sale of inventory in the ordinary course of business;

(g) any issuance of employee stock options or stock awards by the Company pursuant to benefit plans in existence on the Issue Date;

(h) the sale of assets not included in the Collateral if such assets are subject to a Lien in favor of a third party; ~~and~~

(i) the granting of Liens not prohibited by this Indenture~~.~~; and

(j) any transfer or sale of assets to the Parent or any direct or indirect Subsidiary of the Parent.

B.	Section 7.04 (Reports by Company)
      (a) The Company shall file with the Commission, and provide to the Trustee and the Holders, annual reports and such other information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act.
      (b) Whether or not required by the rules and regulations of the Commission, so long as any Securities are outstanding, the Company shall furnish to the Holders of the Securities:

(i) All quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K, if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(ii) All current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
      (c) In addition, whether or not required by the rules and regulations of the Commission, the Company (if necessary) will file a copy of all such information and reports referred to in clauses (i) and (ii) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.
      (d) Notwithstanding the foregoing, if the Parent executes and delivers a Parent Guarantee, the reports and other information required by this Section 7.04 may instead be those filed with the Commission by the Parent and furnished with respect to the Parent without including the condensed consolidating footnote contemplated by Rule 3-10 of Regulation S-X.

C.	Section 10.12 (Limitation on Transactions with Affiliates)
      The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, other than the Company or a Restricted Subsidiary (each of the foregoing transactions, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) the Company delivers to the Trustee~~:~~,

~~(i)~~ with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $~~2,500,000~~ 10,000,000, a determination by the Board of Directors of the Company set forth in a Board Resolution and an Officers’ Certificate certifying that each such Affiliate Transaction complies with clause (a) above ~~and that each such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and~~

~~(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the Company or such Restricted Subsidiary of the financial terms of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing~~.
      This Section 10.12 shall not limit, or be applicable to any written agreement in effect on the Issue Date or any other agreement or arrangement described in the Offering Memorandum under the caption “Certain Relationships and Related Transactions” and, in each case, any amendments, extensions or renewals of any such agreements, so long as any such amendment, extension or renewal is not materially more disadvantageous, taken as a whole, to the Company or to any Restricted Subsidiary than the original agreement or arrangement in effect on the date of this Indenture. In addition, the following items shall not be deemed to be Affiliate Transactions:

(1) any employment, service or termination agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of the Company solely because the Company owns Capital Stock in, or controls, such Person;

(4) reasonable and customary fees and compensation (including loans or advances) paid to, and indemnity provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary of the Company, as determined by the Board of Directors of the Company;

(5) sales or issuances of Qualified Capital Stock to Affiliates or employees of the Company and its Subsidiaries; and

(6) Restricted Payments that are not prohibited by the provisions of Section 10.09 of this Indenture.

II.	The following definitions would be added to Section 1.01 of each indenture in their proper alphabetical location (capitalized terms used but not defined herein have the meanings given to them in each indenture):
      “Parent” means any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) who is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting stock or total common equity of the Company.
      “Parent Guarantee” means an unconditional Guarantee by a Parent, on a senior unsecured basis, of all monetary obligations of the Company under the Indenture and any Outstanding Securities.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The table below sets forth the various expenses and costs to be incurred by Sprint Nextel Corporation (“Sprint Nextel”) in connection with the sale and distribution of the securities offered hereby. All the amounts shown are estimated except the Securities and Exchange commission registration fee.

Securities and Exchange commission registration fee	$42,372
Trustee’s fees	5,000
Printing and engraving expenses	50,000
Accounting fees and expenses	95,000
Legal fees and expenses	150,000
Miscellaneous expenses	11,500
Total expenses	$353,872

Item 15.	Indemnification of Directors and Officers.
      The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the amended and restated articles of incorporation and amended and restated bylaws of Sprint Nextel Corporation (“Sprint Nextel”).
      Under Section 17-6305 of the Kansas General Corporation Code, or KGCC, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation’s request) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.
      Consistent with Section 17-6305 of the KGCC, Article IV, Section 10 of the bylaws of Sprint Nextel provides that the corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.
      In accordance with Section 17-6002(b)(8) of the KGCC, Sprint Nextel’s articles of incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint Nextel or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the KGCC (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.
      Under Article IV, Section 10 of the bylaws of Sprint Nextel, Sprint Nextel may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer or employee of any other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint Nextel carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the bylaws.
      Sprint Nextel has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint Nextel.

Item 16.	Exhibits.
      All references to documents filed pursuant to the Securities Exchange Act of 1934, including Forms 10-K, 10-Q and 8-K, were filed by US Unwired, Inc., file no. 0-22003, Sprint Corporation or Sprint Nextel Corporation, file no. 1-04721, or Nextel Communications, Inc., file no. 0-19656, unless otherwise indicated.

Exhibit
Number

4	.1.1	Indenture, dated as of September 16, 2004, between US Unwired Inc., the Guarantors listed therein and U.S. Bank National Association, as trustee for the 10% Second Priority Senior Secured Notes due 2012 (filed as Exhibit 4.20 to the registration statement on Form S-4 (Registration No. 333-117284 (the “2004 US Unwired S-4”)) filed by US Unwired Inc., Louisiana Unwired, LLC, Unwired Telecom Corp., Texas Unwired, Georgia PCS Management, L.L.C. and Georgia PCS Leasing, LLC on July 9, 2004 and incorporated herein by reference).
**4	.1.2	Form of Supplemental Indenture for 10% Series B Second Priority Senior Secured Notes due 2012.
**4	.1.3	Form of Sprint Nextel Corporation Guarantee of 10% Series B Second Priority Senior Secured Notes due 2012.
4	.2.1	Indenture, dated as of September 16, 2004, between US Unwired Inc., the Guarantors listed therein and U.S. Bank National Association, as trustee for the First Priority Senior Secured Floating Rate Notes due 2010 (filed as Exhibit 4.21 to the 2004 US Unwired S-4 and incorporated herein by reference).
**4	.2.2	Form of Supplemental Indenture for Series B First Priority Senior Secured Floating Rate Notes due 2010.
**4	.2.3	Form of Sprint Nextel Corporation Guarantee of Series B First Priority Senior Secured Floating Rate Notes due 2010.

Exhibit
Number

4.3		Intercreditor Agreement, dated as of September 16, 2004, between U.S. Bank National Association, as trustee for the 2010 Noteholders referred to therein, U.S. Bank National Association , as trustee for the 2012 Noteholders referred to therein, U.S. Bank National Association, as collateral agent pursuant to the 2010 Indenture and the 2012 Indenture referred to therein, US Unwired Inc., the Subsidiary Guarantors referred to therein, the Loan Parties referred to therein, and the Secured Parties and Secured Party Representatives referred to therein (filed as Exhibit 4.22 to the 2004 US Unwired S-4 and incorporated herein by reference).
4.4		Intellectual Property Security Agreement, dated as of September 16, 2004, between US Unwired, Inc., the Subsidiary Guarantors referred to therein, and U.S. Bank National Association, as collateral agent for the Secured Parties referred to therein (filed as Exhibit 4.24 to the 2004 US Unwired S-4 and incorporated herein by reference).
4.5		Multiple Indebtedness Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing by US Unwired Inc. in favor of U.S. Bank National Association, in its capacity as collateral agent, dated September 15, 2004. (filed as Exhibit 4.26 to the 2004 US Unwired S-4 and incorporated herein by reference).
4	.6.1	Indenture, dated January 26, 2000, between Nextel Communications, Inc. and BNY Midwest Trust Company, as Trustee, relating to Nextel Communications, Inc.’s 5.25% Convertible Senior Redeemable Notes due 2010 (filed as Exhibit 4.1 to Nextel Communications, Inc.’s current report on Form 8-K filed on January 26, 2000 and incorporated herein by reference).
4	.6.2	First Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) and BNY Midwest Trust Company (filed as Exhibit 4.2 to Nextel Communications, Inc.’s current report on Form 8-K filed on August 18, 2005 (the “Nextel August 18, 2005 8-K”) and incorporated herein by reference).
4	.7.1	Indenture, dated January 26, 2001, between Nextel Communications, Inc. and BNY Midwest Trust Company, as Trustee, relating to Nextel Communications, Inc.’s 9.5% Senior Serial Redeemable Notes due 2011 (filed as Exhibit 4.1 to Nextel Communications, Inc.’s current report on Form 8-K filed on January 29, 2001 and incorporated herein by reference).
4	.7.2	First Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) and BNY Midwest Trust Company (filed as Exhibit 4.1 to the Nextel August 18, 2005 8-K and incorporated herein by reference).
4	.8.1	Indenture, dated as of July 31, 2003, between Nextel Communications, Inc. and BNY Midwest Trust Company, as Trustee (filed August 8, 2003 as Exhibit 4.1 to Nextel Communications, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2003 and incorporated herein by reference).
4	.8.2	First Supplemental Indenture, dated August 8, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) and BNY Midwest Trust Company (filed as Exhibit 4.1 to Nextel Communications, Inc.’s current report on Form 8-K filed on August 9, 2005 (the “Nextel August 9, 2005 8-K”) and incorporated herein by reference).
4	.8.3	Second Supplemental Indenture, dated August 8, 2005, between Nextel Communications, Inc. and BNY Midwest Trust Company (filed as Exhibit 4.2 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4	.8.4	Third Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.), Sprint Nextel Corporation and BNY Midwest Trust Company (filed as Exhibit 4.3 to the Nextel August 18, 2005 8-K and incorporated herein by reference).
4	.8.5	Fourth Supplemental Indenture, dated August 12, 2005, between Nextel Communications, Inc. (f/k/a S-N Merger Corp.) , Sprint Nextel Corporation and BNY Midwest Trust Company (filed as Exhibit 4.3.5 to the Sprint Nextel August 18, 2005 8-K and incorporated herein by reference).

Exhibit
Number

4.9		Form of Nextel Communications, Inc.’s Series A 7.375% senior serial redeemable note due 2015 (filed as Exhibit 4.3 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.10		Form of Nextel Communications, Inc.’s Series B 6.875% senior serial redeemable note due 2013 (filed as Exhibit 4.4 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.11		Form of Nextel Communications, Inc.’s Series C 5.95% senior serial redeemable note due 2014 (filed as Exhibit 4.5 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.12		Form of Nextel Communications, Inc.’s Series D 7.375% senior serial redeemable Note due 2015 (filed as Exhibit 4.6 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.13		Form of Nextel Communications, Inc.’s Series E 6.875% senior serial redeemable Note due 2013 (filed as Exhibit 4.7 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4.14		Form of Nextel Communications, Inc.’s Series F 5.95% senior serial redeemable Note due 2014, Series F (filed as Exhibit 4.8 to the Nextel August 9, 2005 8-K and incorporated herein by reference).
4	.15.1	Indenture, dated as of October 1, 1998, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference).
4	.15.2	First Supplemental Indenture, dated as of January 15, 1999, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(b) to Sprint Corporation’s current report on Form 8-K dated February 2, 1999 and incorporated herein by reference).
4	.15.3	Second Supplemental Indenture dated as of October 15, 2001, among Sprint Capital Corporation, Sprint Corporation and Bank One, N.A. as Trustee (filed as Exhibit 99 to Sprint Corporation’s current report on Form 8-K/ A dated October 17, 2001 and incorporated herein by reference).
4	.16.1	Indenture, dated as October 1, 1998, between Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(a) to Sprint Corporation’s quarterly report on Form 10-Q for the quarter ended September 30, 1998, and incorporated herein by reference).
4	.16.2	First Supplemental Indenture, dated as of January 15, 1999, between Sprint Corporation and Bank One, N.A., as Trustee (filed as Exhibit 4(a) to Sprint Corporation’s current report on Form 8-K dated February 2, 1999 and incorporated herein by reference).
4	.17.1	Second Amended and Restated Credit Agreement dated July 15, 2004 among Nextel Communications, Inc., Nextel Finance Company, the other Restricted Companies party thereto, the Lenders Party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (filed August 9, 2004 as Exhibit 4.1 to Nextel Communications, Inc.’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).
4	.17.2	Tranche A Term Loan Agreement dated January 28, 2005 among Nextel Communications, Inc., Nextel Finance Company, the other Restricted Companies party thereto, the Lenders Party thereto, and JPMorgan Chase Bank as Administrative Agent and Collateral Agent (filed February 3, 2005 as Exhibit 4 to Nextel Communications, Inc.’s current report on Form 8-K and incorporated herein by reference).
4	.17.3	Amendment No. 1 dated February 15, 2005 to the Second Amended and Restated Credit Agreement dated July 15, 2004 among Nextel Communications, Inc., Nextel Finance Company, the other Restricted Companies party thereto, the Lenders Party thereto, and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent (filed February 17, 2005 as Exhibit 4.1 to Nextel Communications, Inc.’s current report on Form 8-K and incorporated herein by reference).

Exhibit
Number

4.18		Assumption Agreement, dated as of August 12, 2005, by Nextel Communications, Inc. (formerly, S-N Merger Corp.) in favor of JPMorgan Chase Bank, N.A. (formerly known as JP Morgan Chase Bank), as administrative agent (filed as Exhibit 4.10 to the Sprint Nextel August 18, 2005 8-K and incorporated herein by reference).
**5	.1	Opinion of Jones Day regarding validity.
**5	.2	Opinion of Michael T. Hyde, Esq. regarding validity.
*12		Statement regarding computation of combined earnings to fixed charges and preferred stock dividends.
*23	.1	Consent of KPMG LLP.
*23	.2	Consent of Ernst & Young LLP.
*23	.3	Consent of Deloitte & Touche LLP.
23.4		Consent of Jones Day (included in Exhibit 5.1).
23.5		Consent of Michael T. Hyde, Esq. (included in Exhibit 5.2).
**24		Powers of Attorney.
**99		Letter of Consent.

*	Filed herewith

**	Previously filed

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on the 23rd day of November 2005.

SPRINT NEXTEL CORPORATION

By:	/s/ Gary D. Begeman

Gary D. Begeman

Vice President

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Gary D. Forsee	President and Chief Executive Officer and Director (Principal Executive Officer)

* Paul N. Saleh	Chief Financial Officer (Principal Financial Officer)

* William G. Arendt	Senior Vice President and Controller (Principal Accounting Officer)

* Timothy M. Donahue	Chairman of the Board

* Keith J. Bane	Director

* Gordon M. Bethune	Director

* William E. Conway	Director

* Frank M. Drendel	Director

* James J. Hance, Jr.	Director

Signature		Title	Date

* V. Janet Hill		Director

* Irvine O. Hockaday, Jr.		Director

* Linda Koch Lorimer		Director

* William E. Kennard		Director

* Stephanie M. Shern		Director

* William H. Swanson		Director

*By:	/s/ Gary D. Begeman Gary D. Begeman as Attorney-in-Fact		November 23, 2005

EXHIBITS

Exhibit
Number	Description of Exhibits

*12	Statement regarding computation of combined earnings to fixed charges and preferred stock dividends.
*23.1	Consent of KPMG LLP.
*23.2	Consent of Ernst & Young LLP.
*23.3	Consent of Deloitte & Touche LLP.

*	Filed herewith